As filed with the Securities and Exchange Commission on July 30, 2010

Registration Statement No. 333-164871

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FLORHAM CONSULTING CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	8200	20-2329345
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

845 Third Avenue, 6th Floor
New York, New York 10022
(646) 290-5290
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph J. Bianco
Chief Executive Officer and Chairman
845 Third Avenue, 6th Floor
New York, New York 10022
(646) 290-5290
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies of Communications to:
Stephen A. Weiss, Esq.
Hodgson Russ LLP
1540 Broadway, 24th Floor
New York, New York 10036
(212) 751-4300
(Facsimile) (212) 751-0928

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (1)(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common stock, $0.0001 par value per share	1,078,234	$2.88	$3,105,313.92	$221.41

(1)  Represents shares of common stock that may be sold by the selling stockholders including: (i) 1,026,234 shares currently owned by certain of the selling stockholders, and (ii) 52,000 shares issuable upon the exercise of warrants owned by certain of the selling stockholders. Pursuant to Rule 416(a) under the Securities Act, the shares being registered include such indeterminate number of additional shares of common stock as may be issuable by the registrant with respect to the shares being registered hereunder as a result of stock splits, stock dividends and similar changes, as well as anti-dilution provisions applicable to the common stock and warrants.

(2)  The price was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the bid and asked prices of our common stock as reported on the over-the-counter bulletin board on July 28, 2010, a date within five business days prior to the filing of this registration statement.

(3) The registrant previously paid a filing fee in the amount of $166.18 and is paying the balance of $55.23 upon filing of this Amendment.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Preliminary Prospectus, Subject to Completion, Dated July 30, 2010

FLORHAM CONSULTING CORP.
1,078,234 SHARES OF COMMON STOCK

This prospectus relates to disposition of up to 1,078,234 shares of our common stock held by the selling stockholders referred to in this prospectus.  The shares covered by this prospectus include:

•	up to 1,026,234 outstanding shares held by the selling stockholders; and
•	up to 52,000 shares issuable upon exercise of warrants held by the selling stockholders.

We will not receive any of the proceeds from the sale or other disposition of the shares of common stock covered by this prospectus. However, we will receive gross proceeds of $2,600 if all of the warrants held by the selling stockholders are exercised for cash.

Our common stock is traded in the over-the-counter market and prices are quoted on the over-the-counter electronic bulletin board under the symbol “FHMS”.  On July 20, 2010, the last reported sale price for our common stock was $2.50 per share.

The selling stockholders may, from time-to-time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any exchange, market or trading facility on which shares are traded or in private transactions and in other ways described in the “Plan of Distribution”.  These dispositions may be at fixed prices, at the prevailing market price at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

INVESTING IN OUR STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK
FACTORS" BEGINNING ON PAGE 10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete any may be changed.  The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

The date of this prospectus is ____________, 2010

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To fully understand this offering, you should read the entire prospectus carefully, including the more detailed information regarding us, the risks of purchasing our common stock discussed under "risk factors," and our financial statements and the accompanying notes. In this prospectus, the “Company,” "we", "us" and "our", refer to Florham Consulting Corp., Educational Investors, Inc., a Delaware corporation (“EII”), Valley Anesthesia, Inc., a Delaware corporation and Valley Anesthesia Educational Programs, Inc., an Iowa corporation (collectively, “Valley”), and Training Direct, LLC, a Connecticut limited liability company (“Training Direct”, and together with EII and Valley, the “EII Group”), unless the context otherwise requires. Unless otherwise indicated, the term "year," "fiscal year" or "fiscal" refers to our fiscal year ending December 31st.

Our Company

We were incorporated in the State of Delaware in February 2005.  Until consummation of the reverse merger (as described below), we were an Internet professional services firm. We provided our clients with an integrated set of strategic, creative and technology services that enabled them to effect and maximize their Internet business. Our services included advising clients on developing business models for their Internet activities, identifying opportunities to improve operational efficiencies through online opportunities and planning for the operations and organization necessary to support an online business. Our services also included developing graphic designs and web sites for our clients. We also recommended and installed appropriate hardware and software networks to enable online sales, support and communication, and managed the hosting of clients' websites in certain cases.

In 2006, we entered into our first Internet consulting agreement and since then completed web design and project work for another five clients located in New York. For the year ended December 31, 2009, we had consulting revenues of $16,252, as compared to $14,025 for the year ended December 31, 2008. The decrease in the 2009 period was due to fewer projects completed for new and existing clients.

In 2009, our sole officer and director determined that there was inadequate demand for our consulting services and sought to redirect our focus to acquiring a growing operating business. On December 31, 2009, we consummated the reverse merger with EII simultaneous with EII’s acquisition of Training Direct.  As a result of the reverse merger, we will carry out the business and operations of the EII Group. Under accounting principles generally accepted in the United States, the share exchange is considered to be an in substance capital transaction, as opposed to a business combination.  Accordingly, the share exchange is equivalent to the issuance of stock by Florham for the net monetary assets of EII, accompanied by a recapitalization, and is accounted for as a change in capital structure.  Accordingly, the accounting for the share exchange is identical to that resulting from a reverse acquisition, with no goodwill being recorded.  Under reverse takeover accounting, the post -reverse acquisition fiscal 2009 historical financial statements of the legal acquirer, Florham are those of the legal acquire which is considered to be the accounting acquirer, EII.  Share and per share amounts reported have been adjusted to reflect the recapitalization resulting from the reverse merger.

EII was incorporated in the State of Delaware on July 20, 2009 for the purpose of acquiring vocational, training and technical schools, with an initial emphasis on the health care and medical industries.  EII’s wholly-owned subsidiary, Valley Anesthesia, Inc., was incorporated on July 15, 2009 in the State of Delaware. Effective August 20, 2009, Valley Anesthesia, Inc. purchased certain assets and assumed certain liabilities and operations of Valley Anesthesia Educational Programs, Inc., which was incorporated in the State of Iowa on March 10, 1993, for an aggregate purchase price of $3,838,215 plus certain contingent payments which are subject to the achievement of predetermined operating milestones.  Through its Valley Anesthesia, Inc. subsidiary, EII provides comprehensive review and update courses and study materials that aid Student Registered Nurse Anesthetists and Graduate Registered Nurse Anesthetists in preparation for the National Certifying Exam throughout the continental United States.

Through its Training Direct subsidiary, which was formed as a limited liability company on January 7, 2004 in the State of Connecticut, EII provides “distance learning” and “residential training” educational programs for students to become eligible for entry-level employment in a variety of fields and industries. Training Direct strives to assist those who may not have realized their full potential in the workplace in finding a new career direction and progressing in learning skills necessary to reach their earning and personal development possibilities and goals. Training Direct maintains approvals from the Connecticut Commissioner of Higher Education, the Connecticut Department of Health Services and the National Health Career Association, and is an Eligible Training Provider under the Workforce Investment Act. Such approvals require that the company have a competent faculty, offer educationally sound and up to date courses and course materials, and be subject to inspections and approvals by outside examining committees.

Corporate Information

Agreement and Plan of Merger

On December 16, 2009, we executed an agreement and plan of merger with EII Acquisition Corp. (a newly formed acquisition subsidiary of Florham) (“Mergerco”), EII and its security holders, Sanjo Squared, LLC, Kinder Investments, LP, Joseph Bianco and Anil Narang (collectively, the “EII Securityholders”) pursuant to which Mergerco was merged with and into EII, with EII as the surviving corporation of the merger, as a result of which EII became a wholly-owned subsidiary of our company. Under the terms of the merger agreement, the EII Securityholders received (i) an aggregate of 6,000,000 shares of our common stock, (ii) options to acquire 2,558,968 additional shares of our common stock, 50% of which have an initial exercise price of $0.41 per share and 50% of which have an initial exercise price of $0.228 per share, subject to certain performance targets set forth in the merger agreement, and (iii) 250,000 shares of our Series A Preferred Stock, with each share of  Series A Preferred Stock automatically convertible into 49.11333 shares of common stock upon the filing by us of an amendment to our certificate of incorporation which increases the authorized shares of our common stock to at least 50,000,000.

Pursuant to the terms of the reverse merger, we agreed to cause (i) the shares of common stock issued and outstanding prior to the effective time of the reverse merger; and (ii) up to 930,000 shares of common stock issuable upon exercise of warrants expiring on June 30, 2016 at an exercise price of $0.05 per share, to be registered for resale under the Securities Act of 1933, as amended, as soon as practicable following the effective time of the reverse merger

The closing of the transactions contemplated by the merger agreement were subject to a number of conditions including, without limitation, completion of due diligence, approval of the merger agreement by the Boards of Directors of EII and our company and the prior or simultaneous closing of the interest purchase agreement (as discussed below). On December 31, 2009, the parties to the merger agreement deemed all closing conditions to be satisfied and accordingly, the reverse merger was consummated. As a result of the reverse merger, we believe we are no longer a shell corporation as that term is defined in Rule 405 of the Securities Act of 1933, as amended, and Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

At the closing of the reverse merger, all of our officers resigned and Joseph Bianco was appointed as our Chief Executive Officer, Anil Narang was appointed as our President and Chief Operating Officer, and Kellis Veach was appointed as our Chief Financial Officer and Secretary. In addition, our sole director resigned and Joseph Bianco, Anil Narang, Dov Perlysky, Howard Spindel and David Cohen were appointed as our directors, with such resignation and appointments effective on January 22, 2010, representing the tenth day after mailing our Schedule 14f-1 Information Statement to our shareholders of record.

We have filed an Information Statement on Schedule 14C under the Exchange Act, and upon the effectiveness of such Information Statement and the expiration of the requisite 20 day period following mailing of such Information Statement to our shareholders, we will amend and restate our certificate of incorporation to, among other things:

•	increase our authorized common stock to 50,000,000 shares; and
•	change our corporate name to “Oak Tree Educational Partners, Inc.”.

Our board of directors, by written consent dated as of December 23, 2009, approved the reverse merger and the consummation of the transactions contemplated in the merger agreement. Pursuant to the corporate laws of the State of Delaware, the approval of Florham’s shareholders was not required as a condition to the valid consummation of the reverse merger.  On May 19, 2010, our board of directors and shareholders owning a majority of our outstanding shares of common stock approved by written consent: (i) our corporate name change; (ii) the increase in our authorized shares of common stock; and (iii) our 2009 Stock Incentive Plan for key employees, directors, consultants and others providing services to us, pursuant to which up to 1,500,000 shares of common stock shall be authorized for issuance thereunder.

Interest Purchase Agreement

On December 16, 2009, EII entered into an interest  purchase agreement with the members of Training Direct, and our company, pursuant to which EII acquired all outstanding membership interests, on a fully diluted basis, of Training Direct in exchange for (a) $200,000 cash, (b) shares of our common stock having a deemed value of  $600,000 (the “Acquisition Shares”), with such number of Acquisition Shares to be determined by dividing $600,000 by the “Discounted VWAP” (as defined below) for the 20 “Trading Days” (as defined below) immediately following the consummation of the reverse merger, and (c) shares of our  common stock having a deemed value of $300,000 (the “Escrow Shares”), with such number of Escrow Shares to be determined by dividing $300,000 by the Discounted VWAP for the 20 Trading Days immediately following the consummation of the reverse merger. The Escrow Shares will be held in escrow and released therefrom as provided in the purchase agreement. “Discounted VWAP” is defined in the purchase agreement as 70% of the “VWAP” of our common stock, but in no event less than $0.40 per share. “VWAP” is defined in the purchase agreement as a fraction, the numerator of which is the sum of the product of (i) the closing trading price for our common stock on the applicable national securities exchange on each Trading Day of the 20 Trading Days following the consummation of the reverse merger, and (ii) the volume of our common stock on the applicable national securities exchange for each such day and the denominator of which is the total volume of our common stock on the applicable national securities exchange during such twenty day period, each as reported by Bloomberg Reporting Service or other recognized market price reporting service. “Trading Day” is defined in the purchase agreement as any day on which the New York Stock Exchange or other national securities exchange on which our common stock trades is open for trading.  The Discounted VWAP for the twenty Trading Days after the effective date of the reverse merger is $1.67.  Accordingly, on March 3, 2010 we issued an aggregate of 359,281 Acquisition Shares and 179,641 Escrow Shares.

The closing of the purchase agreement was subject to a number of conditions including, without limitation, approval of the change of ownership of Training Direct by the Connecticut Department of Higher Education, the consummation of the reverse merger, and execution of a certain employment agreement and consulting agreement. On December 31, 2009, the parties to the purchase agreement deemed all closing conditions to be satisfied and accordingly, the purchase and sale of the Training Direct membership interests was consummated simultaneous with the reverse merger.

Our Proposed Culinary Acquisition

Effective as of May 21, 2010, we entered into a membership interest purchase agreement and a separate agreement and plan of merger (the “Culinary Purchase Agreements”) with the equity owners of Culinary Tech Center LLC (“CTC”) and Professional Culinary Institute LLC (“PCI”), both New York limited liability companies, and Educational Training Institute, Inc., a New York corporation (collectively, the “Culinary Group”). Joseph Monaco, one of the principals of the Culinary Group was a former owner of Training Direct. We are seeking to acquire the Culinary Group for $5.5 million, consisting of $3 million cash and $2.5 million of our common stock. The agreements also includes two earn-out provisions consisting of (i) an additional $2.0 million of our common stock and $500,000 in cash if the Culinary Group achieves 2010 or 2011 pre-tax income hurdles of $1.65 million and $1.9 million, respectively, and (ii) an additional $750,000 in cash if, among other things, the Culinary Group achieves a 2010 pre-tax income hurdle of $2.1 million.

Under the terms of the merger agreement, Educational Training Institute (“ETI”) will be merged into our newly formed wholly-owned acquisition subsidiary with ETI as the surviving corporation of the merger. The ETI stockholders will receive $2.5 million of our common stock to be valued at the volume weighted average price (“VWAP”) of our common stock as traded on the FINRA OTC Bulletin Board or other national securities exchange for the 20 trading days immediately prior to the closing date. In addition, the ETI stockholders are entitled to receive contingent merger consideration in the form of $2,000,000 payable in the form of additional shares of our common stock, based upon the Culinary Group reaching $1.65 million and $1.9 million of cumulative pre-tax income levels in each of 2010 and 2011. The contingent merger consideration is valued based on the VWAP of our common stock for the 20 trading days prior to determination of the applicable pre-tax income of the Culinary Group in fiscal 2010 and 201l. The merger agreement also permits the ETI stockholders to require us to repurchase for cash up to $500,000 of the contingent merger consideration in the event the 2010 or 2011 target pre-tax income levels are achieved.

Under the terms of the membership interest purchase agreement with Messrs. Joseph Monaco and Harold Kaplan (the sole members of CTC and PCI), immediately following consummation of the merger referred to above, ETI (then our wholly-owned subsidiary) will purchase from Messrs. Monaco and Kaplan 100% of the members interests equity of each of CTC and PCI. The purchase price for such equity interests is $3.0 million, payable at closing in cash in equal amounts to Messrs. Monaco and Kaplan. The purchase agreement also provides that in the event the Culinary Group achieves the above target pre-tax income in 2010 or fiscal 2011, we are obligated to pay an additional $500,000 to the former members of CTC and PCI. In addition, in the event that the Culinary Group is able to obtain in 2010 an additional five year agency agreement with New York State that provides minimum annual revenues of $1.5 million and $450,000 of incremental pre-tax profits in 2010, as a result of which the cumulative pre-tax income of the Culinary Group shall be greater than $2.1 million in fiscal 2010, then an additional $750,000 shall be payable in cash to the members of CTC and PCI by not later than December 31, 2011.

At closing of the transactions contemplated by both the merger and purchase agreements, Joseph Monaco and Harold Kaplan will enter into employment agreements with our company expiring December 31, 2013, pursuant to which they shall serve as our Executive Vice Presidents, and the President and Chief Operating Officer, respectively, of the Culinary Group. Such executives shall each receive base salaries of $150,000 in 2010, increasing to $200,000 in 2011 and $250,000 in each of 2012 and 2013, and shall be entitled to discretionary bonuses, as determined by our board of directors.

Consummation of the Culinary Group acquisition is subject to certain conditions, including, our obtaining the requisite financing, approval by the New York State Department of Education of the change of control of the Culinary Group, and completion of the necessary audits of the historical financial statements of the Culinary Group. There can be no assurance that we will be able to consummate the Culinary Group acquisition or, if consummated, that it will prove to be beneficial to us.

Our Offices and Other Corporate Information

EII’s and Valley’s principal executive offices are located at 845 Third Avenue, 6th Floor, New York, New York 10022, and its telephone number is (646) 290-5290. Valley’s principal operating office is located at 1995 Country Club Blvd, Clive, Iowa 50325 and its telephone number is (515) 221-2590. Valley maintains a website at www.valleyanesthesia.com. Training Direct’s principal executive offices are located at 3885 Main Street, 2nd Floor, Bridgeport, Connecticut 06606 and its telephone number is (203) 372-8842. Training Direct maintains a website at www.trainingdirectusa.org. The contents of such websites are not part of this prospectus.

The Offering

Common Stock Offered by Our Company	None

Common Stock Offered by the Selling Stockholders
Up to 1,078,234 shares of our common stock, including: (i) up to 1,026,234 shares of issued and outstanding common stock held by certain of the selling stockholders, and (ii) up to 52,000 shares issuable upon exercise of warrants held by certain of the selling stockholders at an exercise price of $0.05 per share.  The warrants are exercisable on or after March 12, 2010.

Common Stock Outstanding Prior to this Offering	7,567,656 shares, of which 179,641 are held in escrow and are subject to earnout provisions.*

Use of Proceeds
We will not receive any proceeds from the shares sold in this offering. However, we will receive gross proceeds of $2,600 if all of the warrants held by the selling stockholders are exercised for cash.

Symbol for our Common Stock	“FHMS”

* Does not include (i) an aggregate of 12,278,333 shares of common stock issuable upon conversion of 250,000 shares of our issued and outstanding Series A Convertible Preferred Stock automatically upon the filing by us of an amendment to our certificate of incorporation increasing our authorized shares of common stock to 50,000,000 shares; (ii) 5-year options to purchase an aggregate of 3,436,328 shares of common stock; (iii) warrants to purchase an aggregate of 52,000 shares of common stock at $0.05 per share offered by certain of the selling stockholders pursuant to this prospectus; and (iv) warrants to purchase an aggregate of 70,500 shares of common stock at $0.50 per share.

Sale of Securities to the Selling Stockholders

In June 2006, our founders were issued an aggregate of 101,000 shares of common stock and warrants to purchase 925,000 shares of common stock at $0.05 per share.  The warrants are exercisable on or after March 12, 2010 through and until June 30, 2016.  The holders of such warrants have cashless exercise rights. On June 1, 2010, holders of warrants to purchase an aggregate of 878,000 shares of our common stock exercised such warrants on a cashless basis pursuant to which we issued an aggregate of 862,034 shares to such holders.

In March 2007, we sold, in a private placement, 657 units, each unit consisting of 100 shares of common stock at $1.00 per share, to 96 accredited investors.  No brokerage commissions or other compensation was paid to any third party with respect to the units sold in the private placement.

In January 2009, we issued a warrant to purchase 5,000 shares of common stock at an exercise price of $0.05 per share to a consultant for financial advisory services. The warrants are exercisable on or after March 12, 2010 through and until June 30, 2016.  The holder of such warrant has cashless exercise rights.

Risk Factors

We urge you to read the "Risk Factors" section beginning on page 10 of this prospectus so that you understand the risks associated with an investment in our common stock.

Summary Historical Financial Information

The following tables set forth our summary historical financial information. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Statement of Operations:

		For the Period From
	For the Three Months	July 20, 2009 (Inception)
	Ended March 31,	Through December 31,
	2010	2009
	(Unaudited)	(Audited)

NET REVENUE	$797,764	$850,285
COST OF REVENUE	311,951	221,155
SELLING AND ADMINISTRATIVE EXPENSES	395,244	377,590
ACQUISITION COSTS	-	393,015
STOCK BASED COMPENSATION	86,065	754,417
DEPRECIATION AND AMORTIZATION	122,876	140,490
TOTAL OPERATING EXPENSES	916,136	1,886,667
(LOSS) FROM OPERATIONS	(118,372)	(1,036,382)
INTEREST EXPENSE	(31,320)	(37,867)
INTEREST AND DIVIDEND INCOME	362	293
TOTAL OTHER EXPENSE	(30,958)	(37,574)
(LOSS) FROM OPERATIONS BEFORE INCOME TAXES	(149,330)	(1,073,956)
INCOME TAXES	-	-
NET (LOSS)	$(149,330)	$(1,073,956)

(LOSS) PER SHARE BASIC AND DILUTED	$(0.02)	$(0.17)

WEIGHTED AVERAGE SHARES OUTSTANDING BASIC AND DILUTED	6,525,981	6,166,700

BALANCE SHEETS:

	March 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)

TOTAL ASSETS	$5,533,875	$5,646,639
TOTAL LIABILITIES	2,849,234	2,898,533
TOTAL SHAREHOLDERS' EQUITY	2,684,641	2,748,106

RISK FACTORS

Investment in our securities involves risk. You should carefully consider the risks we describe below before deciding to invest. The market price of our securities could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below and any others not currently identified or foreseen. This discussion contains forward-looking statements.

Risks Related to Our Business and Industry in Which We Operate

We are subject to risks relating to enrollment of students. If we are not able to continue to successfully recruit and retain our students, we will not be able to sustain our revenue growth rate.

Building awareness of our schools and the programs we offer is critical to our ability to attract prospective students. If our schools are unable to successfully market and advertise their educational programs, our schools’ ability to attract and enroll prospective students in such programs could be adversely affected, and, consequently, our ability to increase revenue or maintain profitability could be impaired. It is also critical to our success that we convert these prospective students to enrolled students in a cost-effective manner and that these enrolled students remain active in our programs. Some of the factors that could prevent us from successfully enrolling and retaining students in our programs include:

•	the emergence of more attractive competitors;
•	factors related to our marketing, including the cost and effectiveness of Internet advertising and broad-based branding campaigns;
•	inability to expand program content and develop new programs in a timely and cost-effective manner;
•	performance problems with, or capacity constraints of, our online education delivery systems;
•	failure to maintain accreditation;
•	inability to continue to recruit, train and retain quality faculty;
•	student or employer dissatisfaction with the quality of our services and programs;
•	student financial, personal or family constraints;
•	adverse publicity regarding us, our competitors or online or for-profit education generally;
•	tuition rate reductions by competitors that we are unwilling or unable to match;
•	a decline in the acceptance of online education;
•	increased regulation of online education, including in states in which we do not have a physical presence;
•	a decrease in the perceived or actual economic benefits that students derive from our programs or education in general; and
•	litigation or regulatory investigations that may damage our reputation.

In addition, our educational programs are concentrated in selected areas of healthcare, law and business. If applicant career interests shift away from these fields, and we do not anticipate or adequately respond to that trend, future enrollment and revenue may decline. If employment opportunities for our graduates in fields related to their educational programs decline, future enrollment and revenue may decline as potential applicants choose to enroll at other educational institutions offering different courses of study.

We are subject to risks relating to tuition pricing, which could have a material adverse affect on our financial results.

 If other educational institutions reduce their price of tuition, our educational programs could become less attractive to prospective students. In addition, we may be unable, for competitive reasons, to maintain and increase tuition rates in the future, thereby adversely affecting future revenues and earnings.

Our financial performance depends, in part, on our ability to keep pace with changing market needs and technology; if we fail to keep pace or fail in implementing or adapting to new technologies, our business may be adversely affected.

Increasingly, prospective employers of students who graduate from our schools demand that their new employees possess appropriate technological skills and also appropriate “soft” skills, such as communication, critical thinking and teamwork skills. These skills can evolve rapidly in a changing economic and technological environment. Accordingly, it is important for our schools’ educational programs to evolve in response to these economic and technological changes. The expansion of existing programs and the development of new programs may not be accepted by current or prospective students or the employers of our graduates. Even if our schools are able to develop acceptable new programs, our schools may not be able to begin offering those new programs as quickly as required by prospective employers or as quickly as our competitors offer similar programs. In addition, we may be unable to obtain specialized accreditations or licensures that may make certain programs desirable to students. To offer a new academic program, we may be required to obtain federal, state and accrediting agency approvals, which may be conditioned or delayed in a manner that could significantly affect our growth plans. If we are unable to adequately respond to changes in market requirements due to regulatory or financial constraints, unusually rapid technological changes, or other factors, our ability to attract and retain students could be impaired, the rates at which our graduates obtain jobs involving their fields of study could suffer, and our business, financial condition, results of operations and cash flows could be adversely affected.

Establishing new academic programs or modifying existing programs requires us to make investments in management and capital expenditures, incur marketing expenses and reallocate other resources. We may have limited experience with the courses in new areas and may need to modify our systems and strategy or enter into arrangements with other educational institutions to provide new programs effectively and profitably. If we are unable to increase the number of students or offer new programs in a cost-effective manner, or are otherwise unable to manage effectively the operations of newly established academic programs, our business, financial condition, results of operations and cash flows could be adversely affected.

We have invested and continue to invest significant resources in information technology, which is a key element of our business strategy. Our information technology systems and tools could become impaired or obsolete due to our action or failure to act. For instance, we could install new information technology without accurately assessing its costs or benefits, or we could experience delayed or ineffective implementation of new information technology. Similarly, we could fail to respond in a timely or sufficiently competitive way to future technological developments in our industry. Should our action or failure to act impair or otherwise render our information technology less effective, this could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to risks relating to our information technology, system applications and security systems, which could have a material adverse affect on our financial results.

The performance and reliability of our computer networks and system applications, especially our online educational platforms and student operational and financial packaging applications, are critical to our reputation and ability to attract and retain students. System errors and/or failures could adversely impact our delivery of educational content to our online students. In addition, system errors could result in delays and/or errors in processing student financial payment and related disbursements. Major risks involved in such network infrastructure include any break-downs or system failures resulting in a sustained shutdown of all or a material portion of our servers, including failures which may be attributable to sustained power shutdowns, or efforts to gain unauthorized access to our systems causing loss or corruption of data or malfunctions of software or hardware. Security breaches of our information systems can also create unauthorized disclosure of confidential information, such as the personal information of our students or credit card information. If we are unable to prevent such security breaches, our operations could be disrupted, our students could suffer financial loss or become the victims of identity theft, or we may suffer reputational damage and/or financial loss because of lost or misappropriated information.

Our network systems are also vulnerable to damage from fire, flood, power loss, telecommunications failures, computer viruses, hacking and similar events. Any network interruption, virus or other inadequacy that causes interruptions in the availability of the online educational programs or deterioration in the quality of access to the online educational platforms could reduce our student’s satisfaction and ultimately harm our business, financial condition and results of operations. In addition, any security breach caused by hackings, which involve efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could have a material adverse effect on our business, financial condition and results of operations. We do not maintain insurance policies covering losses relating to our network systems and we do not have business interruption insurance.

Future acquisitions may have an adverse effect on our ability to manage our business.

Selective acquisitions form part of our strategy to expand our business. We have limited prior experience integrating any new companies into ours, and we believe that integration of a new company’s operation and personnel will require significant management attention. The diversion of our management’s attention from our business and any difficulties encountered in the integration process could have an adverse effect on our ability to manage our business.

We may pursue acquisitions of companies, technologies and personnel that are complementary to our existing business. However, our ability to grow through future acquisitions or investments or hiring will depend on the availability of suitable acquisition and investment candidates at an acceptable cost, our ability to compete effectively to attract these candidates, and the availability of financing to complete larger acquisitions. We may face significant competition in executing our growth strategy. Future acquisitions or investments could result in potential dilutive issuances of equity securities or incurrence of debt, contingent liabilities or impairment of goodwill and other intangible assets, any of which could adversely affect our financial condition and results of operations. The benefits of an acquisition or investment may also take considerable time to develop and any particular acquisition or investment may not produce the intended benefits.

Future acquisitions would also expose us to potential risks, including risks associated with the assimilation of new operations, technologies and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing businesses, educational programs and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, our relationships with employees and students as a result of the integration of new businesses.

If regulators do not approve our domestic acquisitions, the acquired schools’ state licenses, accreditation, and ability to participate in Title IV programs (if applicable) may be impaired.

When we acquire an institution, we must seek approval from the U.S. Department of Education if the acquired institution participates in Title IV programs, and from most applicable state agencies and accrediting agencies because an acquisition is considered a change of ownership or control of the acquired institution under applicable regulatory standards. A change of ownership or control of an institution under the U.S. Department of Education standards can result in the temporary suspension of the institution’s participation in the Title IV programs unless a timely and materially complete application for recertification is filed with the U.S. Department of Education and it issues a temporary provisional certification. If we are unable to obtain approvals from the state agencies, accrediting agencies or U.S. Department of Education for any institution we may acquire in the future, depending on the size of that acquisition, such a failure to obtain approval could have a material adverse effect on our business.

If regulators do not approve or delay their approval of transactions involving a change of control of our company, our state licenses and accreditation may be impaired.

A change of ownership or control of EII, depending on the type of change, may have significant regulatory consequences for Training Direct. State licensing agencies, including the Connecticut Department of Higher Education (“DHE”), have adopted the change of ownership and control standards. Such a change of ownership or control could require recertification and reauthorization by state licensing agencies, including the DHE. There can be no assurances that such recertification would be obtained on a timely basis. In addition, some states where Training Direct is presently licensed have requirements governing change of ownership or control that require approval of the change to remain authorized to operate in those states. If regulators do not approve or delay their approval of transactions involving a change of control of our company, our state licenses and accreditation may be impaired.

If any regulatory audit, investigation or other proceeding finds us not in compliance with the numerous laws and regulations applicable to the postsecondary education industry, we may not be able to successfully challenge such finding and our business could suffer.

Due to the highly regulated nature of the postsecondary education industry, we are subject to audits, compliance reviews, inquiries, complaints, investigations, claims of non-compliance and lawsuits by state governmental agencies, regulatory agencies, accrediting agencies, present and former students and employees, shareholders and other third parties, any of whom may allege violations of any of the regulatory requirements applicable to us. If the results of any such claims or actions are unfavorable to us, we may be required to pay monetary fines or penalties, be required to repay funds received under state financial aid programs, have restrictions placed on or terminate our schools’ or programs’ eligibility to participate in state or federal financial aid programs, have limitations placed on or terminate our schools’ operations or ability to grant degrees and certificates, have our schools’ accreditations restricted or revoked, or be subject to civil or criminal penalties. Any one of these sanctions could materially adversely affect our business, financial condition, results of operations and cash flows and result in the imposition of significant restrictions on us and our ability to operate.

If we fail to maintain any of our state authorizations, we would lose our ability to operate in that state.

Training Direct is authorized to operate and to grant certificates by the applicable state agency of each state where such authorization is required and where we maintain a campus. The loss of such authorization in one or more states could have a material adverse effect on our business, financial condition, results of operations and cash flows. Loss of authorization in one or more states could increase the likelihood of additional scrutiny and potential loss of operating and/or degree granting authority in other states in which we operate, which would further impact our business.

Government regulations relating to the Internet could increase our cost of doing business, affect our ability to grow or otherwise have a material adverse effect on our business, financial condition, results of operations and cash flows.

The increasing popularity and use of the Internet and other online services has led and may lead to further adoption of new laws and regulatory practices in the U.S. or foreign countries and to new interpretations of existing laws and regulations. These new laws and interpretations may relate to issues such as online privacy, copyrights, trademarks and service marks, sales taxes, value-added taxes, withholding taxes, allocation and apportionment of income amongst various state, local and foreign jurisdictions, fair business practices and the requirement that online education institutions qualify to do business as foreign corporations or be licensed in one or more jurisdictions where they have no physical location or other presence. New laws, regulations or interpretations related to doing business over the Internet could increase our costs and materially and adversely affect our enrollments, which could have a material adverse affect on our business, financial condition, results of operations and cash flows.

Our success depends on attracting and retaining qualified personnel.

We depend on a core management and key executives. In particular, we rely on the expertise and experience of our senior officers and key employees in our business operations and their personal relationships with our other significant shareholders, employees, the regulatory authorities, and our students. If any of them become unable or unwilling to continue in their present positions, or if they join a competitor or form a competing company in contravention of their employment agreements, we may not be able to identify a replacement easily, our business may be significantly disrupted and our financial condition and results of operations may be materially adversely affected. We currently maintain key-man life insurance in the amount of $2.5 million for Anil Narang, our President and Chief Operating Officer. We do not currently maintain key-man life insurance for any of our other key personnel.

We may not be able to adequately protect our intellectual property, and we may be exposed to infringement claims by third parties.

We believe the copyrights, service marks, trademarks, trade secrets and other intellectual property we use are important to our business, and any unauthorized use of such intellectual property by third parties may adversely affect our business and reputation. We rely on the intellectual property laws and contractual arrangements with our employees, clients, business partners and others to protect such intellectual property rights. Third parties may be able to obtain and use such intellectual property without authorization. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources, and have a material adverse effect on our business, financial condition and results of operations.

We may be subject to infringement and misappropriation claims in the future, which may cause us to incur significant expenses, pay substantial damages and be prevented from providing our services.

Our success depends, in part, on our ability to carry out our business without infringing the intellectual property rights of third parties. We may be subject to litigation involving claims of patent, copyright or trademark infringement, or other violations of intellectual property rights of third parties. Future litigation may cause us to incur significant expenses, and third-party claims, if successfully asserted against us, may cause us to pay substantial damages, seek licenses from third parties, pay ongoing royalties, redesign our services or technologies, or prevent us from providing services or technologies subject to these claims. Even if we were to prevail, any litigation would likely be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

Risks Related to Our Financial Condition and Results of Operations

Our limited operating history and the unproven long-term potential of our business model make evaluating our business and prospects difficult.

We were incorporated on February 9, 2005 in the State of Delaware, EII was incorporated on July 20, 2009 in the State of Delaware, Training Direct was formed on January 7, 2004 in the State of Connecticut and Valley Anesthesia Educational Programs, Inc., from which we purchased certain assets and assumed certain liabilities in August 2009, was incorporated on March 10, 1993 in the State of Iowa. As our operating history is limited, the revenue and income potential of our business and markets are yet to be fully proven. In addition, we are exposed to risks, uncertainties, expenses and difficulties frequently encountered by companies at an early stage of development. Some of these risks and uncertainties relate to our ability to:

•	increase our student enrollment by expanding the type, scope and technical sophistication of the educational services we offer;
•	respond effectively to competitive pressures;
•	respond in a timely manner to technological changes or resolve unexpected network interruptions;
•	comply with changes to regulatory requirements;
•	maintain adequate control of our costs and expenses;
•	increase awareness of our educational programs; and
•	attract and retain qualified management and employees.

We cannot predict whether we will meet internal or external expectations of our future performance. If we are not successful in addressing these risks and uncertainties, our business, financial condition and results of operations may be materially adversely affected.

We may need additional capital and may not be able to obtain such capital on acceptable terms.

Capital requirements are difficult to plan in our industry. We currently expect that we will need capital to fund our future acquisitions, educational program development, technological infrastructure and sales and marketing activities.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•	investors’ perceptions of, and demand for, securities of vocational, training and technical schools;
•	conditions of the United States and other capital markets in which we may seek to raise funds;
•	our future results of operations, financial condition and cash flows;
•	governmental regulation of educational program providers; and
•	economic, political and other conditions in United States.

Any failure by us to raise additional funds on terms favorable to us, or at all, may have a material adverse effect on our business, financial condition and results of operations. For example, we may not be able to carry out parts of our growth strategy to acquire vocational, training and/or technical schools that are complementary to our existing business or necessary to maintain our growth and competitiveness.

Our business may be adversely affected by a further economic slowdown in the U.S. or abroad or by an economic recovery in the U.S.

The U.S and much of the world economy are in the midst of an economic downturn. We believe the current economic downturn has contributed to a portion of our recent enrollment growth as an increased number of working learners seek to advance their education to improve job security or reemployment prospects. This effect cannot be quantified. However, to the extent that the economic downturn has increased demand for our programs, a subsequent economic recovery may eliminate this effect and reduce such demand as fewer potential students seek to advance their education. This reduction could have a material adverse effect on our business, financial condition, results of operations and cash flows. A worsening of the economic downturn may reduce the demand for our programs among students and the willingness of employers to sponsor educational opportunities for their employees, either of which could materially and adversely affect our business, financial condition, results of operations and cash flows.

We may not be able to sustain our recent growth rate or profitability, and we may not be able to manage future growth effectively.

Our ability to sustain our current rate of growth or profitability depends on a number of factors, including our ability to obtain and maintain regulatory approvals, our ability to attract and retain students, our ability to maintain operating margins, our ability to recruit and retain high quality academic and administrative personnel and competitive factors. In addition, growth may place a significant strain on our resources and increase demands on our management information and reporting systems, financial management controls, and personnel. Although we have made a substantial investment in augmenting our financial and management information systems and other resources to support future growth, we cannot assure you that we will have adequate capacity to accommodate substantial growth or that we will be able to manage further growth effectively. Failure to do so could adversely affect our business, financial condition, results of operations and cash flows.

Risks Relating to Our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers and directors hold approximately 290% of our outstanding common stock, which includes (i) shares owned by our officers and/or directors, (ii) shares attributable to certain entities in which our officers and directors share beneficial ownership, (iii) shares underlying our Series A Preferred Stock that will be converted into shares of Florham Common Stock upon the filing of our amended and restated certificate of incorporation for purposes of increasing our authorized shares to 50,000,000, and (iv) shares issuable upon exercise of stock options which have vested as of the date of this prospectus. Accordingly, these stockholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

Our common stock is quoted on the OTC Bulletin Board under the current symbol "FHMS". There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

The market price of our common stock may be volatile.

    The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock.  These factors may materially adversely affect the market price of our common stock, regardless of our performance.  In addition, the public stock markets have experienced extreme price and trading volume volatility.  This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies.  These broad market fluctuations may adversely affect the market price of our common stock.

The outstanding convertible securities may adversely affect us in the future and cause dilution to existing shareholders.

As of June 23, 2010, we had 7,567,656 shares of common stock outstanding, of which 179,641 are held in escrow and are subject to earnout provisions, and 250,000 shares of Series A Preferred Stock outstanding, each of which shares of Series A Preferred Stock shall be converted, on the basis of 49.11333 shares of common stock for each share of Series A Preferred Stock (an aggregate of 12,278,333 shares of common stock) automatically upon the filing by us of an amendment to its certificate of incorporation increasing our authorized shares of common stock to 50,000,000 shares. In addition, there are outstanding 5-year options to purchase an aggregate of 3,436,328 shares of common stock and outstanding warrants to purchase 52,000 shares of common stock expiring on June 30, 2016 at an exercise price of $0.05 per share. On June 1, 2010, holders of warrants to purchase an aggregate of 878,000 shares of our common stock exercised such warrants on a cashless basis pursuant to which we issued an aggregate of 862,034 shares to such holders. Moreover, on June 30, 2010, we consummated a private offering with two accredited investors and/or qualified institutional buyers pursuant to which we sold and issued to the investors warrants to purchase an aggregate of 70,500 shares of our common stock at an exercise price of $0.50 per share, subject to certain adjustments as set forth therein, beginning on June 30, 2010 through June 30, 2015. The conversion of the Series A Preferred Stock and the exercise of options and warrants will cause dilution in the interests of other shareholders as a result of the additional common stock that would be issued upon conversion and/or exercise. Moreover, subject to any applicable lock-up restrictions, sales of the shares of our outstanding common stock, shares issuable upon conversion of the Series A Preferred Stock, and shares issuable upon exercise of the options and warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock. Further, the terms on which we may obtain additional financing during the period any of such securities remain outstanding may be adversely affected by the existence of these securities as well.

Our common stock may be considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and, therefore, it may be designated as a “penny stock” according to SEC rules.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges.

Patterns of fraud and abuse include:

(a)	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
(b)	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
(c)	“Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
(d)	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
(e)
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of our stock.  We plan to retain any future earnings to finance growth.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us, which may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results. These risks and uncertainties include those factors described under the heading “Risk Factors.” Specifically, some factors that could cause actual results to differ include:

•	if we are not able to continue to successfully recruit and retain our students, we will not be able to sustain our revenue growth rate;
•	we are subject to risks relating to tuition pricing, which could have a material adverse affect on our financial results;
•
our financial performance depends, in part, on our ability to keep pace with changing market needs and technology; if we fail to keep pace or fail in implementing or adapting to new technologies, our business may be adversely affected;

•	we are subject to risks relating to our information technology, system applications and security systems, which could have a material adverse affect on our financial results;
•	future acquisitions may have an adverse effect on our ability to manage our business;
•	if regulators do not approve our domestic acquisitions, the acquired schools’ state licenses, accreditation, and ability to participate in Title IV programs (if applicable) may be impaired;
•	if regulators do not approve or delay their approval of transactions involving a change of control of our company, our state licenses and accreditation may be impaired;
•
if any regulatory audit, investigation or other proceeding finds us not in compliance with the numerous laws and regulations  applicable to the postsecondary education industry, we may not be able to successfully challenge such finding and our business  could suffer;

•	if we fail to maintain any of our state authorizations, we would lose our ability to operate in that state;
•
government regulations relating to the Internet could increase our cost of doing business, affect our ability to grow or otherwise have  a material adverse effect on our business, financial condition, results of operations and cash flows;

•	our success depends on attracting and retaining qualified personnel;
•	we may not be able to adequately protect our intellectual property, and we may be exposed to infringement claims by third parties;
•	we may be subject to infringement and misappropriation claims in the future, which may cause us to incur significant expenses, pay substantial damages and be prevented from providing our services;
•	our limited operating history and the unproven long-term potential of our business model make evaluating our business and prospects difficult;
•	we may need additional capital and may not be able to obtain such capital on acceptable terms;
•	our business may be adversely affected by a further economic slowdown in the U.S. or abroad or by an economic recovery in the U.S.;
•	we may not be able to sustain our recent growth rate or profitability, and we may not be able to manage future growth effectively;
•	insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur;
•	there may not be sufficient liquidity in the market for our securities in order for investors to sell their securities;
•	the market price of our common stock may be volatile;
•	the outstanding convertible securities may adversely affect us in the future and cause dilution to existing shareholders;
•	our common stock may be considered a “penny stock” and may be difficult to sell; and
•	we have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Except to the extent required by applicable laws and regulations, we do not undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

All forward-looking statements included in this prospectus attributable to us, or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent that applicable laws and regulations require, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The shares of common stock covered by this prospectus are, either issued and outstanding, or issuable upon exercise of common stock purchase warrants owned by the selling stockholders. Each of the selling stockholders will receive all of the net proceeds from the sale of shares by that stockholder. We will not receive any of the proceeds from the sale or other disposition of the shares common stock covered by this prospectus. However, upon the exercise of warrants by payments of cash, we will receive $2,600, in the aggregate, assuming all of the warrants are exercised. To the extent that we receive cash upon the exercise of the warrants, we expect to use that cash for working capital and for general corporate purposes.

MARKET FOR OUR COMMON STOCK

The common stock was approved for quotation on the Over–the-Counter Bulletin Board on April 28, 2008 under the symbol “FHMS”.

The following table sets forth the quarterly high and low bid prices for the common stock for the last two fiscal years. The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

Fiscal Quarter	High	Low
Quarter ended June 30, 2008*	$2.25	$1.25
Quarter ended September 30, 2008	$1.25	$1.01
Quarter ended December 31, 2008	$1.10	$1.01
Quarter ended March 31, 2009	$1.01	$0.16
Quarter ended June 30, 2009	$0.35	$0.16
Quarter ended September 30, 2009	$0.26	$0.16
Quarter ended December 31, 2009	$1.50	$1.50
Quarter ended March 31, 2010	$3.50	$1.50
Quarter ended June 30, 2010	$2.50	$2.00

*From April 28, 2008 through the fiscal quarter ended June 30, 2008.

As of June 23, 2010, there were 7,567,656 shares of our common stock issued and outstanding, of which 179,641 shares are held in escrow and are subject to earnout provisions, and approximately 122 holders of record of our common stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed. The transfer agent for our common stock is American Stock Transfer & Trust Co. LLC, 59 Maiden Lane, New York, N.Y. 10038.

Dividend Policy

We have never declared or paid dividends on our common stock.  We intend to retain earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future.  Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

The following table presents information as of December 31, 2009 with respect to compensation plans under which equity securities were authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
2009 Stock Incentive Plan (1)	877,360	$0.50	622,640

Equity compensation plans not approved by security holders	-0-	$-0-	-0-
Total	877,360	$0.50	622,640

(1) On December 23, 2009, our board of directors have consented in writing to approve our 2009 Stock Incentive Plan for key employees, directors, consultants and others providing services to us, pursuant to which up to 1,500,000 shares of common stock shall be authorized for issuance thereunder. On May 19, 2010, Kinder Investments, L.P. and Sanjo Squared, LLC, each affiliates of our company, have entered into a written shareholder consent authorizing, among other things, the 2009 Stock Incentive Plan.

Other than as set forth above, we do not have any stock option, bonus, profit sharing, pension or similar plan.

The above table does not include the following stock option grants which were made outside of the 2009 Stock Incentive Plan:

On August 20, 2009, Joseph Bianco purchased options to purchase 1,166,667 (the “Bianco EII Stock Options”) shares of EII common stock at an exercise price equal to $0.25 per share with respect to 583,334 options and $0.45 per share with respect to 583,333 options in exchange for a $10,000 principal amount promissory note from Mr. Bianco, as compensation for services performed on behalf of EII in his capacity as Chief Executive Officer.

Under the merger agreement, the Bianco EII Stock Options were converted into 5-year options to purchase an aggregate of 1,279,484 shares of our common stock at an exercise price equal to $0.228 per share with respect to 639,742 options (the “Bianco Tier I Options”) and $0.41 per share with respect to 639,742 options (the “Bianco Tier II Options”). The Bianco Tier I Options shall be exercisable only if the EBTDA Per Share for the applicable Measuring Period exceeds the Base Tier I EBTDA Per Share and the Bianco Tier II Options shall be exercisable only if the EBTDA Per Share for the applicable Measuring Period exceeds the Base Tier II EBTDA. The Bianco Tier I and Tier II Options shall be deemed vested as of the date of grant.

Base Tier I EBTDA Per Share means: (1) $0.036 for the Measuring Year ending December 31, 2010, (2) $0.055 for the Measuring Year ending December 31, 2011, (3) $0.091 for the Measuring Year ending December 31, 2012, (4) $0.109 for the Measuring Year ending December 31, 2013, and (5) $0.137 for the Measuring Year ending December 31, 2014. Base Tier II EBTDA Per Share means: (1) $0.055 for the Measuring Year ending December 31, 2010, (2) $0.091 for the Measuring Year ending December 31, 2011, (3) $0.137 for the Measuring Year ending December 31, 2012, (4) $0.164 for the Measuring Year ending December 31, 2013, and (5) $0.191 for the Measuring Year ending December 31, 2014. EBTDA Per Share means (1) the net income after taxes (exclusive of any non-recurring or extraordinary items paid or accrued) of us and our consolidated subsidiaries (if any) in the applicable Measuring Year, plus (A) federal and state income taxes paid or accrued in such Measuring Year, (B) amounts paid or accrued in such Measuring Year in respect of depreciation of tangible assets, and (C) amounts paid or accrued in such Measuring Year in respect of amortization of intangible assets, including goodwill, all as set forth on the our audited consolidated statements of income or operations and our consolidated subsidiaries (if any) in the applicable Measuring Year and as determined in accordance with Generally Accepted Accounting Principles ("GAAP") by our independent accountants, divided by (2) the weighted average of the outstanding common stock, measured on a fully diluted basis.

On August 20, 2009, Anil Narang purchased options to purchase 1,166,667 (the “Narang EII Stock Options”) shares of EII common stock at an exercise price equal to $0.25 per share with respect to 583,334 options and $0.45 per share with respect to 583,333 options in exchange for a $10,000 principal amount promissory note from Mr. Narang, as compensation for services performed on behalf of EII in his capacity as President and Chief Operating Officer.

Under the merger agreement, the Narang EII Stock Options were converted into 5-year options to purchase an aggregate of 1,279,484 shares of our common stock at an exercise price equal to $0.228 per share with respect to 639,742 options (the “Narang Tier I Options”) and $0.41 per share with respect to 639,742 options (the “Narang Tier II Options”). The Narang Tier I Options shall be exercisable only if the EBTDA Per Share for the applicable Measuring Period exceeds the Base Tier I EBTDA Per Share and the Narang Tier II Options shall be exercisable only if the EBTDA Per Share for the applicable Measuring Period exceeds the Base Tier II EBTDA. The Narang Tier I and Tier II Options shall be deemed vested as of the date of grant.  Base Tier I EBTDA Per Share and EBTDA Per Share have the same meanings set forth above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

WE URGE YOU TO READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO BEGINNING ON PAGE F-1. THIS DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING BUT NOT LIMITED TO THE RISKS AND UNCERTAINTIES DISCUSSED UNDER THE HEADING “RISK FACTORS” IN THIS PROSPECTUS AND IN OUR OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. IN ADDITION, SEE FORWARD-LOOKING STATEMENTS” SET FORTH IN THIS PROSPECTUS.

Overview

Florham Consulting Corp. ("Florham Consulting" or the "Company" or "we") was formed on February 9, 2005 as a Delaware corporation.  We have included elsewhere herein the condensed consolidated financial statements of Florham Consulting Corp. and Subsidiaries as of March 31, 2010 and December 31, 2009 and for the three months ended March 31, 2010. On December 31, 2009, Florham Consulting completed a Reverse Merger with Educational Investors, Inc. (“EII”).  Under accounting principles generally accepted in the United States, the share exchange is considered to be an in substance capital transaction, as opposed to a business combination.  Accordingly, the share exchange is equivalent to the issuance of stock by Florham for the net monetary assets of EII, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange is identical to that resulting from a reverse acquisition, with no goodwill being recorded.  Under reverse takeover accounting, the post-reverse acquisition fiscal 2009 historical financial statement of the legal acquirer, Florham, are those of the legal acquire which is considered to the accounting acquirer, EII.  Share and per share amounts reported have been adjusted to reflect the recapitalization resulting from the reverse merger.

EII was incorporated on July 20, 2009.  EII through its wholly-owned subsidiary, Valley Anesthesia, Inc. (“Valley”), purchased certain assets and assumed certain liabilities of Valley Anesthesia Educational Programs, Inc. (“VAEP”) effective August 20, 2009. EII acquired the Membership Interest in Training Direct LLC (“Training Direct”) effective December 31, 2009.

We have included elsewhere in this prospectus the consolidated financial statements of Florham as of December 31, 2009 and for the period from inception (July 20, 2009) through December 31, 2009.

We have included elsewhere in this prospectus the historical financial statements of Valley Anesthesia Educational Programs, Inc. as of December 31, 2007 and 2008 and for the years then ended, and as of August 20, 2009 and for the period from January 1, 2009 through August 20, 2009.

We have included elsewhere in this prospectus the historical financial statements of Training Direct, LLC as of December 31, 2007, 2008 and 2009 and for the years then ended.

The following discussion and analysis of financial condition and results of operations relates to the operations and financial condition reported in the financial statements of Florham Consulting Corp. and Subsidiaries as of December 31, 2009 and should be read in conjunction with such financial statements and related notes included herein. In addition, the following discussion and analysis of financial condition and results of operations relates to the operations and financial condition reported in the condensed consolidated financial statements of Florham Consulting Corp. and Subsidiaries as of March 31, 2010 and December 31, 2009 and for the three months ended March 31, 2010 and should be read in conjunction with such financial statements and related notes included herein.

Moreover, the following discussion and analysis of financial condition and results of operations relates to the operations and financial condition reported in the financial statements of Educational Investors, Inc. and subsidiary as of December 31, 2009 and for the period from July 20, 2009 (inception) through December 31, 2009, Valley Anesthesia Educational Programs, Inc. as of December 31, 2007 and 2008 and for the years then ended, and as of August 20, 2009 and for the period from January 1, 2009 through August 20, 2009, and Training Direct, LLC as of December 31, 2007, 2008 and 2009 and for the years then ended, should be read in conjunction with such financial statements and related notes included herein.

EII was incorporated for the purpose of acquiring vocational, training and technical schools, with an initial emphasis on the health care and medical industries.  Through its Valley Anesthesia, Inc. subsidiary, EII provides comprehensive review and update courses and study materials that aid Student Registered Nurse Anesthetists (“SRNA”) and Graduate Registered Nurse Anesthetists (“GRNA”) in preparation for the National Certifying Exam (“NCE”) throughout the continental United States.  Through its Training Direct subsidiary, EII provides “distance learning” and “residential training” educational programs for students to become eligible for entry-level employment in a variety of fields and industries. The company strives to assist those who may not have realized their full potential in the workplace in finding a new career direction and progressing their learning skills necessary to reach their earning and personal development possibilities and goals. Training Direct maintains approvals from the Connecticut Commissioner of Higher Education, the Connecticut Department of Health Services and the National Health Career Association, and is an Eligible Training Provider under the Workforce Investment Act. Such approvals require that the company have a competent faculty, offer educationally sound and up to date courses and course materials, and be subject to inspections and approvals by outside examining committees.

Acquisitions

Effective August 20, 2009, Valley purchased certain assets and assumed certain liabilities of Valley Anesthesia Educational Programs, Inc. for $3,838,215.  The purchase price included $2,000,000 cash, a promissory note at fair value of $1,702,883, the present value of an earnout of $79,990 and net liabilities assumed of $55,342. The purchase method of accounting was used for this transaction and the purchase price was allocated to the fair value of financial assets, liabilities, tradename/trademark/content, group and non-group registrations, website, review manuals and covenant not-to compete aggregating $3,654,658, and the excess of the purchase price over the fair value of the identifiable assets was realized as goodwill.

On December 16, 2009, EII entered into an Interest  Purchase Agreement ("TDI Agreement") with Training Direct LLC ("TDI") and its members and the Company pursuant to which EII acquired all outstanding membership interests, on a fully diluted basis, of TDI in exchange for (a) $200,000 cash, (b) shares of the Company's Common Stock having a deemed value of $600,000 (the "Acquisition Shares"), with such number of Acquisition Shares to be determined by dividing $600,000 by the "Discounted VWAP" (as defined below) for the twenty (20) "Trading Days" (as defined below) immediately following the consummation of the Reverse Merger and (c) shares of the Company's Common Stock having a deemed value of $300,000 (the "Escrow Shares"), with such number of Escrow Shares to be determined by dividing $300,000 by the Discounted VWAP for the twenty (20) Trading Days immediately following the consummation of the Reverse Merger. The Escrow Shares will be held in escrow and released therefrom as provided in the TDI Agreement. The closing of the TDI Agreement occurred on December 31, 2009. "Discounted VWAP" is defined in the TDI Agreement as seventy percent (70%) of the "VWAP" of the Company's Common Stock, but is in no event less than $0.40 per share. "VWAP" is defined in the TDI Agreement as a fraction, the numerator of which is the sum of the product of (i) the closing trading price for the Company's Common Stock on the applicable national securities exchange on each Trading Day of the twenty (20) Trading Days following the consummation of the Reverse Merger and (ii) the volume of the Company's  Common Stock on the applicable national securities exchange for each such day and the denominator of which is the total volume of the Company's Common Stock on the applicable national securities exchange during such twenty day period, each as reported by Bloomberg Reporting Service or other recognized market price reporting service. "Trading Day" is defined in the TDI Agreement as any day on which the New York Stock Exchange or other national securities exchange on which the Company's Common Stock trades is open for trading. The Discounted VWAP for the twenty Trading Days after the effective date of the Reverse Merger was $1.67.  Accordingly, an aggregate of 359,281 Acquisition Shares and 179,641 Escrow Shares have been issued.

Florham Consulting Corp. and Subsidiaries

Critical Accounting Policies and Estimates

Our financial information has been prepared in accordance with generally accepted accounting principles in the United States, which requires us to make judgments, estimates and assumptions that affect (1) the reported amounts of our assets and liabilities, (2) the disclosure of our contingent assets and liabilities at the end of each fiscal period and (3) the reported amounts of revenues and expenses during each fiscal period.  We continually evaluate these estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources.  Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates.  Some of our accounting policies require a higher degree of judgment than others in their application.

When reviewing our financial statements, you should consider (1) our selection of critical accounting policies, (2) the judgment and other uncertainties affecting the application of those policies, and (3) the sensitivity of reported results to changes in conditions and assumptions.  We believe the following accounting policies involve the most significant judgment and estimates used in the preparation of our financial statements.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from those estimates.  Estimates are used in accounting for, among other things, useful lives for depreciation and amortization, estimates of fair value when recording share based compensation, future cash flows associated with impairment testing for long-lived assets, deferred tax assets and the related valuation allowances and contingencies, including going concern assessments.

Cash

The Company maintains cash and cash equivalents with financial institutions which may at times exceed federally insured limits.

Property and equipment

Property and equipment are recorded at cost.  Depreciation is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight line method.

Maintenance, repairs and minor renewals are charged to expense when incurred.  Replacements and major renewals are capitalized.

Impairment of long-lived assets

In the event that facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed.  If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value is required.

Website – Online Testing

Purchased computer software is capitalized and amortized over its estimated useful life starting when it is placed in service.

Income taxes

The Company utilizes the asset and liability method of accounting for income taxes.  The asset and liability method requires that the current or deferred tax consequences of all events recognized in the financial statements are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years.  An allowance against deferred tax assets is recognized when it is more likely than not that such tax benefits will not be realized.  Adjustment to the deferred tax assets and liabilities balances are recognized in income as they occur.

Revenue Recognition

The Company derives its revenue substantially from fees and tuition charged for courses and manuals.  The fees are recognized as revenue at the time of the attendance at the course and when the manual is shipped to customers.  The Company recognizes revenue from the sale of study guides when the study guides are shipped to customers. Fees for courses and study guides are paid in advance and the Company refunds only a portion of the fee upon cancellation. Deferred revenue is recorded when course fees are received in advance of the time of the attendance at the course and when the manual and study guides are shipped. Deferred revenue is also recorded for undelivered course hours in excess of tuition billed.  Tuition billed to students is recognized as revenue, determined by the percentage of completion method. The Company does not accept returns of manuals and study guides.  Therefore, the principals of revenue recognition are considered and applied in the Company’s recognition of revenue.

Liquidity and Capital Resources

As of March 31, 2010, we had a working capital deficit of approximately $194,000 as compared to a working capital deficit of approximately $164,000 at December 31, 2009.  Included in working capital is deferred revenue of approximately $678,000 at March 31, 2010 and $709,000 at December 31, 2009, which will be earned during fiscal year 2010.

Net cash used in operating activities for the three months ended March 31, 2010 was approximately $39,000, which was primarily related to the Company incurring a loss for the period.  Net cash provided by operating activities was approximately $317,000, which was for the period from inception (July 20, 2009) of EII through December 31, 2009.

Net cash used in investing activities for the three months ended March 31, 2010 of approximately $4,000 was primarily related to the cash used for the purchase of fixed assets.  Net cash used in investing activities for the period from the inception of EII (July 20, 2009) through December 31, 2009 was approximately $2,377,000.  This primarily related to the cash used for the purchase of certain assets of Valley Anesthesia Educational Programs, Inc. in the amount of $2,000,000, the acquisition of Training Direct in the amount of $200,000 and the purchase of fixed assets, the website for online testing and other assets in the approximate amount of $101,000.

Net cash used in financing activities for the three months ended March 31, 2010 of approximately $6,000 was related to payments of capital lease obligations.  Net cash provided by financing activities was related to the period from inception of EII (July 20, 2009) through December 31, 2009 and was from the net proceeds from the sale of common stock and options.

Although we expect that our available funds and funds to be generated from our ongoing operations will be sufficient to meet our anticipated needs for 12 months, we may need to obtain additional capital to continue to grow our business. Our cash requirements may vary materially from those currently anticipated due to changes in our operations, including the timing of our receipt of revenues.  Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance.  There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all.

Off-Balance Sheet Arrangements

The Company, through its bank, issued an irrevocable letter of credit to the State of Connecticut Department of Higher Education in the amount of $40,000, as required.  This letter of credit may not be extended beyond December 31, 2021. As collateral for the letter of credit, the Company purchased a Certificate of Deposit with the bank in the amount of $40,000 which is included in Other Assets in the accompanying financial statements.

The Company conducts its operations from leased facilities.

The Company does not have any other off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Results of Operations

		% of
		Revenue
THREE MONTHS ENDED MARCH 31,	2010	2010

NET REVENUE	$797,764	100%
COST OF REVENUE	311,951	39%
SELLING AND ADMINISTRATIVE EXPENSES	395,244	50%
STOCK BASED COMPENSATION	86,065	11%
DEPRECIATION AND AMORTIZATION	122,876	15%
TOTAL OPERATING EXPENSES	916,136	115%
(LOSS) FROM OPERATIONS	(118,372)	-15%
INTEREST EXPENSE	(31,320)	-4%
INTEREST INCOME	362	0%
TOTAL OTHER EXPENSE	(30,958)	-4%
(LOSS) FROM OPERATIONS BEFORE INCOME TAXES	(149,330)	-19%
INCOME TAXES	-	0%
NET (LOSS)	$(149,330)	-19%

Revenue.  Net revenue for the three months ended March 31, 2010 was approximately $798,000, which included revenue from distance learning and residential training educational programs of approximately 37%, revenue from review and update courses of approximately 35%, and revenue from the sale of manuals and Memory Master study guides of approximately 28%.

Cost of Revenue.  Cost of revenue was approximately $312,000, which included costs associated with distance learning and residential training courses of approximately 53%, the cost of conference facilities for review and update courses of approximately 16%, the cost of printing and shipping manuals and study guides 19% and other costs 12%.

Selling and Administrative Expenses.  Selling and administrative expenses were approximately $395,000, and include salaries, payroll taxes and benefits in the approximate amount of $253,000.

Stock Based Compensation.  The Company recorded stock based compensation in the amount of approximately $86,000 primarily as the result of the Company granting 329,010 options to management in December 2009.

Depreciation and Amortization.  Depreciation and amortization was approximately $123,000.  This amount is substantially attributable to the amortization of intangible assets allocated in the purchase of certain assets and assumption of certain liabilities from Valley Anesthesia Educational Programs, Inc. and allocated in the purchase of Training Direct.

Interest expense. Interest expense in the amount of approximately $31,000 primarily relates to the note issued to sellers in connection with the purchase of certain assets and assumption of certain liabilities from Valley Anesthesia Educational Programs, Inc.

Income taxes. The Company incurred a loss for the three month period ended March 31, 2010, and therefore has not provided income tax expense or benefit.

For the Period from July 20, 2009 (Inception) through December 31, 2009

The following table shows the results of our business.  All references to the results include the results of operations of EII from July 20, 2009, the date of inception, and results of operations of VAI from August 20, 2009, the date of purchase of certain assets and operations of Valley Anesthesia Educational Programs, Inc., through December 31, 2009.

		% of
		Revenue
PERIOD ENDED DECEMBER 31	2009	2009

NET REVENUE	$850,285	100%
COST OF REVENUE	221,155	26%
SELLING AND ADMINISTRATIVE EXPENSES	377,590	44%
ACQUISITION COSTS	393,015	46%
STOCK BASED COMPENSATION	754,417	89%
DEPRECIATION AND AMORTIZATION	140,490	17%
TOTAL OPERATING EXPENSES	1,886,667	222%
(LOSS) FROM OPERATIONS	(1,036,382)	-122%
INTEREST EXPENSE	(37,867)	-4%
INTEREST AND DIVIDEND INCOME	293	0%
TOTAL OTHER EXPENSE	(37,574)	-4%
(LOSS) FROM OPERATIONS BEFORE INCOME TAXES	(1,073,956)	-126%
INCOME TAXES	-	0%
NET (LOSS)	$(1,073,956)	-126%

Revenue.  Net revenue for the period ended December 31, 2009 was approximately $850,000, which was the revenue of VAI. The Company conducted 3 courses during the period and fees for these courses accounted for approximately 41% of revenue.  Beginning in September, the Company began shipping the 2010 manuals and Memory Master study guides, which accounted for approximately 59% of revenue.

Cost of Revenue.  Cost of revenue was approximately $221,000, which included the cost of conference facilities at hotels (19%), the cost of printing and shipping manuals and study guides (55%) and other costs (26%).

Selling and Administrative Expenses.  Selling and administrative expenses were approximately $378,000, and include salaries, payroll taxes and benefits in the approximate amount of $260,000, professional fees of approximately $110,000 primarily related to costs of the Reverse Merger and other costs of approximately $8,000.

Acquisition Costs.  The Company incurred approximately $343,000 of costs related to the purchase of certain assets and assumption of certain liabilities of Valley Anesthesia Educational Programs, Inc. and approximately $50,000 of costs related to the acquisition of Training Direct.

Stock Based Compensation.  The Company recorded stock based compensation in the amount of approximately $755,000 primarily as the result of the Company granting 548,350 options to directors and consultants, which were exercisable as of December 31, 2009.  The fair value of the options was determined by the Black-Scholes option pricing model.  At December 31, 2009, there was approximately $460,000 of total unrecognized compensation cost related to non-vested stock option awards which is expected to be recognized over a weighted-average period of 2 years.

Depreciation and Amortization.  Depreciation and amortization was approximately $140,000.  This amount is substantially attributable to the amortization of intangible assets allocated in the purchase of certain assets and assumption of certain liabilities from Valley Anesthesia Educational Programs, Inc.

Interest expense. Interest expense in the amount of approximately $38,000 relates to the note issued to sellers in connection with the purchase of certain assets and assumption of certain liabilities from Valley Anesthesia Educational Programs, Inc.

Income taxes. The Company’s current income tax expense related to Federal and state income taxes was approximately $19,000 and a deferred income tax benefit has been reflected in the amount of $19,000.   Due to the uncertainty of the Company’s ability to utilize net operating loss carryforwards in the future, the Company has provided a valuation allowance in the amount of approximately $454,000 on the deferred tax asset in the approximate amount of $473,000.

 Net loss.  The Company incurred a net loss of approximately $1,074,000 for the period ended December 31, 2009.  The Company’s fiscal 2009 revenue less related cost of revenue and selling and administrative expenses resulted in income of approximately $252,000 prior to acquisition related costs of approximately $393,000, stock based compensation costs of approximately $755,000, depreciation and amortization attributable primarily to the amortization of intangible assets allocated in the purchase of certain assets and assumption of certain liabilities from Valley Anesthesia Educational Programs, Inc. in the approximate amount of $140,000, and interest on notes issued to sellers in connection with the purchase of certain assets and assumption of certain liabilities from Valley Anesthesia Educational Programs, Inc. in the approximate amount of $37,000. This resulted in a loss of approximately $1,074,000.

Educational Investors, Inc. and Subsidiary

Results of Operations

The following table shows the results of our business.  Results for the year ended December 31, 2008 and for the period from January 1, 2009 through August 20, 2009 are those of Valley Anesthesia Educational Programs, Inc., the company from which EII purchased certain assets and assumed certain liabilities as explained above.   The period from July 20, 2009 through December 31, 2009 represents the results of operations of EII.

Comparison of the Year Ended December 31, 2009 and 2008

	VAEP	EII
	January 1	July 20
	through	through
	August 20	December 31	Combined	VAEP
YEAR ENDED DECEMBER 31,	2009	2009	2009	2008
NET REVENUE	$923,903	$850,285	$1,774,188	$1,864,573
COST OF REVENUE	196,502	221,155	417,657	467,280
SELLING AND ADMINISTRATIVE EXPENSES	249,454	377,590	627,044	660,118
ACQUISITION COSTS	-	393,015	393,015	-
STOCK BASED COMPENSATION	-	754,417	754,417	-
DEPRECIATION AND AMORTIZATION	6,578	140,490	147,068	10,422
TOTAL OPERATING EXPENSES	452,534	1,886,667	2,339,201	1,137,820
INCOME (LOSS) FROM OPERATIONS	471,369	(1,036,382)	(565,013)	726,753
INTEREST EXPENSE	-	(37,867)	(37,867)	-
INTEREST AND DIVIDEND INCOME	3,674	293	3,967	5,392
TOTAL OTHER INCOME	3,674	(37,574)	(33,900)	5,392
NET INCOME (LOSS)	$475,043	$(1,073,956)	$(598,913)	$732,145

Revenue.  Net revenue for the year ended December 31, 2009 was approximately $1,774,000 compared to approximately $1,865,000 for the year ended December 31, 2008. This is a decrease of approximately $91,000 or 4%.  While course attendance increased for the year ended December 31, 2008 from 2,085 students to 2,147 students for the year ended December 31, 2009, the orders and shipments for the 2010 manuals and study guides at December 31, 2009 were at a reduced level from the orders and shipments for the 2009 manuals and study guides at December 31, 2008. The company attributes this to a delay in approval of student loans at December 31, 2009 resulting in increased orders in the beginning of the year 2010.

Cost of Revenue.  Cost of revenue was approximately $418,000 (23% of net revenue) for the year ended December 31, 2009 compared to approximately $467,000 (25% of net revenue) for the year ended December 31 2008, or a decrease of approximately $49,000 or 10%.  The costs of conference facilities at a hotel for an additional course  was offset by   the cost of printing of manuals and study guides due to the reduction in shipments of the 2010 manuals and study guides as discussed above.

Selling and Administrative Expenses.  Selling and administrative expenses were approximately $627,000 (35% of net revenue) for the year ended December 31, 2009 as compared to approximately $660,000 (35% of net revenue) for the year ended December 31, 2009, a decrease of approximately $33,000 or 10%.

Acquisition Costs.  EII incurred approximately $393,000 (22% of net revenue) of costs related to the purchase of certain assets and assumption of certain liabilities of Valley Anesthesia Educational Programs, Inc. and the acquisition of Training Direct, LLC during the year ended December 31, 2009.

Stock Based Compensation.  The Company recorded stock based compensation in the amount of approximately $755,000 primarily as the result of the Company granting 548,350 options to directors and consultants, which were exercisable as of December 31, 2009.  The fair value of the options was determined by the Black-Scholes option pricing model.  At December 31, 2009, there was approximately $460,000 of total unrecognized compensation cost related to non-vested stock option awards which is expected to be recognized over a weighted-average period of 2 years.

Depreciation and Amortization.  Depreciation and amortization for the year ended December 31, 2009 was approximately $147,000 (8% of net revenue) compared to approximately $10,000 (.5% of net revenue) for the year ended December 31, 2008, an increase of approximately $ 137,000 or 720%.  The amortization of intangible assets allocated in the purchase of certain assets and assumption of certain liabilities from Valley Anesthesia Educational Programs, Inc. accounted for this increase.

Interest expense. Interest expense in the amount of approximately $38,000 relates to the note issued to sellers in connection with the purchase of certain assets and assumption of certain liabilities from Valley Anesthesia Educational Programs, Inc.

Other expense.  Interest and dividend income was approximately $ 4,000 for the year ended December 31, 2009 compared to approximately $5,000 for the year ended December 31, 2008, a decrease of approximately $1,000 or 25%.  VAEP invested excess cash in interest bearing bank accounts.

Net income (loss).  Net loss was approximately $599,000 for the year ended December 31, 2009, as compared to net income of approximately $732,000 for the year ended December 31, 2009, a decrease of approximately 1,331,000.  The decrease in net income was mainly due the acquisition related costs of $393,000, stock based compensation of $755,000, increased amortization of intangible assets of $137,000, and interest expense of approximately $38,000.

Valley Anesthesia Educational Programs, Inc.

Liquidity and Capital Resources

As of December 31, 2008, we had negative working capital of approximately $540,000, including cash and cash equivalents, as compared to approximately $550,000 as of December 31, 2007. The negative working capital included deferred revenue of approximately $705,000 and $765,000 at December 31, 2008 and 2007, respectively.  This deferred revenue is earned in the following year.

 Net cash provided by operating activities was approximately $673,000 for the year ended December 31, 2008 compared to approximately $717,000 for the year ended December 31, 2007.  The decrease in cash provided by operating activities was related to the increase in net income of approximately $100,000 offset by the decrease in deferred income of approximately $60,000.

Net cash used in investing activities for the years ended December 31, 2008 and 2007 related to the purchase of fixed assets in the approximate amounts of $9,000 and $17,000, respectively.

Net cash used by financing activities for the years ended December 31, 2008 and 2007 were for distributions to shareholders in the approximate amounts of $723,000 and $599,000, respectively.  VAEP elected to be taxed as an S Corporation under the Internal Revenue Code and applicable state statues.

Critical Accounting Policies and Estimates

Our financial information has been prepared in accordance with generally accepted accounting principles in the United States, which requires us to make judgments, estimates and assumptions that affect (1) the reported amounts of our assets and liabilities, (2) the disclosure of our contingent assets and liabilities at the end of each fiscal period and (3) the reported amounts of revenues and expenses during each fiscal period.  We continually evaluate these estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources.  Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates.  Some of our accounting policies require a higher degree of judgment than others in their application.

When reviewing our financial statements, you should consider (1) our selection of critical accounting policies, (2) the judgment and other uncertainties affecting the application of those policies, and (3) the sensitivity of reported results to changes in conditions and assumptions.  We believe the following accounting policies involve the most significant judgment and estimates used in the preparation of our financial statements.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from those estimates.  Estimates are used in accounting for, among other things, future cash flows associated with impairment testing for long-lived assets and contingencies.

Cash

The Company maintains cash and cash equivalents with financial institutions which may at times exceed federally insured limits.

Fixed assets

Fixed assets are recorded at cost.  Depreciation of office equipment is calculated using the straight line method over the three year estimated useful lives of the related assets.  Expenditures for repairs and maintenance are charged to expense as incurred.

Impairment of long-lived assets

In the event that facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed.  If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value is required.

 Income taxes

The Company has elected to be taxed as an S Corporation under the Internal Revenue Code and applicable state statues.  Accordingly, no provision has been made for federal or state taxes.

The Company has elected to defer the application of ASC 740 Accounting for Uncertainty in Income Taxes. ASC 740 is effective for the Company’s fiscal period beginning January 1, 2009.  ASC 740 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements.

Although the Company is considered a pass-through entity for Federal and state income tax purposes, ASC 740 is applicable.  The Financial Accounting Standards Board has deferred guidance on the application of the provisions of ASC 740 as they relate to pass-through entities.  However, certain taxing jurisdictions do not recognize the Company’s income tax status as a pass-through entity.  The Company’s accounting policy for evaluating uncertain tax positions taken or expected to be taken in income tax filings, should they arise, is based on its assessment of tax positions that have uncertainty as to the probability of being sustained upon examination by those jurisdictions.  Therefore, the Company may be subject to income tax liability-related exposures.

Revenue Recognition

The Company derives its revenue substantially from fees charged for courses and manuals.  The fee is recognized as revenue at the time of the attendance at the course and when the manual is shipped to customers.  The Company recognizes revenue from the sale of study guides when the study guides are shipped to customers. All courses and study guides are paid in advance and the Company refunds only a portion of the fee upon cancellation. Deferred revenue is recorded when payments are received in advance of course attendance and the shipment of the manuals and study guides. The Company does not accept returns of manuals and study guides.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Results of Operations

The following table shows the results of our business.  All references to the results of operations and financial condition are those of Valley Anesthesia Educational Programs, Inc.

Comparison of Fiscal Year Ended December 31, 2008 and 2007

YEAR ENDED DECEMBER 31	2008	2007
REVENUE	$1,885,014	$1,726,960
LESS: REFUNDS AND RETURNED CHECKS	20,441	21,419
NET REVENUE	1,864,573	1,705,541
COST OF REVENUE	467,280	448,736
SELLING AND ADMINISTRATIVE EXPENSES	660,118	616,745
DEPRECIATION AND AMORTIZATION	10,422	7,268
TOTAL OPERATING EXPENSES	1,137,820	1,072,749
INCOME FROM OPERATIONS	726,753	632,792
INTEREST AND DIVIDEND INCOME	5,392	-
TOTAL OTHER INCOME	5,392	-
NET INCOME	$732,145	$632,792

Revenue.  Net revenue for the year ended December 31, 2008 was approximately $1,865,000 compared to net revenue of approximately $1,706,000 for the year ended December 31, 2007, an increase of approximately $159,000 or 9%.  The number of students enrolled in the courses increased from 1,976 in 2007 to 2,085 in 2008, a 6% increase. The selling price of manuals increased by approximately 1% and the revenue from the sale of study guides decreased from approximately $419,000 to $407,000.

Cost of Revenue.  Cost of revenue for the year ended December 31, 2008 was approximately $467,000 (25.1% of net revenue) compared to cost of revenue for the year ended December 31, 2007 of approximately $449,000 (26.3% of net revenue), an increase of approximately $18,000 or 4%.  The increase in the cost of hotel conference facilities is attributable to the addition of one course.

Selling and Administrative Expenses.  Selling and administrative expenses were approximately $660,000 (35.4% of net revenue) for the year ended December 31, 2008 as compared to approximately $617,000 (36.2% of net revenue) for the year ended December 31, 2007, an increase of approximately $43,000 or 1%.

Other expense.  Interest and dividend income was approximately $5,000 for the year ended December 31, 2008.   There was no interest and dividend income for the year ended December 31, 2007.  During the year ended December 31, 2008, VAEP invested cash in interest bearing bank accounts.

Net income.  Net income was approximately $732,000 for the year ended December 31, 2008, as compared to approximately $633,000 for the year ended December 31, 2007, an increase of $99,000 or 16%.  The increase in net income was mainly due to the increase in revenue.

Training Direct, LLC.

Liquidity and Capital Resources

As of December 31, 2009, we had working capital of approximately $101,000, including cash and cash equivalents, as compared to approximately $50,000 and $41,000 as of December 31, 2008 and 2007, respectively.

 Net cash provided by operating activities was approximately $63,000 for the year ended December 31, 2009 compared to approximately $19,000 and $51,000 for the years ended December 31, 2008 and 2007, respectively.  The increase in cash provided from operating activities for the year ended December 31, 2009 was primarily related to net income of approximately $86,000.  The decrease in cash provided by operating activities for the year ended December 31, 2008 was related to the decrease in net loss of approximately $11,000 and by the decrease in the changes of operating assets and liabilities of approximately $43,000.

Net cash used in investing activities in the amount of approximately $136,000 for the year ended December 31, 2009 was related to the purchase of fixed assets in the approximate amount of $96,000 in anticipation of the company moving into a new facility in October 2009 and the purchase of a Certificate of Deposit with a bank in the amount of $40,000, which is held as collateral for a letter of credit in the amount of $40,000 issued as required by the State of Connecticut Department of Higher Education.  For the year ended December 31, 2008, cash used in investing activities related to the purchase of fixed assets in the approximate amount of $3,000.  There were no investing activities for the year ended December 31, 2007.

 Net cash provided by financing activities during the year ended December 31, 2009 was from net contributions from members in the approximate amount of $104,000 less payments on equipment leases in the approximate amount of $8,000.  Net cash used by financing activities for the years ended December 31, 2008 and 2007 were for distributions to members in the approximate amounts of $7,000 and $53,000, respectively.  Training Direct is a limited liability company which is treated as a partnership for income tax purposes.  Accordingly, the members are responsible for income taxes on their proportionate share of the company’s income.

Critical Accounting Policies and Estimates

Our financial information has been prepared in accordance with generally accepted accounting principles in the United States, which requires us to make judgments, estimates and assumptions that affect (1) the reported amounts of our assets and liabilities, (2) the disclosure of our contingent assets and liabilities at the end of each fiscal period and (3) the reported amounts of revenues and expenses during each fiscal period.  We continually evaluate these estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources.  Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates.  Some of our accounting policies require a higher degree of judgment than others in their application.

When reviewing our financial statements, you should consider (1) our selection of critical accounting policies, (2) the judgment and other uncertainties affecting the application of those policies, and (3) the sensitivity of reported results to changes in conditions and assumptions.  We believe the following accounting policies involve the most significant judgment and estimates used in the preparation of our financial statements.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from those estimates.  Estimates are used in accounting for, among other things, future cash flows associated with impairment testing for long-lived assets and contingencies.

Cash

The Company maintains cash and cash equivalents with financial institutions which may at times exceed federally insured limits.

Property and equipment

Property and equipment is recorded at cost.  Depreciation is provided using the straight line method over the estimated useful lives of the respective assets.  Expenditures for repairs and maintenance are charged to expense as incurred.

 Income taxes

The Company is a limited liability company which is treated as a partnership for tax purposes.  Accordingly, the company’s members are responsible for income taxes on their proportionate share of the company’s income.

Revenue Recognition

The financial statements of the company are prepared on the accrual basis of accounting.  Tuition billed to students is recognized as revenue, determined by the percentage of completion method, based on each student’s academic progress.

Off-Balance Sheet Arrangements

The Company, through its bank, issued an irrevocable letter of credit in the amount of $40,000, as required by the State of Connecticut Department of Education.  This letter of credit may not be extended beyond December 31, 2021.  As collateral for the letter of credit, the Company purchased a Certificate of Deposit with the bank in the amount of $40,000.

The Company conducts its operations from leased facilities.

The Company does not have any other off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Results of Operations

The following table shows the results of our business.  All references to the results of operations and financial condition are those of Training Direct, LLC

Comparison of Fiscal Year Ended December 31, 2009 and 2008

		% of		% of
		Revenue		Revenue
YEAR ENDED DECEMBER 31	2009	2009	2008	2008
NET REVENUE	$1,149,489	100%	$833,679	100%
STUDENT INSTRUCTIONAL COSTS	390,592	34%	268,965	32%
RECRUITMENT COSTS	159,613	14%	151,804	18%
OCCUPANCY COSTS	72,901	6%	55,986	7%
GENERAL AND ADMINISTRATIVE EXPENSES	418,469	36%	337,933	41%
DEPRECIATION EXPENSE	19,531	2%	29,241	4%
TOTAL OPERATING COSTS AND EXPENSES	1,061,106	92%	843,929	101%
INCOME (LOSS) FROM OPERATIONS	88,383	8%	(10,250)	-1%
INTEREST EXPENSE, NET	2,191	0%	-	0%
NET INCOME (LOSS)	$68,852	8%	$(10,250)	-1%

Revenue.  Net revenue for the year ended December 31, 2009 was approximately $1,149,000 compared to net revenue of approximately $834,000 for the year ended December 31, 2008, an increase of approximately $315,000 or 38%.  The number of students enrolled in courses during the year ended December 31, 2009 was 864 compared to 714 students enrolled during the year ended December 31, 2008, an increase of 21%.  During the year ended December 31, 2009, there were 278 agency students enrolled compared to 158 for the year ended December 31, 2008 in courses with higher tuition.

Student Instructional Costs.  Student instructional costs increased from approximately $269,000 for the year ended December 31, 2008 to approximately $391,000 for the year ended December 31, 2009, an increase of $122,000 or 45%. The increase is proportionate to the increase in revenue and was principally due to the increase in salaries for instructors in the approximate amount of $87,000 and other instructional costs, uniforms and supplies of approximately $35,000.  Class size has consistently been maintained at 10 to 12 students.

Recruitment Costs.  Recruitment costs for year ended December 31, 2009 were approximately $160,000 compared to approximately $152,000 for the year ended December 31, 2008, an increase of approximately $8,000 or 5%. The increase is primarily attributable to increased advertising and other recruitment costs.

Occupancy Costs.  Occupancy costs for the year ended December 31, 2009 were approximately $73,000 compared to approximately $56,000 for the year ended December 31, 2008, an increase of approximately $17,000 or 30%.  The increase was generally attributable to the increased cost of rent of approximately $10,000 with the move in October, 2009 into a new facility with five class rooms compared to the previous facility which contained 2 classrooms  and additional costs of approximately $6,000 for repairs and maintenance.

General and Administrative Expenses.  General and administrative expenses were approximately $418,000 for the year ended December 31, 2009 as compared to approximately $338,000 for the year ended December 31, 2008, an increase of approximately $80,000 or 23%.  For the year ended December 31, 2009 compared to the year ended December 30, 2008, salaries increased by approximately $56,000 primarily due the addition of one administrative staff person and compensation adjustments.

Net income (loss).  Net income was approximately $69,000 for the year ended December 31, 2009, as compared to a net loss of approximately $10,000 for the year ended December 31, 2008, an increase of $79,000.

Comparison of Fiscal Year Ended December 31, 2008 and 2007

		% of		% of
		Revenue		Revenue
YEAR ENDED DECEMBER 31	2008	2008	2007	2008
NET REVENUE	$833,679	100%	$651,602	100%
STUDENT INSTRUCTIONAL COSTS	268,965	32%	215,637	33%
RECRUITMENT COSTS	151,804	18%	115,062	18%
OCCUPANCY COSTS	55,986	7%	70,884	11%
GENERAL AND ADMINISTRATIVE EXPENSES	337,933	41%	242,300	37%
DEPRECIATION EXPENSE	29,241	4%	29,045	4%
TOTAL OPERATING COSTS AND EXPENSES	843,929	101%	672,928	103%
NET LOSS	$(10,250)	-1%	$(21,326)	-3%

Revenue.  Net revenue for the year ended December 31, 2008 was approximately $834,000 compared to net revenue of approximately $652,000 for the year ended December 31, 2007, an increase of  approximately $182,000 or 28%.  The number of students enrolled in courses increased to 714 for the year ended December 31, 2008 from 606 for the year ended December 31, 2007, an increase of 18%.  In addition, medical billing and encoding courses were added to the curriculum in 2008, which have a higher tuition.

Student Instructional Costs.  Student instructional costs increased from approximately $216,000 for the year ended December 31, 2007 to approximately $269,000 for the year ended December 31, 2008, an increase of $53,000 or 25%. This increase is proportionate with the increase in net revenue, in that class size has consistently been maintained at 10 to 12 students.

Recruitment Costs.  Recruitment costs for the year ended December 31, 2008 were approximately $152,000 compared to approximately $115,000 for the year ended December 31, 2007, an increase of approximately $37,000 or 32%.  Commissions paid to admissions representatives increased from approximately $48,000 for the year ended December 31, 2007 to approximately $78,000 for the year ended December 31, 2008 or approximately $30,000.  This increase is proportionate with the increase in student enrollment.  In addition, changes were made to the commission plan.

Occupancy Costs.  Occupancy costs for the year ended December 31, 2008 were approximately $56,000 for the year ended December 31, 2008 compared to approximately $71,000 for the year ended December 31, 2007, a decrease of approximately $15,000 or 27%.  Rent expense decreased from approximately $49,000 for the year ended December 31, 2007 to approximately $32,000 for the year ended December 31, 2008, or approximately $17,000.  During 2007, additional space was rented under an agreement that was not renewed in 2008.

General and Administrative Expenses.  General and administrative expenses were approximately $338,000 for the year ended December 31, 2008 as compared to approximately $242,000 for the year ended December 31, 2007, an increase of approximately $96,000 or 40%. For the year ended December 31, 2008, salaries increased by approximately $52,000 primarily due to the addition of a person to administer student services, health insurance premiums increased by approximately $12,000, bank charges related to credit card processing fees for student enrollment increased by approximately $10,000, and other general and administrative costs, compared to the year ended December 31, 2007.

Net loss.  Net loss was approximately $10,000 for the year ended December 31, 2008, as compared to approximately $21,000 for the year ended December 31, 2007, a decrease of $11,000.

BUSINESS

Prior to the reverse merger, we were a publicly reporting Delaware corporation offering Internet professional services, including providing our clients with an integrated set of strategic creative and technology services that enable such clients to effect and maximize their Internet business.  As a result of the reverse merger, we will carry out the business and operations of the EII Group.

Introduction

We currently own and operate vocational training and technical schools. Through our acquisition of Educational Investors Inc., we have acquired schools that provide vocational education for the potential employees in the heath care and medical industries. We have also recently entered into agreements to acquire additional affiliated schools that provide educational skills in the culinary industry.

The Reverse Merger and Acquisition of Training Direct

The Reverse Merger

On December 16, 2009, we executed an agreement and plan of merger with EII Acquisition Corp. (a newly formed acquisition subsidiary of Florham) (“Mergerco”), Educational Investors, Inc., a Delaware corporation (“EII”) and its security holders, Sanjo Squared, LLC, Kinder Investments, LP, Joseph Bianco and Anil Narang (collectively, the “EII Securityholders”). Under the terms of the merger agreement, Mergerco was merged with and into EII, with EII as the surviving corporation of the merger, as a result of which EII became a wholly-owned subsidiary of our company. In connection with the merger, the EII Securityholders received (i) an aggregate of 6,000,000 shares of our common stock, (ii) options to acquire 2,558,968 additional shares of our common stock, 50% of which have an initial exercise price of $0.41 per share and 50% of which have an initial exercise price of $0.228 per share, subject to certain performance targets set forth in the merger agreement, and (iii) 250,000 shares of our Series A Preferred Stock, with each share of Series A Preferred Stock automatically convertible into 49.11333 shares of common stock upon the filing by us of an amendment to our certificate of incorporation which increases the authorized shares of our common stock to at least 50,000,000.

Pursuant to the terms of the reverse merger, we agreed to cause (i) the shares of our common stock outstanding prior to the reverse merger; and (ii) up to 930,000 shares of common stock issuable upon exercise of warrants expiring on June 30, 2016 at an exercise price of $0.05 per share, to be registered for resale under the Securities Act of 1933, as amended, as soon as practicable following the effective time of the reverse merger.

The closing of the transactions contemplated by the merger agreement was subject to a number of conditions including, without limitation, completion of due diligence, approval of the merger agreement by the boards of directors of EII and our company and the prior or simultaneous closing of the acquisition of Training Direct, LLC (as discussed below). On December 31, 2009, the parties to the merger agreement deemed all closing conditions to be satisfied and the reverse merger was consummated. As a result of the reverse merger, we believe we are no longer a shell corporation as that term is defined in Rule 405 of the Securities Act of 1933, as amended, and Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

At the closing of the reverse merger, our sole officer resigned and Joseph Bianco was appointed as our Chief Executive Officer, Anil Narang was appointed as our President and Chief Operating Officer, and Kellis Veach was appointed as our Chief Financial Officer and Secretary. In addition, our sole director resigned and Joseph Bianco, Anil Narang, Dov Perlysky, Howard Spindel and David Cohen were appointed as our directors, with such resignation and appointments effective on January 22, 2010, representing the tenth day after mailing our Schedule 14f-1 Information Statement to our shareholders of record.

Acquisition of Training Direct

On December 16, 2009, EII entered into an interest  purchase agreement with the members of Training Direct, and our company, pursuant to which EII acquired all outstanding membership interests, on a fully diluted basis, of Training Direct in exchange for (a) $200,000 cash, (b) shares of our common stock having a deemed value of  $600,000 (the “Acquisition Shares”), with such number of Acquisition Shares to be determined by dividing $600,000 by the “Discounted VWAP” (as defined below) for the 20 “Trading Days” (as defined below) immediately following the consummation of the reverse merger, and (c) shares of our  common stock having a deemed value of $300,000 (the “Escrow Shares”), with such number of Escrow Shares to be determined by dividing $300,000 by the Discounted VWAP for the 20 Trading Days immediately following the consummation of the reverse merger. The Escrow Shares will be held in escrow and released therefrom as provided in the purchase agreement. “Discounted VWAP” is defined in the purchase agreement as 70% of the “VWAP” of our common stock, but in no event less than $0.40 per share. “VWAP” is defined in the purchase agreement as a fraction, the numerator of which is the sum of the product of (i) the closing trading price for our common stock on the applicable national securities exchange on each Trading Day of the 20 Trading Days following the consummation of the reverse merger, and (ii) the volume of our common stock on the applicable national securities exchange for each such day and the denominator of which is the total volume of our common stock on the applicable national securities exchange during such twenty day period, each as reported by Bloomberg Reporting Service or other recognized market price reporting service. “Trading Day” is defined in the purchase agreement as any day on which the New York Stock Exchange or other national securities exchange on which our common stock trades is open for trading.  The Discounted VWAP for the twenty Trading Days after the effective date of the reverse merger is $1.67.  Accordingly, on March 3, 2010 we issued an aggregate of 359,281 Acquisition Shares and 179,641 Escrow Shares.

The closing of the purchase agreement was subject to a number of conditions including, without limitation, approval of the change of ownership of Training Direct by the Connecticut Department of Higher Education, the consummation of the reverse merger, and execution of a certain employment agreement and consulting agreement. On December 31, 2009, the parties to the purchase agreement deemed all closing conditions to be satisfied and accordingly, the purchase and sale of the Training Direct membership interests was consummated simultaneous with the reverse merger.

The following diagrams sets forth our corporate structure, both before and after giving effect to consummation of the transactions contemplated by the reverse merger and the Training Direct acquisition described herein:

(1) Corporate name will be changed to “Oak Tree Educational Partners, Inc.”.

(2) Effective August 20, 2009, Valley Anesthesia, Inc. purchased certain assets and assumed certain liabilities and operations of Valley Anesthesia Educational Programs, Inc. for an aggregate purchase price of $3,838,215, plus certain contingent payments which are subject to the achievement of predetermined operating milestones

Our History

Prior to the reverse merger, we were an Internet professional services firm. We provided our clients with an integrated set of strategic, creative and technology services that enabled them to effect and maximize their Internet business. Our services included advising clients on developing business models for their Internet activities, identifying opportunities to improve operational efficiencies through online opportunities and planning for the operations and organization necessary to support an online business. Our services also included developing graphic designs and web sites for our clients. We also recommended and installed appropriate hardware and software networks to enable online sales, support and communication, and managed the hosting of clients' websites in certain cases.

In 2006, we entered into our first Internet consulting agreement and since then completed web design and project work for another five clients located in New York. For the year ended December 31, 2009, we had consulting revenues of $16,252, as compared to $14,025 for the year ended December 31, 2008. The decrease in the 2009 period was due to fewer projects completed for new and existing clients.

In 2009, our sole officer and director determined that there was inadequate demand for our consulting services and sought to redirect our focus to acquiring a growing operating business. On December 31, 2009, we consummated the reverse merger with EII simultaneous with EII’s acquisition of Training Direct.  As a result of the reverse merger, we will carry out the business and operations of the EII Group, and we discontinued our consulting operations.

Our Current Businesses

EII

EII was incorporated in the State of Delaware on July 20, 2009 for the purpose of acquiring vocational, training and technical schools, with an initial emphasis on the health care and medical industries. EII’s wholly-owned subsidiary, Valley Anesthesia, Inc., was incorporated on July 15, 2009 in the State of Delaware. Effective August 20, 2009, Valley Anesthesia, Inc. purchased certain assets and assumed certain liabilities and operations of Valley Anesthesia Educational Programs, Inc. for an aggregate purchase price of $3,838,215, plus certain contingent payments which are subject to the achievement of predetermined operating milestones.

Valley

Through Valley, EII provides comprehensive review and update courses and study materials that aid Student Registered Nurse Anesthetists (“SRNA”) and Graduate Registered Nurse Anesthetists (“GRNA”) in preparation for the National Certifying Exam (“NCE”) throughout the continental United States.

Valley’s principal service is a three-day comprehensive review and update course designed to prepare SRNAs for the NCE. Valley also offers a 600-page basic manual. Additionally, Valley offers MemoryMasterTM, which is a collection of approximately 4,000 questions and answers designed to further assist its students in preparation for the NCE. Valley presented 10 courses in 2007, 11 courses in 2008 and 12 courses in 2009. In addition, Valley has 13 courses scheduled for 2010.

Valley’s revenue is currently generated from three sources: (i) seminars, (ii) manuals, and (iii) MemoryMasterTM.  In addition, Valley anticipates that there will be a fourth revenue source beginning in 2010, which is from on-line practice examinations that management expects to launch in the third quarter of 2010.

Training Direct

EII’s wholly-owned subsidiary, Training Direct, LLC, was organized as a limited liability company in the State of Connecticut on January 7, 2004.  Training Direct provides “distance learning” and “residential training” educational programs for students to become eligible for entry-level employment in a variety of fields and industries. Training Direct strives to assist those who may not have realized their full potential in the workplace by finding such individuals a new career direction and assisting in progressing their learning skills necessary to reach their earning and personal development possibilities and goals. Training Direct maintains licenses from the Connecticut Commissioner of Higher Education, the Connecticut Department of Health Services and the National Health Career Association, and is an Eligible Training Provider under the Workforce Investment Act. Such licenses require that Training Direct have a competent faculty, offer educationally sound and up-to-date courses and course materials, and be subject to inspections and approvals by outside examining committees.

 Our Proposed Culinary Acquisition and Corporate Structure

Effective as of May 21, 2010, we entered into a membership interest purchase agreement and a separate agreement and plan of merger (the “Culinary Purchase Agreements”) with the equity owners of Culinary Tech Center LLC (“CTC”) and Professional Culinary Institute LLC (“PCI”), both New York limited liability companies, and Educational Training Institute, Inc., a New York corporation (collectively, the “Culinary Group”). Joseph Monaco, one of the principals of the Culinary Group was a former owner of Training Direct. We are seeking to acquire the Culinary Group for $5.5 million, consisting of $3 million cash and $2.5 million of our common stock. The agreements also includes two earn-out provisions consisting of (i) an additional $2.0 million of our common stock and $500,000 in cash if the Culinary Group achieves 2010 or 2011 pre-tax income hurdles of $1.65 million and $1.9 million, respectively, and (ii) an additional $750,000 in cash if, among other things, the Culinary Group achieves a 2010 pre-tax income hurdle of $2.1 million.

Under the terms of the merger agreement, Educational Training Institute (“ETI”) will be merged into our newly formed wholly-owned acquisition subsidiary with ETI as the surviving corporation of the merger. The ETI stockholders will receive $2.5 million of our common stock to be valued at the volume weighted average price (“VWAP”) of our common stock as traded on the FINRA OTC Bulletin Board or other national securities exchange for the 20 trading days immediately prior to the closing date. In addition, the ETI stockholders are entitled to receive contingent merger consideration in the form of $2,000,000 payable in the form of additional shares of our common stock, based upon the Culinary Group reaching $1.65 million and $1.9 million of cumulative pre-tax income levels in each of 2010 and 2011. The contingent merger consideration is valued based on the VWAP of our common stock for the 20 trading days prior to determination of the applicable pre-tax income of the Culinary Group in fiscal 2010 and 201l. The merger agreement also permits the ETI stockholders to require us to repurchase for cash up to $500,000 of the contingent merger consideration in the event the 2010 or 2011 target pre-tax income levels are achieved.

Under the terms of the membership interest purchase agreement with Messrs. Joseph Monaco and Harold Kaplan (the sole members of CTC and PCI), immediately following consummation of the merger referred to above, ETI (then our wholly-owned subsidiary) will purchase from Messrs. Monaco and Kaplan 100% of the members interests equity of each of CTC and PCI. The purchase price for such equity interests is $3.0 million, payable at closing in cash in equal amounts to Messrs. Monaco and Kaplan. The purchase agreement also provides that in the event the Culinary Group achieves the above target pre-tax income in 2010 or fiscal 2011, we are obligated to pay an additional $500,000 to the former members of CTC and PCI. In addition, in the event that the Culinary Group is able to obtain in 2010 an additional five year agency agreement with New York State that provides minimum annual revenues of $1.5 million and $450,000 of incremental pre-tax profits in 2010, as a result of which the cumulative pre-tax income of the Culinary Group shall be greater than $2.1 million in fiscal 2010, then an additional $750,000 shall be payable in cash to the members of CTC and PCI by not later than December 31, 2011.

At closing of the transactions contemplated by both the merger and purchase agreements, Joseph Monaco and Harold Kaplan will enter into employment agreements with our company expiring December 31, 2013, pursuant to which they shall serve as our Executive Vice Presidents, and the President and Chief Operating Officer, respectively, of the Culinary Group. Such executives shall each receive base salaries of $150,000 in 2010, increasing to $200,000 in 2011 and $250,000 in each of 2012 and 2013, and shall be entitled to discretionary bonuses, as determined by our board of directors.

Consummation of the Culinary Group acquisition is subject to certain conditions, including, our obtaining the requisite financing, approval by the New York State Department of Education of the change of control of the Culinary Group, and completion of the necessary audits of the historical financial statements of the Culinary Group. There can be no assurance that we will be able to consummate the Culinary Group acquisition or, if consummated, that it will prove to be beneficial to us.

The following diagrams set forth our proposed corporate structure, assuming consummation of the Culinary Group acquisition and our proposed corporate name change:

Our Offices and Other Corporate Information

 EII’s and Valley’s principal executive offices are located at 845 Third Avenue, 6th Floor, New York, New York 10022, and its telephone number is (646) 290-5290. Valley’s principal operating office is located at 1995 Country Club Blvd, Clive, Iowa 50325 and its telephone number is (515) 221-2590. Valley maintains a website at www.valleyanesthesia.com. Training Direct’s principal executive offices are located at 3885 Main Street, 2nd Floor, Bridgeport, Connecticut 06606 and its telephone number is (203) 372-8842. Training Direct maintains a website at www.trainingdirectusa.org. The contents of such websites are not part of this prospectus.

Valley’s Program Offerings

Seminars

Each review and update course includes 26 hours over a three-day time period. The courses are located throughout the United States in areas with high concentrations of nursing programs. Seminars are typically held in hotel conference rooms located close to airports to minimize logistical issues for traveling students.

Registration for the seminars can be completed online, by mail or by telephone. Registration for courses for the following year occurs at the end of August. Once the registration period has commenced, there is significant enrollment in the seminars within a couple days. Seminars in Cleveland and Philadelphia have traditionally had the highest student enrollments with two courses in Cleveland that included 217 and 216 students, respectively, and 215 students in Philadelphia in 2007. In 2008, the seminars had enrollments for two courses in Philadelphia of 224 and 220 students, respectively, and in Cleveland for two courses of 219 and 216 students, respectively. In 2009, the seminars had enrollments for two courses in Cleveland of 211 and 209 students, respectively, a course in Philadelphia with enrollment of 218 students and a course in Dallas with enrollment of 217 students.

Manuals

Valley publishes a course manual which is purchased by students enrolled in the seminars and others. The course manual consists of over 600 pages and is printed by a third party. While the volume is fairly substantial, the complexity of the printing is not excessive and the manuals are not bound. Production costs were approximately $175,000 in 2007, $186,000 in 2008 and $182,000 in 2009. The manuals are ordered from the printers each fall after registration has begun for the following year’s courses and correspondingly, the majority of the printing costs are incurred in the fourth quarter. Since the per unit cost to print 100 manuals is the same as the cost to print one, Valley only orders enough books to meet its known demand. As Valley receives additional orders, it places orders with its vendor to print the required quantity to meet the additional demand.

MemoryMasterTM

Valley offers its MemoryMasterTM study guide collection of approximately 4,000 questions and answers to aid its students in preparation for the NCE by facilitating the memorization and understanding of a large body of anesthesia-related facts, concepts and issues. MemoryMasterTM content is categorized according to the outline provided by the Council on Certification of Nurse Anesthesia, which includes:

•	basic and related clinical sciences;
•	equipment, instrumentation and technology;
•	basic principles of anesthesia;
•	advanced principles of anesthesia; and
•	professional issues.

MemoryMasterTM is offered in two forms: (i) a bound, soft covered book, and (ii) flash cards.  The book provides the entire MemoryMasterTM content in a side-by-side format, with questions appearing on the left side of each page and the corresponding answers on the right side.

MemoryMasterTM is printed by the same third party source as the course manuals. MemoryMasterTM can also be ordered from the printers on an as needed basis. Management estimates that MemoryMasterTM accounted for approximately $340,000 of revenue in 2009. Historically, the fourth quarter includes the greatest amount of MemoryMasterTM shipments and related revenue.

On-Line Practice Examinations

Valley anticipates that there will be a fourth revenue source beginning in 2010, which is from on-line practice examinations that management expects to launch in the third quarter of 2010. Valley’s on-line practice examinations will be a test assessment program where students can visit a mock testing center on-line. Practice examinations and subject-specific quizzes will be available for student practice purposes. Valley believes that this will be a popular addition to its offerings, and that most students who take its courses, and others who do not, will avail themselves of the new test assessment center. As of the date hereof, pricing for this program has not been finalized but it is expected that the center will be fully functional during the third quarter of 2010.

Training Direct’s Program Offerings

Distance Learning Programs

Distance learning programs provide an additional opportunity to individuals who may not have acquired all of the education they need and are unable to take advantage of residential training educational opportunities. Distance learning is defined as enrollment and study with an educational institution that provides lesson materials prepared in a sequential and logical order for study by students on their own, allowing students to acquire new professional skills while studying at home at their own pace. In order to help each student in their field of study, Training Direct provides counseling and lesson assistance by telephone and through mail.

Training Direct’s distance learning offerings include educational programs in the following fields and industries:

•	medical office assistance;
•	medical billing and coding;
•	hotel-motel front office;
•	veterinary assistant;
•	paralegal; and
•	pharmacy technician.

All of Training Direct’s courses are priced at $1,295 to $1,600 per program. Students may pay via cash, credit card, money order or check.

When each lesson is completed, the student mails the assigned work to the school for correcting, grading, comment and subject matter guidance by qualified instructors. Corrected assignments are rapidly returned to the student, providing a personalized student-teacher relationship.

Medical Office Assistant Program

Training Direct’s medical office assistant curriculum prepares the student for a wide range of entry-level office positions in different areas of the health industry. The curriculum prepares a student for potential employment in medical offices, clinics, public health departments and hospitals. The student acquires a basic understanding of medical terminology, records management, financial administration and administrative procedures which relate to the functioning of a medical office. An outline of the medical office assistant curriculum includes the following, without limitation:

•	introduction to medical office assistance;
•	introduction to medical terminology;
•	advanced medical terminology and pharmacology;
•	administrative medical assistance;
•	medical, legal and ethical responsibilities;
•	computers and information processing;
•	patients' medical records;
•	drug and prescription records;
•	office maintenance and management;
•	fees, credit and collection;
•	health insurance systems;
•	bookkeeping;
•	payroll procedures; and
•	job search techniques.

 A high school diploma or general education degree is required for applicants to become eligible for the program. Upon successful completion of the program, the student receives a diploma.

Medical Billing and Coding Program

Training Direct’s medical insurance billing and coding curriculum prepares the student for entry-level employment to process insurance claims for a medical office. There are multiple roles that the student can fulfill with this curriculum, such as patient and administration contact, working with computers, and accounting tasks. Specific potential career duties consist of: (i) data collection from patients, hospitals, laboratories and physicians; (ii) diagnostic and procedure coding; (iii) timely generation of claims to maximize cash flow for the medical practice; (iv) keeping up to date on insurance plans, rules and regulations; (v) bookkeeping transactions; and (vi) follow-up on claims.

An outline of the medical billing and coding curriculum includes the following, without limitation:

•	introduction to medical terminology;

•	advanced medical terminology and pharmacology;
•	fundamentals of health insurance coverage;
•	source documents and the insurance claim cycle;
•	coding diagnosis;
•	coding procedures;
•	the health insurance claim form;
•	fees: private insurance and managed care, the Medicaid program;
•	the Medicare program;
•	workers’ compensation coverage and other disability programs; and
•	patient billing: credit and collection practices.

In this program, the student acquires an understanding of basic medical terminology, anatomy and physiology, procedural and diagnostic coding, types of medical insurance programs, insurance claims completion and submission, payment and follow-up procedures, relevant office skills and the role of computers in the medical office. Upon successful completion of the program, the student receives a diploma. In addition, this course offers students an optional opportunity to become nationally certified by the National Healthcare Association.

Hotel-Motel Program

Training Direct’s hotel-motel career training curriculum prepares the student for entry-level employment in the Hospitality industry. The student learns about the typical organizational structure of the industry, how each department functions, what the staffing requirements are for each department, as well as the character traits necessary for successful employment for each part of the organization. At the completion of the curriculum, the student is ready to apply for employment in any number of hospitality functions such as front desk operations, catering, housekeeping, sales and promotions, maintenance, purchasing and convention organization. Considerable attention is also given to personnel selection, organization and management. This is an employee intensive industry where human relations are an important component to successful career advancement.

An outline of the hotel-motel curriculum includes the following, without limitation:

•	the Hospitality industry;
•	personnel requirements;
•	the General Manager and Assistant Manager;
•	front desk operations;
•	the desk clerk;
•	uniformed services;
•	guest relations;
•	the sales department;
•	conventions and meetings;
•	accounting procedures;
•	cleaning and maintenance personnel;
•	food and beverage management team;
•	inventories and control; and
•	career guidance.

Upon successful completion of the program, the student receives a diploma.

Veterinary Assistant Program

Training Direct’s veterinary assistant curriculum prepares the student for entry-level employment under the supervision of veterinarians to diagnose and treat animals for injuries, illness and routine veterinary needs such as standard inoculations and periodic check ups. Veterinary assistants perform many tasks ranging from soothing and quieting animals under treatment to drawing blood, inserting catheters and conducting laboratory tests.

An outline of the veterinary assistant curriculum includes the following, without limitation:

•	introduction to medical terminology;
•	advanced medical terminology and pharmacology;
•	introduction to small animal care;
•	animal rights and welfare;
•	nutrition and digestive system;
•	animal studies, including dogs, cats, rabbits, hamsters, amphibians, reptiles, birds, fish and others;
•	introduction to veterinary practice;
•	care and maintenance of a veterinary facility;
•	administrative duties;
•	ethics; and
•	fee collection procedures, billing and payroll.

In this program, the student acquires an understanding of basic medical terminology, the history, breeds and types of animal groups, feeding, handling, care, housing and diseases of animals, key terms, organizational structure and functions of the veterinary clinic, and interacting with professional aspects of veterinary practices. Upon successful completion of the program, the student receives a diploma.

Paralegal Program

Training Direct’s paralegal course prepares students for entry-level employment positions to assist lawyers. The student gains an understanding of the scope of law that is practiced in law offices, corporations and government agencies.

This is an intensive course requiring extensive reading including cases in many areas of the law. In addition to understanding the breadth of the paralegal profession, students begin by learning legal terminology and then study the judicial system, civil and criminal law, the anatomy of a trial as well as pretrial procedures and research. Students also study different areas of law including Bankruptcy, Estate Planning, Family Law, Real Estate, Contracts, Torts, Immigration and Naturalization and Collections.

An outline of the paralegal curriculum includes the following, without limitation:

•	the paralegal profession;
•	law seminars covering roots of American law, organization of the American legal system, sources of law, the trial, and legal terminology;
•	legal research tools;
•	cause of action in a civil case, pre-trial discovery, admissibility and use of evidence, and trial preparation;
•	contracts;
•	Federal bankruptcy;
•	criminal law;
•	estate planning;
•	family law;
•	real estate;
•	torts;
•	immigration and naturalization; and
•	collections.

The duration of this course is six months on a part-time basis. Upon successful completion of the program, the student receives a diploma.

Pharmacy Technician Program

Training Direct’s pharmacy technician curriculum prepares the student for entry-level employment positions to work under the supervision of pharmacists, to help prepare medications for dispensing to patients, label of medications, perform inventories and order supplies, prepare intravenous solutions, help maintain records, and perform other duties as directed by pharmacists.

An outline of the pharmacy technician curriculum includes the following, without limitation:

•	introduction to pharmacy technicians;
•	introduction to medical terminology;
•	advanced medical terminology and pharmacology;
•	home and long term health care;
•	regulatory standards in pharmacy practice;
•	computer applications;
•	medication errors;
•	pharmaceutical dosage forms;
•	pharmaceutical calculations;
•	drug distribution systems; and
•	customer care.

In this course, the student acquires a basic understanding of medical terminology, pharmacological terms, organizational structure and function of the pharmacy, regulatory standards in the practice of pharmacy, drug-use control and information services, administrative aspects of pharmacy technology and professional aspects of pharmacy technology. The duration of this course is six months on a part-time basis. The completion of this program provides the student with the knowledge necessary to pass the national Pharmacy Technician Certification Board exam. A high school diploma or general education degree is required for applicants to become eligible for this program. Upon successful completion of the program, the student receives a diploma.

Residential Training Program

Training Direct offers a comprehensive Certified Nurse's Aide Program to assist its students with developing the skills and knowledge necessary to obtain an entry-level position as a Nurse's Aide in a health care facility. The training program provides the student with both basic knowledge and practical experience in the terminology, procedures, and techniques required of a Nurse's Aide. This training program meets the Connecticut Department of Health Services guidelines for eligibility to take the State certification exam for Nurse's Aides.

Student Services

Students may write or call Training Direct’s academic advisors for course assistance. For each course there is an advisor specialized in that study area who is available to answer questions and discuss subject matter.

Every program at the school includes career preparation lessons to review hiring procedures, to help students write resumes and to improve employment interview skills. Student Services matches students with potential employers who contact Training Direct throughout the year to fill openings.

Our Industry

General

The domestic non-traditional education sector is a significant and growing component of the postsecondary degree-granting education industry, which was estimated to be a $386 billion industry in 2007, according to the Digest of Education Statistics published in 2009 by the U.S. Department of Education’s National Center for Education Statistics. According to the same study, in 2007, over 6.9 million, or 38%, of all students enrolled in higher education programs were over the age of 24, and enrollment in degree-granting institutions between 2008 and 2017 is expected to increase 19% for students over age 25. These students would not be classified as traditional (i.e., 18 to 24 years of age, living on campus, supported by parents, and not working full-time). The nontraditional students typically are looking to improve their skills and enhance their earnings potential within the context of their careers. We believe that the demand for non-traditional education will continue to increase, reflecting the knowledge-based economy in the U.S.

Many working learners seek accredited degree programs that provide flexibility to accommodate the fixed schedules and time commitments associated with their professional and personal obligations. The education formats offered by our institutions enable working learners to attend classes and complete coursework on a more convenient schedule than traditional universities offer. Although more colleges and universities are beginning to address some of the needs of working learners, many universities and institutions do not effectively address the needs of working learners for the following reasons:

•
Traditional universities and colleges were designed to fulfill the educational needs of conventional, full-time students ages 18 to 24, and that industry sector remains the primary focus of these universities and institutions. This focus has resulted in a capital-intensive teaching/learning model that may be characterized by: (i) a high percentage of full-time, tenured faculty; (ii) physical classrooms, library facilities and related full-time staff; (iii) dormitories, student unions, and other significant physical assets to support the needs of younger students; and (iv) an emphasis on research and related laboratories, staff, and other facilities.

•
The majority of accredited colleges and universities continue to provide the bulk of their educational programming on an agrarian calendar with time off for traditional breaks. The traditional academic year runs from September to mid-December and from mid-January to May. As a result, most fulltime faculty members only teach during that limited period of time. While this structure may serve the needs of the full-time, resident, 18 to 24-year old student, it limits the educational opportunities for working learners who must delay their education for up to four months during these traditional breaks.

•
Traditional universities and colleges may also be limited in their ability to provide the necessary customer service for working learners because they lack the necessary administrative and enrollment infrastructure.

•	Diminishing financial support for public colleges and universities has required them to focus more tightly on their existing student populations and missions, which has reduced access to education.

Valley

According to the American Association of Nurse Anesthetists (“AANA”), in the United States there were 118 accredited nurse anesthesia programs in 2010. This number grew from 108 programs in 2006, 2007, 2008 and 2009, and from 95 programs in 2005. Most SRNAs are registered with the AANA. As set forth in the table below, the number of SRNAs registered with the AANA has increased substantially over the past ten years. Valley has developed strategic relationships with accredited nurse anesthesia programs and with the AANA. Many of the programs have requested that Valley provide courses specifically for their programs, however, Valley currently provides courses for only one school located in Tennessee.

SRNAs Registered with AANA
Year	Registered SRNAs

1999	2,372
2005	4,300
2006	4,800
2007	5,042
2008	5,317
2009	5,610

Source: AANA

As indicated above, the number of registered SRNAs more than doubled from 1999 to 2009. This growth in SRNAs in the United States has expanded Valley’s potential customer base to whom Valley markets its services. The following table sets forth a comparison of registered SRNAs with the number of students enrolled in Valley’s courses each year:

Valley’s Market Share
Year	Registered SRNAs	Students Enrolled in Valley’s Courses	% Registered SRNAs Enrolled

1999	2,372	986	41.6%
2005	4,300	1,522	35.4%
2006	4,800	1,901	39.6%
2007	5,042	1,976	39.1%
2008	5,317	2,085	39.2%
2009	5,610	2,147	38.3%

Source: AANA

Training Direct

Training Direct is one of the largest schools operating in the state of Connecticut within the Higher Educational Community that offers short term training programs, which lead to numerous employment opportunities within the Health Care Profession. Our Certified Nurse’s Aide training program as well as Medical Billing and Coding Specialist course are both under four weeks in length and have been very popular among our student population.

Training Direct is also one of the only private schools offering distance learning education programs in the State of Connecticut. Our distance education programs offer our students the ability to take courses from home without having to attend a classroom setting due to such things as family or transportation constraints. Training Direct enrollments in our programs have increased 25% from 2008 to 2009.

Our Strategy and Key Corporate Objectives

Our goal is to strengthen and capitalize on our position as a provider of high quality, accessible education for individuals throughout the United States. Our principal focus is to provide high quality educational products and services to our students in order for them to maximize the benefit of their educational experience.

Generally, we intend to use our expertise to enhance the quality, delivery and student outcomes associated with the respective curricula across our entire group of subsidiaries. We believe we can leverage our organizational capabilities to offer innovative products, optimize our cost structure and create new growth opportunities. Finally, we intend to continue to invest in our people, systems and organization, as they are the foundation for our future success. In our opinion, these efforts are the basis for enabling us to meet and exceed our customer’s expectations and further differentiate us from our competition.

Specifically, EII’s key business development objectives over the next three to five years are to seek and consummate potential acquisitions with companies engaged in the business of providing vocational training and test preparation products and services. In addition, management intends to launch and further develop on-line test assessment programs and web-based course offerings.

Management has identified a number of such potential acquisitions within the broad context of vocational training and test preparation, and except for the proposed acquisition of the Culinary Group, we have not signed any definitive agreement with respect to any additional acquisitions. Management believes that in addition to the usual advantages of “rolling up” similar companies, such as reduced administrative overhead, vocational schools in particular lend themselves to significant enhancement through synergy among the schools. For example, Training Direct’s licensure in the State of Connecticut can be used to sanction related course offerings currently in place in an acquisition target. Thus by acquisition, Training Direct may be able to significantly expand its course offerings and subject areas, without commensurate increases in overhead. Similarly, Valley, which management believes has a valuable brand name among anesthetists, can acquire a program that actually trains (rather than test-prepares) anesthetists, making profitable use of its reputation that has been established over the course of a decade.

Moreover, management believes that the vocational training space is highly fragmented and offers many opportunities for the acquisition and enhancement of small-niche schools, and we plan to aggressively pursue an acquisition strategy over the course of the next three to five years.

Generally, we believe that because of the small, development-stage nature of many potential acquisition targets that opportunities for synergy, such as those described above for Valley and Training Direct, will provide significant opportunities for revenue-expansion and increased profitability, without significant operational cost increases.

Valley and Training Direct, as well as many potential acquisition targets, have limited or nascent on-line utilities. As with the new Valley test assessment center, we believe that both Valley and Training Direct can expand revenue by offering distance learning and distance practice products related to their existing in-classroom programs. Training Direct believes that its existing distance learning program described above, which involves mailing student work papers back and forth, can be substantially enhanced by use of the Internet, both in terms of enlarging the number of students who can take such courses and by significantly reducing costs.

Valley intends to eventually develop an online course, so that students who cannot travel to a specific classroom seminar can still enroll for a Valley course. Such an online program would also be a useful addition for refresher training for students who have actually attended a seminar. Development of this program has just begun and it is not expected to be available for at least two years.

Our Research and Development

Valley and Training Direct have been developing on-line educational programs, including Valley’s on-line testing examination center. In addition, Valley’s and Training Direct’s programs are continually updated to ensure that students are always current with the most updated practices and procedures. Any major revisions to Training Direct’s curriculum are always reviewed by the Connecticut Department of Higher Education for final approval. All programs lead to certification from the National Health Career Association or Connecticut State Licensure. To date, the costs of such research and development activities have been immaterial and are not borne by our customers.

Our Customers and Marketing

Valley

Customers

Valley’s customer base consists almost exclusively of SRNAs preparing to take the NCE. It takes considerable commitment by individuals to become a Certified Registered Nurse Anesthetist (“CRNA”). The education and experience requirements to become a CRNA include the following:

•	a Bachelor’s of Science in Nursing or other appropriate baccalaureate degree;
•	a current license as a registered nurse;
•	at least one year’s experience in an acute care nursing setting;
•	graduation from an accredited graduate school of nurse anesthesia;
•	clinical training in university-based or large community hospitals; and
•	passing a national certification examination following graduation.

Because there are extensive steps and financial resources required for eligibility to sit for the NCE, SRNAs are highly incented to pass the exam and are typically willing to enroll in courses to obtain any advantage for passing the NCE. According to the AANA, in 2005 the reported average annual salary for a CRNA was $160,000. The high salaries paid to CRNAs provide further incentive to SRNAs to pass the certification exam on the first or second attempt. Moreover, due to what management believes is a high demand for CRNAs in the industry, students that pass the certifying exam are employed almost immediately.

As a result of the strong demand for CRNAs and the benefits associated with passing the exam, annual enrollment in Valley’s courses has increased since 1998:

Student Enrollments in Valley’s Courses
Year	No. of Students Enrolled	Growth Rate

1998	935	N/A
1999	986	5.5%
2000	1,113	12.9%
2001	1,211	8.8%
2002	1,354	11.8%
2003	1,488	9.9%
2004	1,510	1.5%
2005	1,522	0.8%
2006	1,901	24.9%
2007	1,976	4.0%
2008	2,085	5.5%
2009	2,147	3.0%

Marketing

Once a year, Valley undertakes a mailing of approximately 5,000 brochures to students and program directors for schools that teach SRNAs. Such brochures include information regarding Valley’s review and update course, course schedules, course pricing, and other related data. In addition, Valley relies on word of mouth amongst SRNAs, program directors and schools with respect to its review and update courses.

Training Direct

Customers

Training Direct enrolls a wide variety of students in its programs; from working executives in our distance education courses, to the unemployed who have been referred to us by a variety of state agencies for our residential programs. Training Direct targets people looking to enhance their current careers or seeking to enter the Health Care Industry.

Marketing

Training Direct does a variety of community outreach as well as print media, which covers over half of the State of Connecticut. Because of its reputation in the community, Training Direct’s referral business has been consistently strong. Training Direct expects advertising and promotional costs to remain consistent with our growth and revenue.

Our Competition and Competitive Advantages

Valley

Valley recognizes few if any direct competitors. There are a limited number of companies publishing manuals designed to help students prepare for the NCE, including, without limitation, Concepts Anesthesia Review, and Board Stiff Live. However, these competitors are not providing an exam review course. Management believes that this enables Valley to take advantage of potential growth opportunities within its market with limited price or other competition. In 2010, Dannemiller, a company engaged in the continuing medical education business, announced that it will be offering a review course for the NCE.

Training Direct

Training Direct has very limited competition in Connecticut. Both the Nurse’s Aide Training and Medical Billing and Coding courses are very much in demand because Training Direct is located in an area which has a very high concentration of hospitals and medical facilities.

Our Regulatory Environment

Our operations are subject to significant regulations. New or revised interpretations of regulatory requirements could have a material adverse effect on us. In addition, changes in existing or new interpretations of applicable laws, rules, or regulations could have a material adverse effect on our accreditation, authorization to operate in various states, permissible activities, and operating costs. The failure to maintain or renew any required regulatory approvals, accreditation, or state authorizations could have a material adverse effect on us.

Training Direct’s operations are regulated by the Department of Higher Education of the State of Connecticut (the “DHE”) from which Training Direct received its initial approval and license in 2004. The DHE seeks to promote a postsecondary system of distinctive strengths which, through overall coordination and focused investment, assures state citizens access to high quality educational opportunities, responsiveness to individual and State needs, and efficiency and effectiveness in the use of resources. The Board of Governors for Higher Education is the statewide coordinating and planning authority for Connecticut's public and independent colleges and universities. The Board makes higher education policy, reviews public college and university missions and budgets, recommends system-wide budgets to the Governor and State General Assembly, licenses and accredits academic programs and institutions (both public and independent), evaluates institutional effectiveness and coordinates programs and services between the public and independent sectors. Under the Board’s supervision, the DHE carries out Board policy, administers statewide student financial aid programs, oversees private occupational schools and conducts research and analysis on issues important to legislators and the public.

The DHE maintains and ensures that the approved occupational schools offer programs and courses that have proper organization and structure that meet their stated objectives. Also, the DHE maintains and ensures that approved occupational schools under their licensure follow all state statutes and regulations.

Our Intellectual Property

 We own and use the trademark MemoryMasterTM, which is registered with the United States Patent and Trademark Office in the name of Valley. In addition, all of Valley’s other course materials are the subject of copyright registrations with the United States Patent and Trademark Office in the name of Valley. Copyright registrations expire over various periods of time. We vigorously defend against infringements of our trademarks, service marks, and copyrights.

Seasonality

Our cash receipts fluctuate primarily as a result of the pattern of student enrollments. Generally, the schools’ highest enrollment and cash receipts typically occur in the fall, which corresponds to the third and fourth quarters our fiscal year. Enrollment is slightly lower in the spring, and the lowest enrollment generally occurs during the summer months. Our operating costs are relatively fixed and do not fluctuate as significantly on a quarterly basis. Our variable expenses fluctuate in accordance with course offerings and include course materials, salaries and (for Valley) facility costs.

Employees

After the reverse merger and the acquisition of Training Direct, we have 3 executive officers. Valley has a total of 4 full-time employees. Training Direct has a total of 6 full-time employees and 10 part-time employees. Over the next 12 months, we do not expect to add significant personnel. None of our employees are covered by collective bargaining agreements. We believe that our relations with our employees are good.

Description of Property

EII’s and Valley’s principal executive offices are located at 845 Third Avenue, 6th Floor, New York, New York 10022. Valley rents office space from one of its officers under a lease expiring August 20, 2010 and pays $725 per month. EII also reimburses another officer $2,992 per month for rent of office space on a month-to-month basis. Valley’s principal operating office is located at 1995 Country Club Blvd, Clive, Iowa 50325. Training Direct’s principal executive offices are located at 3885 Main Street, 2nd Floor, Bridgeport, Connecticut 06606, which also houses the company’s classrooms, and offices for administration, admissions, and student services, in approximately 6,000 square feet. Such premises are leased with a rental payment of $5,850 per month, plus annual increases of 3% or the CPI annual increase, if greater, and expires in October 2019.

We believe that our facilities are adequate to meet our current needs. Our offices are in good condition and are sufficient to conduct our operations. We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

Neither we nor any of our direct or indirect subsidiaries is a party to, nor is any of our property the subject of, any legal proceedings other than ordinary routine litigation incidental to their respective businesses. There are no proceedings pending in which any of our officers, directors or 5% shareholders are adverse to us or any of our subsidiaries or in which they are taking a position or have a material interest that is adverse to us or any of our subsidiaries.

Neither we nor any of our subsidiaries is a party to any administrative or judicial proceeding arising under federal, state or local environmental laws.

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.

MANAGEMENT

Identification of Directors and Executive Officers

The following table sets forth the name, age and position of each of the members of our board of directors and executive officers as of the date of this prospectus:

Name	Age	Position
Joseph J. Bianco	59	Chief Executive Officer and Chairman of the Board
Anil Narang	46	President, Chief Operating Officer and Director
Kellis Veach	67	Chief Financial Officer and Secretary
Dov Perlysky	47	Director
Howard Spindel	64	Director
David Cohen	71	Director

Joseph J. Bianco purchased Lotus Performance Cars, Inc. in 1982, which he subsequently sold to General Motors in 1987. In 1990, Mr. Bianco cofounded and became Chief Executive Officer of Alliance Entertainment Corporation. In 1996, Mr. Bianco and his partner sold control of NYSE-Listed Alliance, then the leading independent distributor of CD music in the world, and resumed his private investing activities. In 1998, an investor group led by Mr. Bianco bought the first of several magazine distributors that were consolidated into the Interlink Companies, of which Mr. Bianco was Chairman. Interlink, a leading distributor of magazines to booksellers and other retailers was sold in 2001 to the Source-Interlink Companies. From 1997 to 2000, Mr. Bianco was also Chairman of Cognitive Arts, Inc., a leading creator of educational software, which was purchased from Northwestern University. From 2003 to 2004, he served on the board of directors of Whitewing Environmental, Inc. Mr. Bianco also serves on the Board of several other private corporations as well as two non-profit organizations. Mr. Bianco graduated from Yale Law School in 1975, where he was an editor of the Yale Law Journal. He became Associate Dean at Cardozo School of Law at Yeshiva University and is the author of two books and various articles.

Anil Narang co-founded and became President of Alliance Entertainment Corporation in 1990. In 1996, Mr. Narang and his partner sold control of NYSE-Listed Alliance, then the leading independent distributor of CD music in the world. In 1998, an investor group including Mr. Narang bought the first of several magazine distributors that were consolidated into the Interlink Companies. Interlink, a leading distributor of magazines to booksellers and other retailers was sold in 2001 to the Source-Interlink Companies. From 1997 to 2000, Mr. Narang was Vice Chairman of Cognitive Arts, Inc., a leading creator of educational software, which was purchased from Northwestern University. In 2003, Mr. Narang co-founded and became Co-CEO of Sheridan Square Entertainment, which was one of the largest independent record labels in the United States. He and his partners sold Sheridan to BTP Acquisition Corp in 2007 in a private transaction. Mr. Narang holds a Bachelor of Arts degree in economics from Colgate University, and an MBA in Finance from New York University.

Kellis Veach joined EII as Chief Financial Officer and Secretary-Treasurer in July 2009. From 2008 to 2009, Mr. Veach was Chief Financial Officer of STB TeleMedia, Inc. From 2003 to 2008, Mr. Veach served as Vice-President of Sheridan Square Entertainment, Inc., and as Chief Financial Officer of its distribution subsidiary. Mr. Veach was a director of Woozyfly, Inc. from January to May, 2009. Mr. Veach graduated from Indiana University with a Bachelor of Science in Business.

Dov Perlysky has served as the Managing Member of Nesher LLC, a financial management company, from 2000 to the present. From 1999 to the present, he has served as a director of Engex, Inc., a closed-end mutual fund. From 2004 to the present, Mr. Perlysky has been a director of Pharma-Bio Serv, Inc., a public company providing pharmaceutical validation services. From 2007 to the present, he has served as a director of Highlands State Bank, a community bank. Mr. Perlysky earned a Bachelor of Science degree in Mathematics and Computer Science from the University of Illinois in 1985, and a Master’s of Management degree from Northwestern University, J.L. Kellogg Graduate School of Management, in 1991.

Howard Spindel is a Senior Managing Director of Integrated Management Solutions, a consulting organization that renders services to the financial services community since 1985. During 2005, he co-founded Integrated Investment Solutions LLC, an affiliated hedge fund administrator. He currently serves as the Financial and Operations Principal, Registered Options Principal or General Securities Principal of over two dozen Financial Industry Regulatory Authority (FINRA) members. Mr. Spindel currently serves on the Board of Directors of the Financial Management Society of the Securities Industry and Financial Markets Association (SIFMA), on SIFMA’s Capital Committee, on FINRA’s Small Firms Advisory Board and as chair of the Audit Committee of the Boards of Directors of two publicly-held companies, Engex, Inc. and Pharma-Bio Serv. In 1982, Mr. Spindel was an operations partner of Greenfield Partners, a New York Stock Exchange (NYSE) member firm. In 1980, he became a financial and operations partner at S.B. Lewis & Company, a NYSE member firm specializing in arbitrage and mergers and acquisitions. In 1977, Mr. Spindel served as comptroller of Wm. D. Mayer & Co., another NYSE member firm specializing in options trading. In 1975, Mr. Spindel became associated with the NYSE as manager of the Capital and Operational Standards Section of its Regulation and Surveillance Group. In 1974, he was with Coopers & Lybrand as an audit supervisor. In 1968, Mr. Spindel began his career in the Technical Research and Review Department and on the audit staff of Oppenheim, Appel, Dixon & Co. He earned a Bachelor of Science degree in Accounting from Hunter College of the City University of New York in 1968. In 1971, Mr. Spindel became a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

David Cohen, Ph.D, after 20 years as an academic research scientist, served as Provost at Northwestern University in the early 1990s and moved to Columbia University in 1995 to serve as Vice President and Dean of the Faculty for Arts and Sciences until 2003 and as Professor of Biological Sciences and Professor of Neuroscience in Psychiatry until 2008. He is currently Vice President and Dean of the Faculty Emeritus for Arts and Sciences at Columbia and Professor Emeritus of Neuroscience in Psychiatry and Alan H. Kempner Professor Emeritus of Biological Sciences at Columbia. Dr. Cohen has served on the board of directors of Zenith Electronics, KLi Corporation, Thuris Corporation, Learning Sciences Corporation, and Eduventures, Inc., as well as in an advisory capacity to Knowledge Investment Partners and Identity Theft 911. In addition, Dr. Cohen has served on the board of directors or trustees for various not-for profit organizations, including the Columbia University Press, the Research Libraries Group, Trevor Day School, The Grass Foundation, Argonne National Laboratory, and the Fermi National Accelerator Laboratory. He has served as a consultant for the National Institutes of Health, the National Science Foundation, the Department of Defense, and the National Academy of Sciences His major elected offices include President of the Society for Neuroscience and Chairman of the Association of American Medical Colleges. Beginning in 2009, Dr. Cohen began serving as Provost of the University of the People, a recently launched on-line, not-for-profit global university He earned a Bachelor of Arts degree from Harvard University in 1960 and a Ph.D. from the University of California, Berkeley, in 1963.

Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to our business:

Timothy Sauvage, President of Valley, co-founded Valley Anesthesia Educational Programs, Inc. in 1993 and became President of Valley Anesthesia, Inc. in August 20, 2009 with the sale of assets to Valley Anesthesia, Inc. Mr. Sauvage is Chief Nurse Anesthetist at the Central Iowa Health Care System in Des Moines, Iowa. Mr. Sauvage has been in the nurse anesthesia education market for 21 years. He formerly served as Director of Veterans Affairs- Drake University Anesthesia Clinical Specialization. Mr. Sauvage’s areas of responsibility include teaching at each of Valley’s courses, assisting with updating the course manual and MemoryMasterTM, and providing overall guidance and direction for the company. Mr. Sauvage graduated from Murray State University with a Bachelor of Science in Nursing. He obtained a Master of Science in Clinical Anesthesia from the Minneapolis School of Anesthesia and has done post graduate work at Iowa State University in Ames, Iowa.

Barbara Paradise, Vice President of Valley, whose husband was a co-founder of Valley Anesthesia Educational Programs, Inc., served as Vice President of Valley Anesthesia Educational Programs, Inc. since 2001, and became Vice President of Valley Anesthesia, Inc. in August 2009 with the sale of assets to Valley Anesthesia, Inc. Ms Paradise contributes to the overall vision of the company, and her responsibilities include overseeing the office operations, preparing marketing materials, coordinating production/printing of the course manual and MemoryMasterTM, order processing, and customer service. Ms. Paradise graduated from University of Wisconsin – Stout with a degree in Home Economics and has done some graduate work at the University of Minnesota.

Joseph Monaco, President of Training Direct, has been involved in proprietary education since 1980. Over the past 30 years, he has held positions as President, Chief Operating Officer, Chief Financial Officer, and Licensed School Director, for more than 8 post-secondary institutions. He has served on multiple State Association Boards of Directors, and has been active with multiple Federal Accrediting Bureaus. Mr. Monaco has worked closely with the State Education Department, Officials, and State Agencies supporting Vocational Training and other Federal and State Higher Education Organizations. Mr. Monaco attended Fairfield University, Fairfield CT and has received various recognition and achievement awards for his service to the Vocational – Proprietary School sector.

Ashok Narang, Vice President of Training Direct, joined Training Direct as Vice President and Director in the Spring of 2004. Mr. Narang has a Bachelor of Arts in Political Science from Syracuse University, a Master of Science Degree in Education from the University of Bridgeport and a 6th Year Professional Diploma for Advanced Study in Educational Management and Administration, also from the University of Bridgeport.

Board of Directors

All directors will hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors.

Role of the Board of Directors

Pursuant to Delaware law, our business, property and affairs are managed under the direction of our board of directors. The board has responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in day-to-day operations. Members of the board keep informed of our business by participating in board meetings, by reviewing analyses and reports sent to them regularly, and through discussions with our executive officers.

Board Committees

We have not established an audit committee, compensation committee, nominating committee or other committee of our board of directors. However, we intend to establish an audit committee, compensation committee, nominating committee or other committee of our board of directors which complies with the independence and other rules of the NYSE Amex Stock Exchange.

Advisory Board

We do not currently have an advisory board.

 Compensation of the Board of Directors

Directors who are also our employees do not receive additional compensation for serving on the Board. Non-employee directors are not paid any annual cash fee. In addition, directors are entitled to receive options under our stock option plan. All directors are reimbursed for their reasonable expenses incurred in attending Board meetings.

Director Independence

Presently, we are not required to comply with the director independence requirements of any securities exchange. In determining whether our directors are independent, however, we intend to comply with the rules of the NYSE Amex Stock Exchange. The board of directors also will consult with counsel to ensure that the board of directors’ determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act of 2002 with respect to the independence of future audit committee members. The NYSE Amex listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.

Currently we do not satisfy the “independent director” requirements of the NYSE Amex Stock Exchange, which requires that a majority of a company’s directors be independent. Our board of directors intends to appoint additional members, each of whom will satisfy such independence requirements.

Family Relationships

Anil Narang, our President, Chief Operating Officer and Director, and Ashok Narang, the Vice President and Director of Training Direct, are brothers. Except as set forth in the precedent sentence, there are no family relationships among directors and executive officers.

Involvement in Certain Legal Proceedings.

None of our officers or directors have, during the last five years: (i) been convicted in or is currently subject to a pending a criminal proceeding; (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy of for the two years prior thereto.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and shareholders holding more than 10% of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in beneficial ownership of our common stock. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to us for the year ended December 31, 2009, the Section 16(a) reports required to be filed by our executive officers, directors and greater-than-10% shareholders were filed on a timely basis.

Code of Ethics

As of the date of this prospectus, we have not adopted a Code of Ethics applicable to all of our employees, officers and directors, wherever they are located and whether they work for us on a full or part-time basis. We intend to adopt a Code of Ethics in the near future so that it complies with the NYSE Amex rules and regulations. The Code will provide rules and procedures to help our employees, officers and directors recognize and respond to situations that present ethical issues. Compliance with this code will be mandatory and those who violate the standards in this Code will be subject to disciplinary action

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation of the chief executive officer and certain of other executive officers of our company whose aggregate cash compensation exceeded $100,000 (other than the chief executive officer) for each of the last two fiscal years:

Summary Compensation Table

Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joseph J. Bianco, CEO and Chairman	2009	$26,250	$-0-	$-0-	$4,000	$-0-	$-0-	$-0-	$30,250
	2008	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
David Stahler (1)	2009	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	2008	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-

(1) Prior to the reverse merger, no compensation was paid to David Stahler for his services as our former President, Chief Financial Officer and Secretary. In addition, Mr. Stahler did not receive any other compensation, whether in the form of stock awards, stock options, or otherwise. Prior to the reverse merger, no compensation was paid to David Stahler for his services as our former sole director.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information with respect to stock awards and grants of options to purchase our common stock to the named executive officers during the fiscal year ended December 31, 2009:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph J. Bianco, CEO and Chairman	-0-	639,742	-0-	$0.228	12/31/14	-0-	$-0-	-0-	$-0-
	-0-	639,742	-0-	$0.41	12/31/14	-0-	$-0-	-0-	$-0-
Anil Narang, President, COO and Director	-0-	639,742	-0-	$0.228	12/31/14	-0-	$-0-	-0-	$-0-
	-0-	639,742	-0-	$0.41	12/31/14	-0-	$-0-	-0-	$-0-
Kellis Veach, CFO	-0-	164,505	-0-	$0.50	12/31/14	-0-	$-0-	-0-	$-0-

Director Compensation

The following table sets forth with respect to the named directors, compensation information inclusive of equity awards and payments made in the year end December 31, 2009. Joseph J. Bianco, our CEO and Chairman, is included in the Summary Compensation Table:

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Dov Perlysky	$-0-	$-0-	$149,283	$-0-	-0-	$-0-	$149,283
David Cohen	$-0-	$-0-	$149,283	$-0-	-0-	$-0-	$149,283
Howard Spindel	$-0-	$-0-	$149,283	$-0-	-0-	$-0-	$149,283
Anil Narang	$-0-	$-0-	$-0-	$-0-	-0-	$-0-	$-0-

Stock Incentive Plan

We had no stock incentive plans as of the fiscal year ended December 31, 2008.

On December 23, 2009, our board of directors have consented in writing to approve our 2009 Stock Incentive Plan for key employees, directors, consultants and others providing services to us, pursuant to which up to 1,500,000 shares of common stock shall be authorized for issuance thereunder. On May 19, 2010, Kinder Investments, L.P. and Sanjo Squared, LLC, each affiliates of our company, have entered into a written shareholder consent authorizing each of the name change, the share capital increase and the 2009 Stock Incentive Plan. The following paragraphs describe the principal terms of the 2009 Plan.

Purpose. The purpose of the 2009 Plan is to provide us with a means to assist in recruiting, retaining and rewarding certain employees, directors and consultants and to motivate such individuals to exert their best efforts on our behalf by providing incentives through the granting of awards. By granting awards to such individuals, we expect that the interests of the recipients will be better aligned with the interests of our company.

Stock Subject to the 2009 Plan. Currently a total of 1,500,000 shares of common stock may be issued under the 2009 Plan, subject to adjustments. We may use shares held in treasury in lieu of authorized but unissued shares. If any award expires or terminates, the shares subject to such award shall again be available for purposes of the 2009 Plan. Any shares used by the participant as payment to satisfy a purchase price related to an award, and any shares withheld by us to satisfy an applicable tax-withholding obligation, shall again be available for purposes of the 2009 Plan.

Administration of the 2009 Plan. The 2009 Plan is administered by the board of directors. The board of directors has sole discretion over determining individuals eligible to participate in the 2009 Plan and the time or times at which awards will be granted and the number of shares, if applicable, which will be granted under an award. Subject to certain limitations, the board of directors’ power and authority includes, but is not limited to, the ability to interpret the 2009 Plan, to establish rules and regulations for carrying out the 2009 Plan and to amend or rescind any rules previously established, to determine the terms and provisions of the award agreements and to make all other determinations necessary or advisable for the administration of the 2009 Plan.

Eligible Persons. Any employee or director, as well as consultant to our company, who is selected by the board of directors is eligible to receive awards. The board of directors will consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective awards, provided that incentive stock options may only be granted to employees.

Grant of Awards. The types of awards that may be granted under the 2009 Plan are stock options (either incentive stock options or non-qualified stock options), stock appreciation rights, performance-based awards, as well as other stock-based awards and cash-based awards. Awards are evidenced by an agreement and an award recipient has no rights as a stockholder with respect to any securities covered by an award until the date the recipient becomes a holder of record of the common stock.

On the date of the grant, the exercise price must equal at least 100% of the fair market value in the case of incentive stock options, or 110% of the fair market value with respect to optionees who own at least 10% of the total combined voting power of all classes of stock. The fair market value is determined by computing the arithmetic mean of the high and low stock prices on a given determination date. The exercise price on the date of grant is determined by the board of directors in the case of non-qualified stock options.

Stock appreciation rights granted under the 2009 Plan are subject to the same terms and restrictions as the option grants and may be granted independent of, or in connection with, the grant of options. The board of directors determines the exercise price of stock appreciation rights. A stock appreciation right granted independent of an option entitles the participant to payment in an amount equal to the excess of the fair market value of a share of the common stock on the exercise date over the exercise price per share, times the number of stock appreciation rights exercised. A stock appreciation right granted in connection with an option entitles the participant to surrender an unexercised option and to receive in exchange an amount equal to the excess of the fair market value of a share of the common stock over the exercise price per share for the option, times the number of shares covered by the option which is surrendered. Fair market value is determined in the same manner as it is determined for options.

The board of directors may also grant awards of stock, restricted stock and other awards valued in whole or in part by reference to the fair market value of the common stock. These stock-based awards, in the discretion of the board of directors, may be, among other things, subject to completion of a specified period of service, the occurrence of an event or the attainment of performance objectives. Additionally, the board of directors may grant awards of cash, in values to be determined by the board of directors. If any awards are in excess of $1,000,000 such that Section 162(m) of the Internal Revenue Code applies, the board may, in its discretion, alter its compensation practices to ensure that compensation deductions are permitted.

Awards granted under the 2009 Plan are generally not transferable by the participant except by will or the laws of descent and distribution, and each award is exercisable, during the lifetime of the participant, only by the participant or his or her guardian or legal representative, unless permitted by the committee.

Awards Granted.  As of December 31, 2009, we have granted the following options under the 2009 Plan:

On December 31, 2009, the board of directors of EII granted Kellis Veach 5-year options to purchase 150,000 (the “Veach EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as Chief Financial Officer. The Veach EII Stock Options shall be exercisable as to 75,000 shares on December 31, 2010 and as to 75,000 shares on December 31, 2011.

On December 31, 2009, the board of directors of EII granted Ashok Narang 5-year options to purchase 150,000 (the “Ashok Narang EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as Vice President of Training Direct. The Ashok Narang EII Stock Options shall be exercisable as to 75,000 shares on December 31, 2010 and as to 75,000 shares on December 31, 2011.

Under the Merger Agreement, the Veach and Ashok Narang Stock Options were each converted into 5-year options to purchase an aggregate of 164,505 shares of Florham common stock with respect to Mr. Veach and 164,505 shares of Florham common stock with respect to Mr. Narang, each at an exercise price of $0.50. These options are exercisable as to 82,252 shares on December 31, 2010 and as to 82,253 shares on December 31, 2011.

On December 31, 2009, the board of directors of EII granted Howard Spindel 5-year options to purchase 100,000 (the “Spindel EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as a director. The Spindel EII Stock Options vest in full on the date of grant.

On December 31, 2009, the board of directors of EII granted Dov Perlysky 5-year options to purchase 100,000 (the “Perlysky EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as a director. The Perlysky EII Stock Options vest in full on the date of grant.

On December 31, 2009, the board of directors of EII granted David Cohen 5-year options to purchase 100,000 (the “Cohen EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as a director. The Cohen EII Stock Options vest in full on the date of grant.

On December 31, 2009, the board of directors of EII granted Jonathan Turkel 5-year options to purchase 100,000 (the “Turkel EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as a consultant. The Turkel EII Stock Options vest in full on the date of grant.

Under the Merger Agreement, the Spindel, Perlysky, Cohen and Turkel EII Stock Options were each converted into 5-year options to purchase an aggregate of (i) 109,670 shares of Florham common stock with respect to Mr. Spindel, (ii) 109,670 shares of Florham common stock with respect to Mr. Perlysky, (iii) 109,670 shares of Florham common stock with respect to Dr. Cohen, and (iv) 109,670 shares of Florham common stock with respect to Mr. Turkel, each at an exercise price of $0.50. Each of these options vest in full on the date of grant.

On December 31, 2009, the board of directors of Florham granted Leonard Katz a 5-year option to purchase an aggregate of 109,670 shares of Florham common stock at an exercise price of $0.50 in his capacity as a consultant. This option vests in full on the date of grant.

Amendment. The 2009 Plan may be amended, altered, suspended or terminated by the administrator at any time. We may not alter the rights and obligations under any award granted before amendment of the 2009 Plan without the consent of the affected participant. Unless terminated sooner, the 2009 Plan will terminate automatically on December 23, 2019.

Employment and Consulting Agreements

Bianco Employment Agreement

On August 20, 2009, EII entered into an Employment Agreement with Joseph Bianco (the “Bianco Employment Agreement”) pursuant to which Mr. Bianco was engaged through December 31, 2012 as EII’s Chief Executive Officer with the responsibility for the overall operation of EII, as well as other duties as may be assigned to Mr. Bianco by the board of directors of EII, including providing services to EII and its other subsidiaries. EII pays to Mr. Bianco a salary of $70,000 per annum (the “Base Salary”) and he is entitled to receive an annual bonus as shall be determined in the sole discretion of the independent members of the board of directors of EII. Commencing on January 1, 2010, the Base Salary will be increased to an annual amount which shall be commensurate with both (i) the trailing twelve-month consolidated pro-forma (based on acquisitions or other material events that may occur) earnings before interest, taxes, depreciation and amortization of intangible assets of the EII Group for the fiscal year ended December 31, 2009, and (ii) the then business prospects of the EII Group, all as shall be determined by the independent members of the Board of Directors of EII.

In addition to the Base Salary and bonus, Mr. Bianco may be granted options to purchase, or stock appreciation rights in, shares of the common stock of EII. On August 20, 2009, Mr. Bianco purchased options to purchase 1,166,667 (the “Bianco EII Stock Options”) shares of EII common stock at an exercise price equal to $0.25 per share with respect to 583,334 options and $0.45 per share with respect to 583,333 options in exchange for a $10,000 principal amount promissory note from Mr. Bianco. Under the merger agreement, the Bianco EII Stock Options were converted into 5-year options to purchase an aggregate of 1,279,484 shares of common stock at an exercise price equal to $0.228 per share with respect to 639,742 options (the “Bianco Tier I Options”) and $0.41 per share with respect to 639,742 options (the “Bianco Tier II Options”). The Bianco Tier I Options shall be exercisable only if the EBTDA Per Share for the applicable measuring period exceeds the Base Tier I EBTDA Per Share and the Bianco Tier II Options shall be exercisable only if the EBTDA Per Share for the applicable measuring period exceeds the Base Tier II EBTDA. The Bianco Tier I and Tier II Options shall be deemed vested as of the date of grant.

Base Tier I EBTDA Per Share means: (1) $0.036 for the measuring year ending December 31, 2010, (2) $0.055 for the measuring year ending December 31, 2011, (3) $0.091 for the measuring year ending December 31, 2012, (4) $0.109 for the measuring year ending December 31, 2013, and (5) $0.137 for the measuring year ending December 31, 2014. Base Tier II EBTDA Per Share means: (1) $0.055 for the measuring year ending December 31, 2010, (2) $0.091 for the measuring year ending December 31, 2011, (3) $0.137 for the measuring year ending December 31, 2012, (4) $0.164 for the measuring year ending December 31, 2013, and (5) $0.191 for the measuring year ending December 31, 2014. EBTDA Per Share means (1) the net income after our taxes (exclusive of any non-recurring or extraordinary items paid or accrued) and our consolidated subsidiaries (if any) in the applicable measuring year, plus (A) federal and state income taxes paid or accrued in such measuring year, (B) amounts paid or accrued in such measuring year in respect of depreciation of tangible assets, and (C) amounts paid or accrued in such measuring year in respect of amortization of intangible assets, including goodwill, all as set forth on the audited consolidated statements of income or operations of us and our consolidated subsidiaries (if any) in the applicable measuring year and as determined in accordance with GAAP by our independent accountants, divided by (2) the weighted average of the outstanding common stock, measured on a fully diluted basis.

The Bianco Employment Agreement contains customary confidentiality, non-competition and non-solicitation provisions.

Narang Employment Agreement

On August 20, 2009, EII entered into an Employment Agreement with Anil Narang (the “Narang Employment Agreement”) pursuant to which Mr. Narang was engaged through December 31, 2012 as EII’s President and Chief Operating Officer with the responsibility for the overall operation of EII together with Mr. Bianco, as well as other duties as may be assigned to Mr. Narang by the board of directors of EII, including providing services to EII and its other subsidiaries. EII pays to Mr. Narang a salary of $70,000 per annum (the “Base Salary”) and he is entitled to receive an annual bonus as shall be determined in the sole discretion of the independent members of the board of directors of EII. Commencing on January 1, 2010, the Base Salary will be increased to an annual amount which shall be commensurate with both (i) the trailing twelve-month consolidated pro-forma (based on acquisitions or other material events that may occur) earnings before interest, taxes, depreciation and amortization of intangible assets of the EII Group for the fiscal year ended December 31, 2009, and (ii) the then business prospects of the EII Group, all as shall be determined by the independent members of the Board of Directors of EII.

In addition to the Base Salary and bonus, Mr. Narang may be granted options to purchase, or stock appreciation rights in, shares of the common stock of EII. On August 20, 2009, Mr. Narang purchased options to purchase 1,166,667 (the “Narang EII Stock Options”) shares of EII common stock at an exercise price equal to $0.25 per share with respect to 583,334 options and $0.45 per share with respect to 583,333 options in exchange for a $10,000 principal amount promissory note from Mr. Narang. Under the merger agreement, the Narang EII Stock Options were converted into 5-year options to purchase an aggregate of 1,279,484 shares of common stock at an exercise price equal to $0.228 per share with respect to 639,742 options (the “Narang Tier I Options”) and $0.41 per share with respect to 639,742 options (the “Narang Tier II Options”). The Narang Tier I Options shall be exercisable only if the EBTDA Per Share for the applicable measuring period exceeds the Base Tier I EBTDA Per Share and the Narang Tier II Options shall be exercisable only if the EBTDA Per Share for the applicable measuring period exceeds the Base Tier II EBTDA. The Narang Tier I and Tier II Options shall be deemed vested as of the date of grant. Base Tier I EBTDA Per Share and EBTDA Per Share have the same meanings set forth above under the heading “Bianco Employment Agreement”.

The Narang Employment Agreement contains customary confidentiality, non-competition and non-solicitation provisions

Veach Employment Agreement

On August 20, 2009, EII entered into an Employment Agreement with Kellis Veach (the “Veach Employment Agreement”) pursuant to which Mr. Veach was engaged through December 31, 2012 as EII’s Chief Financial Officer with the responsibility for financial reporting and operation of EII, as well as other duties as may be assigned to Mr. Veach by the board of directors of EII, including providing services to EII and its other subsidiaries. EII pays to Mr. Veach a salary of $70,000 per annum (the “Base Salary”) and he is entitled to receive an annual bonus as shall be determined in the sole discretion of the independent members of the board of directors of EII. Commencing on January 1, 2010, the Base Salary will be increased to an annual amount which shall be commensurate with both (i) the trailing twelve-month consolidated pro-forma (based on acquisitions or other material events that may occur) earnings before interest, taxes, depreciation and amortization of intangible assets of the EII Group for the fiscal year ended December 31, 2009, and (ii) the then business prospects of the EII Group, all as shall be determined by the independent members of the Board of Directors of EII. In addition to the Base Salary and bonus, Mr. Veach may be granted options to purchase, or stock appreciation rights in, shares of the common stock of EII.

The Veach Employment Agreement contains customary confidentiality, non-competition and non-solicitation provisions.

Assignment and Assumption Agreements

On December 31, 2009, Florham entered into certain Assignment and Assumption Agreements with EII, Joseph Bianco, Anil Narang and Kellis Veach under which EII assigned to Florham all of EII’s rights, title and interest, and delegated all of its obligations and liabilities, to each of the Bianco, Narang and Veach Employment Agreements to Florham. In addition, Florham assumed all covenants, agreements, and other obligations to be performed by EII under the Bianco, Narang and Veach Employment Agreements, and Messrs Bianco, Narang and Veach each consented to the Assignment and Assumption Agreement applicable to him.

Joseph Monaco Consulting Agreement

On December 31, 2009, EII entered into a Consulting Agreement with Joseph Monaco under which Mr. Monaco was engaged through December 31, 2010 (the “Term”) to provide EII with such general business and consulting services as may be assigned to him by the board of directors, including, without limitation, advising EII, its subsidiaries, and the board with respect to (i) relationships with various state educational departments and agencies, and (ii) analyzing and pursuing potential acquisitions. During the Term, EII will pay Mr. Monaco a consulting fee of $75,000 per annum and will reimburse him for all documented out-of-pocket expenses incurred by him in the interest of the business. The consulting agreement contains customary confidentiality, non-competition and non-solicitation provisions.

Ashok Narang Employment Agreement with Training Direct

On December 31, 2009, Training Direct entered into an Employment Agreement with Ashok Narang pursuant to which Mr. Narang was engaged through December 31, 2012 (the “Term”) as Training Direct’s Vice President with the responsibility for the overall operation of Training Direct, as well as other duties as may be assigned to Mr. Narang by our board of directors, including providing services to us and our other subsidiaries. Training Direct will pay Mr. Narang a salary of $135,000 per annum (the “Base Salary”) and he is entitled to receive an annual bonus as shall be determined in the sole discretion of the independent members of our board of directors. In addition to the Base Salary and bonus, Mr. Narang may be granted options to purchase, or stock appreciation rights in, shares of our common stock. The employment agreement contains customary confidentiality, non-competition and non-solicitation provisions.

Limitation on Liability and Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, and a vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

As of December 30, 2009, we had a total of 166,700 shares of common stock issued and outstanding.  As of June 23, 2010, we have a total of 7,567,656 shares of common stock issued and outstanding, of which 179,641 are held in escrow and are subject to earnout provisions.

The following table sets forth, as of June 23, 2010: (a) the names and addresses of each beneficial owner of more than five percent (5%) of our common stock known to us, the number of shares of common stock beneficially owned by each such person, and the percent of our common stock so owned before and after the reverse merger and acquisition of Training Direct; and (b) the names and addresses of each director and executive officer before and after the reverse merger and acquisition of Training Direct, the number of shares our common stock beneficially owned, and the percentage of our common stock so owned, by each such person, and by all of our directors and executive officers as a group before and after the reverse merger and acquisition of Training Direct. Each person has sole voting and investment power with respect to the shares of our common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. Individual beneficial ownership also includes shares of common stock that a person has the right to acquire within 60 days from June 23, 2010.

Unless otherwise noted, the principal address of each of the directors and officers listed below is 845 Third Avenue, 6th Floor, New York, New York 10022.

Name	Share Amount and Nature of Beneficial Ownership Before the Reverse Merger		Percentage of Outstanding Shares Before the Reverse Merger (1)	Share Amount and Nature of Beneficial Ownership After the Reverse Merger (2)		Percentage of Outstanding Shares After the Reverse Merger (2)
David Stahler (3)	53,600		32.15%	53,600		*

Sanjo Squared, LLC (4)	—		—	7,311,333	(5)	96.61%

Kinder Investments, L.P. (6)	500		*	10,967,500	(7)	144.93%

Joseph J. Bianco	—		—	5,056,408	(8)	66.82%

Anil Narang	—		—	5,056,407	(9)	66.82%

Kellis Veach	—		—	—	(10)	—

Dov Perlysky	5,600	(11)	3.4%	11,627,270	(12)	153.64%

Howard Spindel	100	(13)	*	109,770	(14)	1.45%

David Cohen	—		—	109,670	(14)	1.45%

All Directors, Executive Officers and Director Nominees before the Reverse Merger, as a Group	59,300		35.57%	59,300		*

All Directors, Executive Officers and Director Nominees after the Reverse Merger and after the Effective Date of the Schedule 14f-1, as a Group			—	21,959,525		290.18%

* Less than one percent.

(1)	The numbers in this column are based on 166,700 shares outstanding.
(2)
The numbers are based on 7,567,656 shares outstanding, which represent the number of shares we have outstanding after the reverse merger, and does not include the issuance of (i) 12,278,333 shares of common stock issuable upon conversion of 250,000 shares of Series A Preferred Stock, or (iii) the issuance of shares upon exercise of outstanding options or warrants.

(3)	Mr. Stahler’s address is c/o Florham Consulting Corp., 64 Beaver Street, Suite 233, New York, New York 10004.
(4)
The persons sharing voting, dispositive or investment powers over Sanjo (50% each) are Joseph J. Bianco and Anil Narang, Managers. The address of Sanjo is c/o Educational Investors, Inc., 845 Third Avenue, 6th Floor, New York, New York 10022.

(5)
This number represents: (i) 2,400,000 shares of Florham Common Stock, and (ii) 100,000 shares of Series A Preferred Stock, each of which shares of Series A Preferred Stock shall be converted, on the basis of 49.11333 shares of Florham Common Stock for each share of Series A Preferred Stock (an aggregate of 4,911,333 shares of Florham Common Stock) automatically upon the filing by the Company of an amendment to its certificate of incorporation increasing its authorized shares of Florham Common Stock to not less than 50,000,000 shares.

(6)
The General Partner of Kinder is Nesher, LLC. The person having voting, dispositive or investment powers over Nesher is Dov Perlysky, Managing Member. The address of Kinder is c/o Educational Investors, Inc., 845 Third Avenue, 6 th Floor, New York, New York 10022.

(7)
This number represents: (i) 500 shares of Florham Common Stock owned prior to the Reverse Merger; (ii) 3,600,000 shares of Florham Common Stock, and (iii) 150,000 shares of Series A Preferred Stock, which automatically convert into an aggregate of 7,367,000 shares of Florham Common Stock upon the filing by the Company of an amendment to its certificate of incorporation increasing its authorized shares of Florham Common Stock to not less than 50,000,000 shares.

(8)
This number represents: (i) options to purchase 1,279,484 shares of Florham Common Stock at an exercise price equal to $0.228 per share with respect to 639,742 options and $0.41 per share with respect to 639,742 options; (ii) 1,200,000 shares of Florham Common Stock owned by Sanjo Squared, LLC; (iii) 50,000 shares of Series A Preferred Stock owned by Sanjo, each of which shares of Series A Preferred Stock shall be converted, on the basis of 49.11333 shares of Florham Common Stock for each share of Series A Preferred Stock (an aggregate of 2,455,667 shares of Florham Common Stock) automatically upon the filing by the Company of an amendment to its certificate of incorporation increasing its authorized shares of Florham Common Stock to not less than 50,000,000 shares; (iv) 80,838 Acquisition Shares issued on March 3, 2010 pursuant to the Interest Purchase Agreement dated as of December 31, 2009; and (v) 40,419 Escrow Shares issued on March 3, 2010 pursuant to the Interest Purchase Agreement dated as of December 31, 2009.

(9)
This number represents: (i) options to purchase 1,279,484 shares of Florham Common Stock at an exercise price equal to $0.228 per share with respect to 639,742 options and $0.41 per share with respect to 639,742 options; (ii) 1,200,000 shares of Florham Common Stock owned by Sanjo Squared, LLC; (iii) 50,000 shares of Series A Preferred Stock owned by Sanjo, each of which shares of Series A Preferred Stock shall be converted, on the basis of 49.11333 shares of Florham Common Stock for each share of Series A Preferred Stock (an aggregate of 2,455,666 shares of Florham Common Stock) automatically upon the filing by the Company of an amendment to its certificate of incorporation increasing its authorized shares of Florham Common Stock to not less than 50,000,000 shares; (iv) 80,838 Acquisition Shares issued on March 3, 2010 pursuant to the Interest Purchase Agreement dated as of December 31, 2009; and (v) 40,419 Escrow Shares issued on March 3, 2010 pursuant to the Interest Purchase Agreement dated as of December 31, 2009.

(10)
Does not include options to purchase an aggregate of 164,505 shares of Florham Common Stock at an exercise price of $0.50 per share, of which (i) 82,252 options shall vest on December 31, 2010; and (ii) 82,253 options shall vest on December 31, 2011.

(11)
This number represents: (i) 500 shares owned by Kinder Investments, L.P.; (ii) 100 shares owned by Mr. Perlysky; and (iii) 5,000 shares owned by Krovim, LLC, whose manager is Nesher, LLC. Mr. Perlysky is the Managing Member of Nesher, LLC. Does not include: (a) 100 shares owned by Laya Perlysky, Mr. Perlysky’s spouse; and (b) 1,800 shares owned by the LDP Family Partnership, whose General Partner is Mrs. Perlysky. Mr. Perlysky disclaims beneficial ownership of the shares owned by Mrs. Perlysky and the LDP Family Partnership.

(12)
This number represents: (i) 500 shares owned by Kinder Investments, L.P.; (ii) 100 shares owned by Mr. Perlysky; (iii) 5,000 shares owned by Krovim, LLC, whose manager is Nesher, LLC; (iv) options to purchase 109,670 shares of Florham Common Stock at an exercise price equal to $0.50 per share; (v) 3,600,000 shares of Florham Common Stock owned by Kinder Investments, L.P., (vi) 150,000 shares of Series A Preferred Stock owned by Kinder, which automatically converts into an aggregate of 7,367,000 shares of Florham Common Stock upon the filing by the Company of an amendment to its certificate of incorporation increasing its authorized shares of Florham Common Stock to not less than 50,000,000 shares; and (vii) warrants to purchase 545,000 shares of Florham Common Stock at $0.05 per share exercisable on or after March 12, 2010 owned by Krovim, LLC.

(13)
This number represents shares owned by Jash Group, Inc. Mr. Spindel, Senior Vice President of Jash Group, Inc., has the ability to vote these shares but otherwise disclaims beneficial ownership. Does not include 100 shares owned by Mr. Spindel’s spouse, as to which he disclaims beneficial ownership.

(14)	This number represents options to purchase shares of Florham Common Stock at an exercise price equal to $0.50 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In our two prior fiscal years, and the subsequent period through the date hereof, there have been no transactions between members of management, five percent stockholders, “affiliates,” promoters and finders, except as set forth below. Each of the transactions listed below was negotiated on an “arm’s length” basis.

Prior to the reverse merger, we used office space provided to us by our former President, David Stahler, at no cost. The amount of office space used by us was insignificant.

The mother of our prior President is a co-trustee of a trust which owns approximately 14% of the capital stock of Chocolate Printing Company, Inc., one of our prior clients.

Lease

EII’s and Valley’s principal executive offices are located at 845 Third Avenue, 6th Floor, New York, New York 10022. Valley rents office space from one of its officers under a lease expiring August 20, 2010 and pays $725 per month. EII also reimburses another officer $2,992 per month for rent of office space on a month-to-month basis.

Employment and Consulting Agreements

On August 20, 2009, EII entered into an Employment Agreement with Joseph Bianco (the “Bianco Employment Agreement”) pursuant to which Mr. Bianco was engaged through December 31, 2012 (the “Term”) as EII’s Chief Executive Officer with the responsibility for the overall operation of EII, as well as other duties as may be assigned to Mr. Bianco by the board of directors of EII, including providing services to EII and its other subsidiaries. EII pays to Mr. Bianco a salary of $70,000 per annum (the “Base Salary”) and he is entitled to receive an annual bonus as shall be determined in the sole discretion of the independent members of the board of directors of EII. Commencing on January 1, 2010, the Base Salary will be increased to an annual amount which shall be commensurate with both (i) the trailing twelve-month consolidated pro-forma (based on acquisitions or other material events that may occur) earnings before interest, taxes, depreciation and amortization of intangible assets of the EII Group for the fiscal year ended December 31, 2009, and (ii) the then business prospects of the EII Group, all as shall be determined by the independent members of the Board of Directors of EII. The Bianco Employment Agreement contains customary confidentiality, non-competition and non-solicitation provisions.

On August 20, 2009, EII entered into an Employment Agreement with Anil Narang (the “Narang Employment Agreement”) pursuant to which Mr. Narang was engaged through December 31, 2012 (the “Term”) as EII’s President and Chief Operating Officer with the responsibility for the overall operation of EII together with Mr. Bianco, as well as other duties as may be assigned to Mr. Narang by the board of directors of EII, including providing services to EII and its other subsidiaries. EII pays to Mr. Narang a salary of $70,000 per annum (the “Base Salary”) and he is entitled to receive an annual bonus as shall be determined in the sole discretion of the independent members of the board of directors of EII. Commencing on January 1, 2010, the Base Salary will be increased to an annual amount which shall be commensurate with both (i) the trailing twelve-month consolidated pro-forma (based on acquisitions or other material events that may occur) earnings before interest, taxes, depreciation and amortization of intangible assets of the EII Group for the fiscal year ended December 31, 2009, and (ii) the then business prospects of the EII Group, all as shall be determined by the independent members of the Board of Directors of EII. The Narang Employment Agreement contains customary confidentiality, non-competition and non-solicitation provisions.

On August 20, 2009, EII entered into an Employment Agreement with Kellis Veach (the “Veach Employment Agreement”) pursuant to which Mr. Veach was engaged through December 31, 2012 (the “Term”) as EII’s Chief Financial Officer with the responsibility for financial reporting and operation of EII, as well as other duties as may be assigned to Mr. Veach by the board of directors of EII, including providing services to EII and its other subsidiaries. EII pays to Mr. Veach a salary of $70,000 per annum (the “Base Salary”) and he is entitled to receive an annual bonus as shall be determined in the sole discretion of the independent members of the board of directors of EII. Commencing on January 1, 2010, the Base Salary will be increased to an annual amount which shall be commensurate with both (i) the trailing twelve-month consolidated pro-forma (based on acquisitions or other material events that may occur) earnings before interest, taxes, depreciation and amortization of intangible assets of the EII Group for the fiscal year ended December 31, 2009, and (ii) the then business prospects of the EII Group, all as shall be determined by the independent members of the Board of Directors of EII. In addition to the Base Salary and Bonus, Mr. Veach may be granted options to purchase, or stock appreciation rights in, shares of the common stock of EII. The Veach Employment Agreement contains customary confidentiality, non-competition and non-solicitation provisions.

On December 31, 2009, we entered into certain Assignment and Assumption Agreements with EII, Joseph Bianco, Anil Narang and Kellis Veach under which EII assigned to us all of EII’s rights, title and interest, and delegated all of its obligations and liabilities, to each of the Bianco, Narang and Veach Employment Agreements to us. In addition, we assumed all covenants, agreements, and other obligations to be performed by EII under the Bianco, Narang and Veach Employment Agreements, and Messrs Bianco, Narang and Veach each consented to the Assignment and Assumption Agreement applicable to him.

On December 31, 2009, EII entered into a Consulting Agreement with Joseph Monaco under which Mr. Monaco was engaged through December 31, 2010 (the “Term”) to provide EII with such general business and consulting services as may be assigned to him by the board of directors, including, without limitation, advising EII, its subsidiaries, and the board with respect to (i) relationships with various state educational departments and agencies, and (ii) analyzing and pursuing potential acquisitions. During the Term, EII will pay Mr. Monaco a consulting fee of $75,000 per annum and will reimburse him for all documented out-of-pocket expenses incurred by him in the interest of the business. The consulting agreement contains customary confidentiality, non-competition and non-solicitation provisions.

On December 31, 2009, Training Direct entered into an Employment Agreement with Ashok Narang pursuant to which Mr. Narang was engaged through December 31, 2012 (the “Term”) as Training Direct’s Vice President with the responsibility for the overall operation of Training Direct, as well as other duties as may be assigned to Mr. Narang by our board of directors, including providing services to us and our other subsidiaries. Training Direct will pay Mr. Narang a salary of $135,000 per annum (the “Base Salary”) and he is entitled to receive an annual bonus as shall be determined in the sole discretion of the independent members of our board of directors. In addition to the Base Salary and bonus, Mr. Narang may be granted options to purchase, or stock appreciation rights in, shares of our common stock. The employment agreement contains customary confidentiality, non-competition and non-solicitation provisions.

Stock Option Grants/Issuances to Management, Directors and Consultants

On August 20, 2009, Joseph Bianco purchased options to purchase 1,166,667 (the “Bianco EII Stock Options”) shares of EII common stock at an exercise price equal to $0.25 per share with respect to 583,334 options and $0.45 per share with respect to 583,333 options in exchange for a $10,000 principal amount promissory note from Mr. Bianco, as compensation for services performed on behalf of EII in his capacity as Chief Executive Officer.

Under the merger agreement, the Bianco EII Stock Options were converted into 5-year options to purchase an aggregate of 1,279,484 shares of our common stock at an exercise price equal to $0.228 per share with respect to 639,742 options (the “Bianco Tier I Options”) and $0.41 per share with respect to 639,742 options (the “Bianco Tier II Options”). The Bianco Tier I Options shall be exercisable only if the EBTDA Per Share for the applicable measuring period exceeds the Base Tier I EBTDA Per Share and the Bianco Tier II Options shall be exercisable only if the EBTDA Per Share for the applicable measuring period exceeds the Base Tier II EBTDA. The Bianco Tier I and Tier II Options shall be deemed vested as of the date of grant.

Base Tier I EBTDA Per Share means: (1) $0.036 for the measuring year ending December 31, 2010, (2) $0.055 for the measuring year ending December 31, 2011, (3) $0.091 for the measuring year ending December 31, 2012, (4) $0.109 for the measuring year ending December 31, 2013, and (5) $0.137 for the measuring year ending December 31, 2014. Base Tier II EBTDA Per Share means: (1) $0.055 for the measuring year ending December 31, 2010, (2) $0.091 for the measuring year ending December 31, 2011, (3) $0.137 for the measuring year ending December 31, 2012, (4) $0.164 for the measuring year ending December 31, 2013, and (5) $0.191 for the measuring year ending December 31, 2014. EBTDA Per Share means (1) the net income after taxes (exclusive of any non-recurring or extraordinary items paid or accrued) of our company and our consolidated subsidiaries (if any) in the applicable measuring year, plus (A) federal and state income taxes paid or accrued in such measuring year, (B) amounts paid or accrued in such measuring year in respect of depreciation of tangible assets, and (C) amounts paid or accrued in such measuring year in respect of amortization of intangible assets, including goodwill, all as set forth on our audited consolidated statements of income or operations and our consolidated subsidiaries (if any) in the applicable measuring year and as determined in accordance with GAAP by our independent accountants, divided by (2) the weighted average of the outstanding common stock, measured on a fully diluted basis.

On August 20, 2009, Anil Narang purchased options to purchase 1,166,667 (the “Narang EII Stock Options”) shares of EII common stock at an exercise price equal to $0.25 per share with respect to 583,334 options and $0.45 per share with respect to 583,333 options in exchange for a $10,000 principal amount promissory note from Mr. Narang, as compensation for services performed on behalf of EII in his capacity as President and Chief Operating Officer.

Under the merger agreement, the Narang EII Stock Options were converted into 5-year options to purchase an aggregate of 1,279,484 shares of our common stock at an exercise price equal to $0.228 per share with respect to 639,742 options (the “Narang Tier I Options”) and $0.41 per share with respect to 639,742 options (the “Narang Tier II Options”). The Narang Tier I Options shall be exercisable only if the EBTDA Per Share for the applicable measuring period exceeds the Base Tier I EBTDA Per Share and the Narang Tier II Options shall be exercisable only if the EBTDA Per Share for the applicable measuring period exceeds the Base Tier II EBTDA. The Narang Tier I and Tier II Options shall be deemed vested as of the date of grant. Base Tier I EBTDA Per Share and EBTDA Per Share have the same meanings set forth above.

On December 31, 2009, the board of directors of EII granted Kellis Veach 5-year options to purchase 150,000 (the “Veach EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as Chief Financial Officer. The Veach EII Stock Options shall be exercisable as to 75,000 shares on December 31, 2010 and as to 75,000 shares on December 31, 2011.

On December 31, 2009, the board of directors of EII granted Ashok Narang 5-year options to purchase 150,000 (the “Ashok Narang EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as President of Training Direct. The Ashok Narang EII Stock Options shall be exercisable as to 75,000 shares on December 31, 2010 and as to 75,000 shares on December 31, 2011.

Under the merger agreement, the Veach and Ashok Narang Stock Options were each converted into 5-year options to purchase an aggregate of 164,505 shares of our common stock with respect to Mr. Veach and 164,505 shares of our common stock with respect to Mr. Narang, each at an exercise price of $0.50. These options are exercisable as to 82,252 shares on December 31, 2010 and as to 82,253 shares on December 31, 2011.

On December 31, 2009, the board of directors of EII granted Howard Spindel 5-year options to purchase 100,000 (the “Spindel EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as a director. The Spindel EII Stock Options vest in full on the date of grant.

On December 31, 2009, the board of directors of EII granted Dov Perlysky 5-year options to purchase 100,000 (the “Perlysky EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as a director. The Perlysky EII Stock Options vest in full on the date of grant.

On December 31, 2009, the board of directors of EII granted David Cohen 5-year options to purchase 100,000 (the “Cohen EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as a director. The Cohen EII Stock Options vest in full on the date of grant.

On December 31, 2009, the board of directors of EII granted Jonathan Turkel 5-year options to purchase 100,000 (the “Turkel EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as a consultant. The Turkel EII Stock Options vest in full on the date of grant.

Under the merger agreement, the Spindel, Perlysky, Cohen and Turkel EII Stock Options were each converted into 5-year options to purchase an aggregate of (i) 109,670 shares of our common stock with respect to Mr. Spindel, (ii) 109,670 shares of our common stock with respect to Mr. Perlysky, (iii) 109,670 shares of our common stock with respect to Dr. Cohen, and (iv) 109,670 shares of our common stock with respect to Mr. Turkel, each at an exercise price of $0.50. Each of these options vest in full on the date of grant.

On December 31, 2009, our board of directors granted Leonard Katz a 5-year option to purchase an aggregate of 109,670 shares of our common stock at an exercise price of $0.50 in his capacity as a consultant. This option vests in full on the date of grant.

Florham Common Stock as Part of Merger Consideration

Under the merger agreement, the shareholders of EII were issued an aggregate of 6,000,000 shares of our common stock as part of the merger consideration. Of such shares, 2,400,000 were issued to Sanjo Squared, LLC, an entity controlled by two of our officers and directors, and 3,600,000 were issued to Kinder Investments, L.P., an entity controlled by one of our directors. Such shares are subject to the terms of lock-up agreements as set forth below.

Lock Up Agreements

All of our shares of common stock owned or to be owned by the Joseph Bianco, Anil Narang, Sanjo Squared, LLC and Kinder Investments, LP (directly or indirectly) are restricted from public or private sale for a period of twelve months following the effective date of the Reverse Merger (December 31, 2009) without our prior written consent.

Series A Convertible Preferred Stock

Under the merger agreement, the shareholders of EII were issued 250,000 shares of our Series A Preferred Stock, with each share of Series A Preferred Stock automatically convertible into 49.11333 shares of our common stock upon the filing by us of an amendment to its certificate of incorporation which increases the authorized shares of our common stock to at least 50,000,000. Of such shares, 100,000 were issued to Sanjo Squared, LLC and 150,000 were issued to Kinder Investments, L.P.

Acquisition and Escrow Shares under the Interest Purchase Agreement

On December 16, 2009, EII entered into an interest purchase agreement with the members of Training Direct, and our company, pursuant to which EII acquired all outstanding membership interests, on a fully diluted basis, of Training Direct in exchange for (a) $200,000 cash, (b) shares of our common stock having a deemed value of $600,000 (the “Acquisition Shares”), with such number of Acquisition Shares to be determined by dividing $600,000 by the “Discounted VWAP” (as defined below) for the 20 “Trading Days” (as defined below) immediately following the consummation of the reverse merger, and (c) shares of our common stock having a deemed value of $300,000 (the “Escrow Shares”), with such number of Escrow Shares to be determined by dividing $300,000 by the Discounted VWAP for the 20 Trading Days immediately following the consummation of the reverse merger. The Escrow Shares will be held in escrow and released therefrom as provided in the purchase agreement. “Discounted VWAP” is defined in the purchase agreement as 70% of the “VWAP” of our common stock, but in no event less than $0.40 per share. “VWAP” is defined in the purchase agreement as a fraction, the numerator of which is the sum of the product of (i) the closing trading price for our common stock on the applicable national securities exchange on each Trading Day of the 20 Trading Days following the consummation of the reverse merger, and (ii) the volume of our common stock on the applicable national securities exchange for each such day and the denominator of which is the total volume of our common stock on the applicable national securities exchange during such twenty day period, each as reported by Bloomberg Reporting Service or other recognized market price reporting service. “Trading Day” is defined in the purchase agreement as any day on which the New York Stock Exchange or other national securities exchange on which our common stock trades is open for trading.

The Discounted VWAP for the twenty Trading Days after the effective date of the reverse merger was $1.67. Accordingly, on March 3, 2010 we issued an aggregate of 359,281 Acquisition Shares and 179,641 Escrow Shares, of which an aggregate of 161,676 Acquisition Shares and 80,838 Escrow Shares were issued to Joseph Bianco and Anil Narang.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted prior to the reverse merger formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, directors and significant shareholders.  However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

Director Independence

Presently, we are not required to comply with the director independence requirements of any securities exchange.  In determining whether our directors are independent, however, we intend to comply with the rules of the NYSE Amex Stock Exchange.  The board of directors also will consult with counsel to ensure that the board of directors’ determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act of 2002 with respect to the independence of future audit committee members.  The NYSE Amex listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.

Currently we do not satisfy the “independent director” requirements of the NYSE Amex Stock Exchange, which requires that a majority of a company’s directors be independent.  Our board of directors intends to appoint additional members, each of whom will satisfy such independence requirements.

Conflicts of Interest

To date, we do not believe that there are any conflicts of interest involving our officers or directors.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (ii) the transaction be approved by a majority of our disinterested outside directors, and (iii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized capital stock of consists of 12,000,000 shares of common stock, par value $0.0001 per share and 2,000,000 shares of “blank check” preferred stock, par value $0.0001 per share.  As of the date of this prospectus, we have 7,567,656 shares of common stock issued and outstanding and 250,000 shares of Series A Convertible Preferred Stock issued and outstanding.

As stated elsewhere in this prospectus, as part of the reverse merger, we agreed to increase our authorized common stock to 50,000,000 shares.

The following summary description relating to our capital stock and other securities does not purport to be complete.

Common Stock

Holders of common stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors.  The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore (see “Dividend Policy”). Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of common stock are entitled to share ratably in any assets for distribution to shareholders upon our liquidation, dissolution or winding up. There are no conversion, redemption or sinking fund provisions applicable to the common stock.  All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our Board of Directors is authorized, without further action by the shareholders, to issue, from time to time, up to 2,000,000 shares of preferred stock in one or more classes or series.  Similarly, the Board of Directors will be authorized to fix or alter the designations, powers, preferences, and the number of shares which constitute each such class or series of preferred stock.  Such designations, powers or preferences may include, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock. As of the date hereof and under the merger agreement, the shareholders of EII were issued 250,000 shares of our Series A Preferred Stock.

Except for the Series A Preferred Stock issued to the shareholders of EII under the merger agreement, it is not possible to state the actual effect of any authorization of preferred stock upon the rights of holders of common stock until the Board of Directors determines the specific rights of the holders of any series of preferred stock.  The Board of Director’s authority to issue preferred stock also provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.  Accordingly, the issuance of preferred stock may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the common stock.

The Series A Preferred Stock

Each share of Series A Preferred Stock:

(a)    is automatically convertible into 49.11333 shares of our common stock upon the filing by us of an amendment to its certificate of incorporation which increases the authorized shares of our common stock to at least 50,000,000;

(b)    provides that holders shall be entitled to receive dividends when, as and if declared by the Board of Directors.  No cash dividends or distributions shall be declared or paid or set apart for payment on the common stock unless such cash dividend or distribution is likewise declared, paid or set apart for payment on the Series A Preferred Stock in an amount equal to the dividend or distribution that would be payable if all of the issued and outstanding shares of the Series A Preferred Stock had been fully converted into common stock on the day immediately prior to the date which shall be the earliest to occur of the declaration, payment, or distribution or such dividend;

(c)    has a par value of $0.0001 per share;

(d)    has a stated or liquidation value of $0.01 per share (the “Stated Value”);

(e)    has a preference over our common stock on liquidation or sale of our company equal to the sum of the Stated Value per share and an amount equal to all unpaid dividends on the Series A Preferred Stock, if any; and

(f)    votes together with our common stock on an “as converted basis.”

           The conversion price and the number of shares of common stock issuable upon conversion of the Series A Preferred Stock are subject to customary adjustments as set forth in the Certificate of Designations of the Series A Preferred Stock.

Warrants

We have outstanding warrants to purchase an aggregate of 52,000 shares of common stock at an exercise price equal to $0.05 per share.  The warrants are exercisable on or after March 12, 2010 through and until June 30, 2016.  The holders of such warrants have cashless exercise rights.  The shares underlying the foregoing warrants are being registered in this prospectus. On June 1, 2010, holders of warrants to purchase an aggregate of 878,000 shares of our common stock exercised such warrants on a cashless basis pursuant to which we issued an aggregate of 862,034 shares to such holders.

In addition, on June 30, 2010, we consummated a private offering with two accredited investors and/or qualified institutional buyers  pursuant to which we sold and issued to the investors (i) an aggregate of $150,000 of our 13.5% promissory notes due September 30, 2010; and (ii) warrants to purchase an aggregate of 70,500 shares of our common stock at an exercise price of $0.50 per share, subject to certain adjustments as set forth therein, beginning on June 30, 2010 through June 30, 2015.

Stock Options

On August 20, 2009, Joseph Bianco purchased options to purchase 1,166,667 (the “Bianco EII Stock Options”) shares of EII common stock at an exercise price equal to $0.25 per share with respect to 583,334 options and $0.45 per share with respect to 583,333 options in exchange for a $10,000 principal amount promissory note from Mr. Bianco, as compensation for services performed on behalf of EII in his capacity as Chief Executive Officer.

Under the merger agreement, the Bianco EII Stock Options were converted into 5-year options to purchase an aggregate of 1,279,484 shares of our common stock at an exercise price equal to $0.228 per share with respect to 639,742 options (the “Bianco Tier I Options”) and $0.41 per share with respect to 639,742 options (the “Bianco Tier II Options”). The Bianco Tier I Options shall be exercisable only if the EBTDA Per Share for the applicable measuring period exceeds the Base Tier I EBTDA Per Share and the Bianco Tier II Options shall be exercisable only if the EBTDA Per Share for the applicable measuring period exceeds the Base Tier II EBTDA. The Bianco Tier I and Tier II Options shall be deemed vested as of the date of grant.

Base Tier I EBTDA Per Share means: (1) $0.036 for the measuring year ending December 31, 2010, (2) $0.055 for the measuring year ending December 31, 2011, (3) $0.091 for the measuring year ending December 31, 2012, (4) $0.109 for the measuring year ending December 31, 2013, and (5) $0.137 for the measuring year ending December 31, 2014. Base Tier II EBTDA Per Share means: (1) $0.055 for the measuring year ending December 31, 2010, (2) $0.091 for the measuring year ending December 31, 2011, (3) $0.137 for the measuring year ending December 31, 2012, (4) $0.164 for the measuring year ending December 31, 2013, and (5) $0.191 for the measuring year ending December 31, 2014. EBTDA Per Share means (1) the net income after taxes (exclusive of any non-recurring or extraordinary items paid or accrued) of our company and our consolidated subsidiaries (if any) in the applicable measuring year, plus (A) federal and state income taxes paid or accrued in such measuring year, (B) amounts paid or accrued in such measuring year in respect of depreciation of tangible assets, and (C) amounts paid or accrued in such measuring year in respect of amortization of intangible assets, including goodwill, all as set forth on our audited consolidated statements of income or operations and our consolidated subsidiaries (if any) in the applicable measuring year and as determined in accordance with GAAP by our independent accountants, divided by (2) the weighted average of the outstanding common stock, measured on a fully diluted basis.

On August 20, 2009, Anil Narang purchased options to purchase 1,166,667 (the “Narang EII Stock Options”) shares of EII common stock at an exercise price equal to $0.25 per share with respect to 583,334 options and $0.45 per share with respect to 583,333 options in exchange for a $10,000 principal amount promissory note from Mr. Narang, as compensation for services performed on behalf of EII in his capacity as President and Chief Operating Officer.

Under the merger agreement, the Narang EII Stock Options were converted into 5-year options to purchase an aggregate of 1,279,484 shares of our common stock at an exercise price equal to $0.228 per share with respect to 639,742 options (the “Narang Tier I Options”) and $0.41 per share with respect to 639,742 options (the “Narang Tier II Options”). The Narang Tier I Options shall be exercisable only if the EBTDA Per Share for the applicable measuring period exceeds the Base Tier I EBTDA Per Share and the Narang Tier II Options shall be exercisable only if the EBTDA Per Share for the applicable measuring period exceeds the Base Tier II EBTDA. The Narang Tier I and Tier II Options shall be deemed vested as of the date of grant. Base Tier I EBTDA Per Share and EBTDA Per Share have the same meanings set forth above.

On December 23, 2009, our board of directors have consented in writing to approve our 2009 Stock Incentive Plan for key employees, directors, consultants and others providing services to us, pursuant to which up to 1,500,000 shares of common stock shall be authorized for issuance thereunder. On May 19, 2010, Kinder Investments, L.P. and Sanjo Squared, LLC, each affiliates of our company, have entered into a written shareholder consent authorizing each of the name change, the share capital increase and the 2009 Stock Incentive Plan. The following paragraphs describe the principal terms of the 2009 Plan.

Purpose. The purpose of the 2009 Plan is to provide us with a means to assist in recruiting, retaining and rewarding certain employees, directors and consultants and to motivate such individuals to exert their best efforts on our behalf by providing incentives through the granting of awards. By granting awards to such individuals, we expect that the interests of the recipients will be better aligned with the interests of our company.

Stock Subject to the 2009 Plan. Currently a total of 1,500,000 shares of common stock may be issued under the 2009 Plan, subject to adjustments. We may use shares held in treasury in lieu of authorized but unissued shares. If any award expires or terminates, the shares subject to such award shall again be available for purposes of the 2009 Plan. Any shares used by the participant as payment to satisfy a purchase price related to an award, and any shares withheld by us to satisfy an applicable tax-withholding obligation, shall again be available for purposes of the 2009 Plan.

Administration of the 2009 Plan. The 2009 Plan is administered by the board of directors. The board of directors has sole discretion over determining individuals eligible to participate in the 2009 Plan and the time or times at which awards will be granted and the number of shares, if applicable, which will be granted under an award. Subject to certain limitations, the board of directors’ power and authority includes, but is not limited to, the ability to interpret the 2009 Plan, to establish rules and regulations for carrying out the 2009 Plan and to amend or rescind any rules previously established, to determine the terms and provisions of the award agreements and to make all other determinations necessary or advisable for the administration of the 2009 Plan.

Eligible Persons. Any employee or director, as well as consultant to our company, who is selected by the board of directors is eligible to receive awards. The board of directors will consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective awards, provided that incentive stock options may only be granted to employees.

Grant of Awards. The types of awards that may be granted under the 2009 Plan are stock options (either incentive stock options or non-qualified stock options), stock appreciation rights, performance-based awards, as well as other stock-based awards and cash-based awards. Awards are evidenced by an agreement and an award recipient has no rights as a stockholder with respect to any securities covered by an award until the date the recipient becomes a holder of record of the common stock.

On the date of the grant, the exercise price must equal at least 100% of the fair market value in the case of incentive stock options, or 110% of the fair market value with respect to optionees who own at least 10% of the total combined voting power of all classes of stock. The fair market value is determined by computing the arithmetic mean of the high and low stock prices on a given determination date. The exercise price on the date of grant is determined by the board of directors in the case of non-qualified stock options.

Stock appreciation rights granted under the 2009 Plan are subject to the same terms and restrictions as the option grants and may be granted independent of, or in connection with, the grant of options. The board of directors determines the exercise price of stock appreciation rights. A stock appreciation right granted independent of an option entitles the participant to payment in an amount equal to the excess of the fair market value of a share of the common stock on the exercise date over the exercise price per share, times the number of stock appreciation rights exercised. A stock appreciation right granted in connection with an option entitles the participant to surrender an unexercised option and to receive in exchange an amount equal to the excess of the fair market value of a share of the common stock over the exercise price per share for the option, times the number of shares covered by the option which is surrendered. Fair market value is determined in the same manner as it is determined for options.

The board of directors may also grant awards of stock, restricted stock and other awards valued in whole or in part by reference to the fair market value of the common stock. These stock-based awards, in the discretion of the board of directors, may be, among other things, subject to completion of a specified period of service, the occurrence of an event or the attainment of performance objectives. Additionally, the board of directors may grant awards of cash, in values to be determined by the board of directors. If any awards are in excess of $1,000,000 such that Section 162(m) of the Internal Revenue Code applies, the board may, in its discretion, alter its compensation practices to ensure that compensation deductions are permitted.

Awards granted under the 2009 Plan are generally not transferable by the participant except by will or the laws of descent and distribution, and each award is exercisable, during the lifetime of the participant, only by the participant or his or her guardian or legal representative, unless permitted by the committee.

Awards Granted.  As of December 31, 2009, we have granted the following options under the 2009 Plan:

On December 31, 2009, the board of directors of EII granted Kellis Veach 5-year options to purchase 150,000 (the “Veach EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as Chief Financial Officer. The Veach EII Stock Options shall be exercisable as to 75,000 shares on December 31, 2010 and as to 75,000 shares on December 31, 2011.

On December 31, 2009, the board of directors of EII granted Ashok Narang 5-year options to purchase 150,000 (the “Ashok Narang EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as Vice President of Training Direct. The Ashok Narang EII Stock Options shall be exercisable as to 75,000 shares on December 31, 2010 and as to 75,000 shares on December 31, 2011.

Under the Merger Agreement, the Veach and Ashok Narang Stock Options were each converted into 5-year options to purchase an aggregate of 164,505 shares of Florham common stock with respect to Mr. Veach and 164,505 shares of Florham common stock with respect to Mr. Narang, each at an exercise price of $0.50. These options are exercisable as to 82,252 shares on December 31, 2010 and as to 82,253 shares on December 31, 2011.

On December 31, 2009, the board of directors of EII granted Howard Spindel 5-year options to purchase 100,000 (the “Spindel EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as a director. The Spindel EII Stock Options vest in full on the date of grant.

On December 31, 2009, the board of directors of EII granted Dov Perlysky 5-year options to purchase 100,000 (the “Perlysky EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as a director. The Perlysky EII Stock Options vest in full on the date of grant.

On December 31, 2009, the board of directors of EII granted David Cohen 5-year options to purchase 100,000 (the “Cohen EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as a director. The Cohen EII Stock Options vest in full on the date of grant.

On December 31, 2009, the board of directors of EII granted Jonathan Turkel 5-year options to purchase 100,000 (the “Turkel EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as a consultant. The Turkel EII Stock Options vest in full on the date of grant.

Under the merger agreement, the Spindel, Perlysky, Cohen and Turkel EII Stock Options were each converted into 5-year options to purchase an aggregate of (i) 109,670 shares of our common stock with respect to Mr. Spindel, (ii) 109,670 shares of our common stock with respect to Mr. Perlysky, (iii) 109,670 shares of our common stock with respect to Dr. Cohen, and (iv) 109,670 shares of our common stock with respect to Mr. Turkel, each at an exercise price of $0.50. Each of these options vest in full on the date of grant.

On December 31, 2009, our board of directors granted Leonard Katz a 5-year option to purchase an aggregate of 109,670 shares of our common stock at an exercise price of $0.50 in his capacity as a consultant. This option vests in full on the date of grant.

Amendment. The 2009 Plan may be amended, altered, suspended or terminated by the administrator at any time. We may not alter the rights and obligations under any award granted before amendment of the 2009 Plan without the consent of the affected participant. Unless terminated sooner, the 2009 Plan will terminate automatically on December 23, 2019.

Trading Information

Our common stock is currently approved for quotation on the OTCBB maintained by FINRA under the symbol “FHMS.”

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Co. LLC, 59 Maiden Lane, New York, N.Y. 10038.

SELLING STOCKHOLDERS

The securities being registered in this prospectus were issued by us in transactions that were exempt from the registration requirements of the Securities Act to persons reasonably believed by us to be "accredited investors" as defined in Regulation D under the Securities Act.

 The selling stockholders acquired their securities in the following transactions:

 In June 2006, the Company’s founders were issued an aggregate of 101,000 shares of common stock and warrants to purchase 925,000 shares of common stock at $0.05 per share.  The warrants are exercisable on or after March 12, 2010 through and until June 30, 2016.  The holders of such warrants have cashless exercise rights. On June 1, 2010, holders of warrants to purchase an aggregate of 878,000 shares of our common stock exercised such warrants on a cashless basis pursuant to which we issued an aggregate of 862,034 shares to such holders.

In March 2007, we sold, in a private placement, 657 units, each unit consisting of 100 shares of common stock at $1.00 per share, to 96 accredited investors.  No brokerage commissions or other compensation was paid to any third party with respect to the units sold in the private placement.

In January 2009, the Company issued a warrant to purchase 5,000 shares of common stock at an exercise price of $0.05 per share to a consultant for financial advisory services. The warrants are exercisable on or after March 12, 2010 through and until June 30, 2016.  The holder of such warrant has cashless exercise rights.

SELLING STOCKHOLDER TABLE

As of the date hereof, we have 7,567,656 shares of common stock outstanding, of which 179,641 are held in escrow and are subject to earnout provisions. The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders.  The second column lists the number of shares of common stock beneficially owned by each selling stockholder as of the date hereof, assuming exercise of all of the warrants held by the selling stockholders on that date, without regard to any limitations on conversion or exercise. The third column lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling stockholders. The fourth column lists the number of shares that will be beneficially owned by the selling stockholders assuming all of the shares covered by this prospectus are sold.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling stockholder has had any material relationship with us or our predecessors or affiliates during the last three years.  No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

The selling stockholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling stockholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such shares.

Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offering(1)	Percentage Beneficially Owned After the Offering

David Stahler	53,600		53,600	0	—
Venturetek LP (2)	7,000		7,000	0	—
Esther Stahler (3)	5,200		5,200	0	—
Ruki Renov (4)	5,200		5,200	0	—
Eli Renov	3,600		3,600	0	—
Jamie Stahler	3,600		3,600	0	—
Michael Binnion	2,000		2,000	0	—
Alan Blisko	1,800		1,800	0	—
Jill Blisko	1,800		1,800	0	—
Karen Renov	1,800		1,800	0	—
LDP Family Partnership LP (5)	1,800		1,800	0	—
Nathan Renov	1,800		1,800	0	—
Tova Renov	1,800		1,800	0	—
The Telmarc Group, LLC (6)	1,000		1,000	0	—
Adam Katz	1,000		1,000	0	—
Joseph Kauderer	1,000		1,000	0	—
Kamy Roditi	1,000		1,000	0	—
Lester Wolff	1,000		1,000	0	—
Martina Kauderer	1,000		1,000	0	—
Ari Renov	500		500	0	—
Avi Stahler	500		500	0	—
Daniel Stahler	500		500	0	—
Kenneth J. Renov	500		500	0	—
Kinder Investments LP (7)	10,967,500	(8)	500	10,967,000	177.84%
Lauretta Lerner	500		500	0	—
Lisa Stahler	500		500	0	—
Martin Lerner	500		500	0	—
Abraham Soudry	200		200	0	—
Deborah Gilman	200		200	0	—
Edmund Depaz	200		200	0	—
Esther Stahler CUST FOR Benji Renov UGMA NY	200		200	0	—
Esther Stahler CUST FOR Emily Renov UGMA NY	200		200	0	—
Gregg Gilman	200		200	0	—
Louis Cattaruzza	200		200	0	—
Natalya Dana	200		200	0	—
Nathan Renov CUST FOR Ilana Renov UGMA NY	200		200	0	—
Tova Katz CUST FOR Aaron Katz UGMA NY	200		200	0	—
Tova Katz CUST FOR Eliezer Katz UGMA NY	200		200	0	—
Tova Katz CUST FOR Malka Katz UGMA NY	200		200	0	—
Tova Katz CUST FOR Naftali Yehuda Katz UGMA NY	200		200	0	—
Vince Vellardita	200		200	0	—
Alex Kofman	100		100	0	—
Alyssa Cohen	100		100	0	—
Andrea Fialkoff	100		100	0	—
Asher S. Levitsky PC Defined Benefit Plan (9)	100		100	0	—
Barbara Katz	100		100	0	—
Bryna Selengut	100		100	0	—
Daniel Family LP (10)	100		100	0	—
David Family LP (11)	100		100	0	—
Deborah Katz	100		100	0	—
Dov Perlysky	11,627,270	(12)	100	11,627,170	188.55%
Elvira Khokhlov	100		100	0	—
Gail Mulvihill	100		100	0	—
Harold Katz	100		100	0	—
Ilan Ventures LLC (13)	100		100	0	—
Irena Kofman	100		100	0	—
Irving Selengut	100		100	0	—
Irving Weisen	100		100	0	—
Jamie Family LP (14)	100		100	0	—
Jane Sherman	100		100	0	—
Jash Group Inc. (15)	100		100	0	—
Jay Greenbaum	100		100	0	—
Larry Binnion	100		100	0	—
Laya Perlysky (16)	100		100	0	—
Leonid Kofman	100		100	0	—
Lisi Family LP (17)	100		100	0	—
Louis Gilman	100		100	0	—
Masha Pruss	100		100	0	—
Pamela Greenbaum	100		100	0	—
Renov Investments LLC (18)	100		100	0	—
Rob Millstone	100		100	0	—
Ruki Renov CUST FOR Akiva Yair Perlysky UGMA NY	100		100	0	—
Ruki Renov CUST FOR Atara Perlysky UGMA NY	100		100	0	—
Ruki Renov CUST FOR Avigail Perlysky UGMA NY	100		100	0	—
Ruki Renov CUST FOR Ayala Perlysky UGMA NY	100		100	0	—
Ruki Renov CUST FOR Eitan Perlysky UGMA NY	100		100	0	—
Ruki Renov CUST FOR Elana Stahler UGMA NY	100		100	0	—
Ruki Renov CUST FOR Eli Stahler UGMA NY	100		100	0	—
Ruki Renov CUST FOR Emily Stahler UGMA NY	100		100	0	—
Ruki Renov CUST FOR Naftali Perlysky UGMA NY	100		100	0	—
Ruki Renov CUST FOR Shira Perlysky UGMA NY	100		100	0	—
Ruki Renov CUST FOR Tova Perlysky UGMA NY	100		100	0	—
Sarah McGarty	100		100	0	—
Sergei Khokhlov	100		100	0	—
Shayna Millstone	100		100	0	—
Shayna Millstone CUST FOR Alexander Millstone UGMA NY	100		100	0	—
Shayna Millstone CUST FOR Eliana Millstone UGMA NY	100		100	0	—
Shayna Millstone CUST FOR Michael Millstone UGMA NY	100		100	0	—
Sheila Gilman	100		100	0	—
Shelley Spindel	100		100	0	—
Shlomo Katz	100		100	0	—
Steve Cohen	100		100	0	—
Steve Sherman	100		100	0	—
Sutton Partners LP (19)	100		100	0	—
Vitaly Pruss	100		100	0	—
Krovim LLC (20)	540,091	(21)	540,091	0	—
Alison Bell	30,000	(22)	30,000	0	—
Pamela Turkel	153,500	(23)	153,500	0	—
Liza Turkel	14,818	(24)	14,818	0	—
Pamela Katz	143,663	(25)	143,663	0	—
Pamela Katz CUST FOR Jeffrey Katz UGMA NY	12,281	(26)	12,281	0	—
Pamela Katz CUST FOR Zachary Katz UGMA NY	12,281	(26)	12,281	0	—
Ruth Robles	7,455	(27)	7,455	0	—
Gilbert Jackson	6,000	(28)	6,000	0	—
Nancy D. Vanderlinden	4,000	(29)	4,000	0	—
David Nachamie	2,000		2,000	0	—
Renee Katz	1,000		1,000	0	—
Alisa Flynn	3,945	(30)	3,945	0	—
Hector Perez	1,000		1,000	0	—
Irma Cruz	1,000		1,000	0	—
Deslyn Nelson	1,000		1,000	0	—
Jay Fialkoff	10,000	(31)	10,000	0	—
Rosalind Davidowitz	25,000	(32)	25,000	0	—
Total Shares Registered for Selling Stockholders:			1,078,234

* Less than one percent

(1) Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act, and generally includes voting or investment power with respect to securities. Pursuant to the rules and regulations of the SEC, shares of our common stock that an individual or group has a right to acquire within sixty (60) days pursuant to the exercise of options or warrants, or the conversion of preferred stock are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by him.

(2) David Selengut, the manager of TaurusMax LLC, which is the general partner of Venturetek LP, has sole voting and dispositive power over the shares beneficially owned by Venturetek. The shares beneficially owned by Venturetek do not include 100 shares of common stock held by Sutton Partners LP whose general partner is also TaurusMax LLC.

(3) The shares beneficially owned by Ms. Stahler do not include (i) 100 shares of common stock held by David Family LP, of which Ms. Stahler is general partner, (ii) 100 shares of common stock held by Daniel Family LP, of which Ms. Stahler is general partner, (iii) 100 shares of common stock held by Jamie Family LP, of which Ms. Stahler is general partner, (iv) 100 shares of common stock held by Lisi Family LP, of which Ms. Stahler is general partner and (iv) 400 shares in total held by Ms. Stahler as custodian for her niece and nephew, both minors.

(4) The shares beneficially owned by Ms. Renov do not include (i) 100 shares of common stock held by Ilan Ventures LLC, of which Ms. Renov is manager, (ii) 100 shares of common stock held by Renov Investments LLC, of which Ms. Renov is manager, and (iii) 1,100 shares of common stock in total held by Ms. Renov as custodian for 11 of her minor nieces and nephews.

(5) Laya Perlysky, as general partner, has voting and dispositive power over the shares beneficially owned by LDP Family Partnership LP. The number of shares beneficially owned by LDP Family Partnership does not include (i) 5,000 shares of common stock owned by Krovim LLC, of which Dov Perlysky, the husband of Laya Perlysky, is the managing member of the manager, (ii) 3,600,500 shares of common stock owned by Kinder Investments LP, of which Dov Perlysky is the managing member of the manager, (iii) 150,000 shares of Series A Preferred Stock owned by Kinder Investments LP, of which Dov Perlysky is the managing member of the manager, which automatically convert into an aggregate of 7,367,000 shares of common stock upon the filing by the Company of an amendment to its certificate of incorporation increasing its authorized shares of common stock to not less than 50,000,000 shares, (iv) 100 shares of common stock owned by Dov Perlysky individually, (v) options to purchase 109,670 shares of common stock at $0.50 per share owned by Dov Perlysky individually, (vi) warrants to purchase 545,000 shares of common stock at $0.05 per share exercisable on or after March 12, 2010 owned by Krovim, LLC, and (vii) 100 shares of common stock owned by Ms. Perlysky individually. Ms. Perlysky and LDP Family Partnership disclaim beneficial ownership of the shares held by Krovim LLC, Kinder Investments LP and Dov Perlysky.

(6) Dr. Terrence McGarty is the managing member of The Telmarc Group LLC and has sole voting and dispositive power over the shares owned by Telmarc Group. The number of shares beneficially owned by Telmarc Group does not include 100 shares of common stock owned by Dr. McGarty’s wife, Sarah McGarty. Dr. McGarty and The Telmarc Group disclaim beneficial ownership of the shares held by Sarah McGarty.

(7)  Dov Perlysky, the managing member of Nesher LLC, which is the manager of Kinder Investments LP, has sole voting and dispositive power over the shares beneficially owned by Kinder Investments.  The shares beneficially owned by Kinder Investments do not include (i) 5,000 shares of common stock held by Krovim LLC, (ii) 1,800 shares of common stock held by LDP Family Partnership LP, of which Laya Perlysky, the wife of Dov Perlysky, is the general partner, (iii) 100 shares of common stock held by Laya Perlysky individually, (iv) 100 shares of common stock owned by Mr. Perlysky individually, (v) options to purchase 109,670 shares of common stock at $0.50 per share owned by Dov Perlysky individually, and (vi) warrants to purchase 545,000 shares of common stock at $0.05 per share exercisable on or after March 12, 2010 owned by Krovim, LLC. Mr. Perlysky, the managing member of Nesher LLC, which is the manager of Krovim LLC and the general partner of Kinder Investments, has sole voting and dispositive power over the shares beneficially owned by Krovim and Kinder Investments. Mr. Perlysky and Kinder Investments disclaim beneficial ownership of the shares held by LDP Family Partnership and Laya Perlysky.

(8)  Includes (i) 3,600,500 shares of common stock, and (ii) 150,000 shares of Series A Preferred Stock, which automatically convert into an aggregate of 7,367,000 shares of common stock upon the filing by the Company of an amendment to its certificate of incorporation increasing its authorized shares of common stock to not less than 50,000,000 shares.

(9) Asher Levitsky, trustee of the Asher S. Levitsky PC Defined Benefit Plan, has voting and dispositive power over these shares.

(10)  Esther Stahler, general partner of Daniel Family LP, has voting and dispositive power over the shares held by Daniel Family LP. The shares beneficially owned by Daniel Family LP do not include (i) 5,200 shares of common stock held by Ms.  Stahler individually, (ii) 100 shares of common stock held by David Family LP, of which Ms.  Stahler is general partner, (iii) 100 shares of common stock held by Jamie Family LP, of which Ms. Stahler is general partner, (iv) 100 shares of common stock held by Lisi Family LP, of which Ms.  Stahler is general partner or (iv) 400 shares in total held by Ms. Stahler as custodian for her niece and nephew, both minors.

(11)  Esther Stahler, general partner of David Family LP, has voting and dispositive power over the shares held by David Family LP. The shares beneficially owned by David Family LP do not include (i) 5,200 shares of common stock held by Ms. Stahler individually, (ii) 100 shares of common stock held by Daniel Family LP, of which Ms.  Stahler is general partner, (iii) 100 shares of common stock held by Jamie Family LP, of which Ms. Stahler is general partner, (iv) 100 shares of common stock held by Lisi Family LP, of which Ms. Stahler is general partner or (iv) 400 shares in total  held by Ms. Stahler as custodian for her niece and nephew, both minors.

(12)  Includes (i) 500 shares owned by Kinder Investments, L.P.; (ii) 100 shares owned by Mr. Perlysky; (iii) 5,000 shares owned by Krovim, LLC, whose manager is Nesher, LLC; (iv) options to purchase 109,670 shares of Florham Common Stock at an exercise price equal to $0.50 per share; (v) 3,600,000 shares of Florham Common Stock owned by Kinder Investments, L.P., (vi) 150,000 shares of Series A Preferred Stock owned by Kinder, which automatically converts into an aggregate of 7,367,000 shares of Florham Common Stock upon the filing by the Company of an amendment to its certificate of incorporation increasing its authorized shares of Florham Common Stock to not less than 50,000,000 shares; and (vii) warrants to purchase 545,000 shares of Florham Common Stock at $0.05 per share exercisable on or after March 12, 2010 owned by Krovim, LLC.  Does not include (i) 1,800 shares of common stock held by LDP Family Partnership LP, of which Laya Perlysly, Mr. Perlysky’s spouse, is general partner, and (ii) 100 shares of common stock owned by Laya Perlysky individually. Mr. Perlysky disclaims beneficial ownership of the shares held by LDP Family Partnership and Laya Perlysky.

(13)  Ruki Renov, manager of Ilan Ventures LLC, has voting and dispositive power over the shares owned by Ilan Ventures.  The shares beneficially owned by Ilan Ventures do not include (i) 5,200 shares of common stock owned by Ms. Renov individually, (ii) 100 shares of common stock held by Renov Investments LLC, of which Ms. Renov is manager, and (iii) 1,100 shares of common stock in total held by Ms. Renov as custodian for 11 of her minor     nieces and nephews.

(14)  Esther Stahler, general partner of Jamie Family LP, has voting and dispositive power over the shares held by Jamie Family LP. The shares beneficially owned by Jamie Family LP do not include (i) 5,200 shares of common stock held by Ms. Stahler individually, (ii) 100 shares of common stock held by Daniel  Family LP, of which Ms.  Stahler is general partner, (iii) 100 shares of common stock held by David Family LP, of which Ms. Stahler is general partner, (iv) 100 shares of common stock held by Lisi Family LP, of which Ms. Stahler is general partner or (iv) 400 shares in total held by Ms. Stahler as custodian for her niece and  nephew, both minors.

(15)  Howard Spindel, Senior Vice-President of Jash Group Inc., has the ability to vote these shares but otherwise disclaims beneficial ownership.  Does not include (i) options to purchase 109,670 shares of common stock at an exercise price equal to $0.50 per share owned by Mr. Spindel; and (ii) 100 shares of common stock owned by Shelley Spindel.

(16)  The shares beneficially owned by Laya Perlysky do not include (i) 1,800 shares of common stock held by LDP Family Partnership LP, of which Ms. Perlysly is general partner, (ii) 5,000 shares of common stock owned by     Krovim LLC, of which Dov Perlysky, the husband of Laya Perlysky, is the managing member of the manager, (iii) 3,600,500 shares of common stock owned by Kinder Investments LP, of which Dov Perlysky is the managing member of the manager, (iv) 150,000 shares of Series A Preferred Stock owned by Kinder Investments LP, of which Dov Perlysky is the managing member of the manager, which automatically convert into an aggregate of 7,367,000 shares of common stock upon the filing by the Company of an amendment to its certificate of incorporation increasing its authorized shares of common stock to not less than 50,000,000 shares, (v) options to purchase 109,670 shares of common stock at $0.50 per share owned by Dov Perlysky individually, (vi) warrants to purchase 545,000 shares of common stock at $0.05 per share exercisable on or after March 12, 2010 owned by Krovim, LLC, and (vii) 100 shares of common stock owned by Dov Perlysky individually. Ms. Perlysky and LDP Family Partnership disclaim beneficial ownership of the shares held by Krovim LLC, Kinder Investments LP and Dov Perlysky.

(17)  Esther Stahler, general partner of Lisi Family LP, has voting and dispositive power over the shares held by Lisi Family LP.  The shares beneficially owned by Lisi Family LP do not include (i) 5,200 shares of common stock held by Ms. Stahler individually, (ii) 100 shares of common stock held by Daniel Family LP, of which Ms. Stahler is general partner, (iii) 100 shares of common stock held by Jamie Family LP, of which Ms. Stahler is general partner, (iv) 100 shares of common stock held by David Family LP, of which Ms. Stahler is general partner and (iv) 400 shares in total  held by Ms. Stahler as custodian for her niece and nephew, both minors.

(18)  Ruki Renov, manager of Renov Investments LLC, has voting and dispositive power over the shares owned by Renov Investments. The shares beneficially owned by Renov Investments do not include (i) 5,200 shares of common stock owned by Ms. Renov individually, (ii) 100 shares of common stock held by Ilan Ventures LLC, of which Ms. Renov is manager, and (iii) 1,100 shares of common stock in total held by Ms. Renov as custodian for 11 of her minor nieces and nephews.

(19)  David Selengut, the manager of TaurusMax LLC, which is the general partner of Sutton Partners LP, has sole voting and dispositive power over the shares beneficially owned by Sutton Partners. The shares beneficially owned by Sutton Partners do not include 7,000 shares of common stock held by Venturetek LP.

(20)  Krovim, LLC’s manager is Nesher, LLC. Mr. Perlysky is the Managing Member of Nesher, LLC, and has sole voting and dispositive power over the shares beneficially owned by Krovim, LLC.

(21)  Includes 5,000 shares of common stock, and (ii) 535,091 shares of common stock issued in June 2010 upon cashless exercise of warrants to purchase 545,000 shares of common stock.

(22)  Includes (i) 5,000 shares of common stock, and (ii) warrants to purchase 25,000 shares of common stock at an exercise price of $0.05 per share.

(23)  Includes (i) 5,000 shares of common stock, and (ii) 148,500 shares of common stock issued in June 2010 upon cashless exercise of warrants to purchase 151,250 shares of common stock.

(24)  Includes (i) 5,000 shares of common stock, and (ii) 9,818 shares of common stock issued in June 2010 upon cashless exercise of warrants to purchase 10,000 shares of common stock.

(25)  Includes (i) 4,000 shares of common stock, and (ii) 139,663 shares of common stock issued in June 2010 upon cashless exercise of warrants to purchase 142,250 shares of common stock.

(26)  Includes (i) 500 shares of common stock, and (ii) 11,781 shares of common stock issued in June 2010 upon cashless exercise of warrants to purchase 12,000 shares of common stock.

(27) Includes (i) 5,000 shares of common stock, and (ii) 2,455 shares of common stock issued in June 2010 upon cashless exercise of warrants to purchase 2,500 shares of common stock.

(28)  Includes (i) 5,000 shares of common stock, and (ii) warrants to purchase 1,000 shares of common stock at an exercise price of $0.05 per share.

(29)  Includes (i) 3,000 shares of common stock, and (ii) warrants to purchase 1,000 shares of common stock at an exercise price of $0.05 per share.

(30)  Includes (i) 1,000 shares of common stock, and (ii) 2,945 shares of common stock issued in June 2010 upon cashless exercise of warrants to purchase 3,000 shares of common stock.

(31)  Includes (i) 5,000 shares of common stock, and (ii) warrants to purchase 5,000 shares of common stock at an exercise price of $0.05 per share.

(32)  Includes (i) 5,000 shares of common stock, and (ii) warrants to purchase 20,000 shares of common stock at an exercise price of $0.05 per share.

Except for David Stahler, our former President and Sole Director, none of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

Hodgson Russ LLP, 1540 Broadway, 24th Floor, New York, New York 10036, has opined upon the validity of the common stock offered by this prospectus.

EXPERTS

The financial statements of Florham Consulting Corp. as of December 31, 2009 and for the period from July 20, 2009 (Inception) through December 31, 2009 appearing in this prospectus have been audited by Raich Ende Malter & Co. LLP, Independent Registered Public Accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of Valley Anesthesia Educational Programs, Inc. as of and for the years ended December 31, 2008 and 2007 and as of August 20, 2009 and for the period January 1, 2009 through August 20, 2009 appearing in this prospectus have been audited by Raich Ende Malter & Co. LLP, Independent Registered Public Accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of Training Direct, LLC as of and for the year ended December 31, 2009 appearing in this prospectus have been audited by Raich Ende Malter & Co. LLP, Independent Registered Public Accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of Training Direct, LLC as of and for the years ended December 31, 2008 and 2007 appearing in this prospectus have been audited by Steven F. Landau, CPA, Independent Public Accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

We have had no disagreements with our independent registered public accountants with respect to accounting practices or procedures or financial disclosure.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements, and other information with the SEC. We have also filed a registration statement on Form S-1 (Commission file No. 333-164871), including exhibits, with the SEC with respect to the shares being offered in this offering. This prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. You may read and copy the registration statement and our other filed reports, proxy statements, and other information at the SEC's Public Reference Room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of the materials filed with the SEC can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

For further information about us and the securities being offered under this prospectus, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Florham Consulting Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Florham Consulting Corp. and Subsidiaries (the "Company"), as of December 31, 2009, and the related consolidated statements of operations, change in shareholders' equity, and cash flows for the period from inception (July 20, 2009) to December 31, 2009. The Company's management is responsible for these consolidated financial statements.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Florham Consulting Corp. and Subsidiaries as of December 31, 2009 and the results of its consolidated operations and its cash flows for the initial period then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the accompanying 2009 consolidated financial statements have been restated.

/s/ Raich Ende Malter & Co. LLP

RAICH ENDE MALTER & CO. LLP
New York, New York
March 31, 2010 (July 28, 2010 as to the effects of the restatement discussed in Note 1)

FLORHAM CONSULTING CORP. AND SUBSIDIARIES

Consolidated Balance Sheet
December 31, 2009 (Restated)

ASSETS
Current Assets
Cash and cash equivalents	$560,497
Accounts receivable, net of allowance for uncollectable accounts of $12,688	177,237
Inventory	43,836
Other current assets	41,197
822,767

Fixed Assets
Furniture and equipment	96,797
Leasehold improvements	73,575
170,372
Accumulated Depreciation	(5,394)
164,978

Other Assets
Tradename/Trademark/content/customer relationships/certification and other intangibles, net of $114,066 in accumulated amortization	3,994,935
Non-compete agreements, net of $25,595 in accumulated amortization	231,405
Deferred tax asset	19,245
Goodwill	323,296
Other	90,013
4,658,894

$5,646,639

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current maturities of long-term liabilities	$78,743
Accounts payable	112,210
Accrued liabilities	68,371
Income taxes payable	19,245
Deferred revenue	708,562
987,131

Long-term Liabilities
Note payable, net of current portion	1,680,037
Capital lease obligation, net of current portion	31,870
Other	199,495
1,911,402

2,898,533

Shareholders' Equity
Preferred stock - 2,000,000 shares authorized, $.0001 par value, 250,000 shares designated as Series A, issued and outstanding	25
Common stock - 10,000,000 shares, $.0001 par value, authorized, 6,525,981 shares issued and outstanding	653
Additional paid In capital	3,841,677
Accumulated deficit	(1,073,956)
Notes receivable	(20,293)
2,748,106

$5,646,639

See notes to consolidated financial statements

FLORHAM CONSULTING CORP. AND SUBSIDIARIES

Consolidated Statement of Operations
July 20, 2009 (Inception) Through December 31, 2009 (Restated)

Revenue, net	$850,285

Operating Expenses
Cost of revenue	221,155
Selling and administrative expenses	377,590
Acquisition-related costs	393,015
Stock based compensation	754,417
Depreciation and amortization	140,490
1,886,667

Loss from Operations	(1,036,382)

Other Income (Expense)
Interest income	293
Interest expense	(37,867)
(37,574)

Loss from Operations Before Income Taxes	(1,073,956)

Income Taxes
Current	19,245
Deferred	(19,245)
-

Net Loss	$(1,073,956)

Net Loss Per Common Share - basic and diluted	$(0.17)

Weighted Average Number of Shares Oustanding - basic and diluted	6,166,700

See notes to consolidated financial statements

FLORHAM CONSULTING CORP. AND SUBSIDIARIES

Consolidated Statement of Changes in Shareholders' Equity
July 20, 2009 (Inception) Through December 31, 2009 (Restated)

					Common Stock	Additional	Retained		Total
	Preferred Stock		Common Stock		Warrants	Paid In	Earnings	Notes	Shareholders'
	Shares	Amount	Shares	Amount	Shares	Capital	(Deficit)	Receivable	Equity

Balance - July 20, 2009	-	$-	-	$-	-	$-	$-	$-	$-

Proceeds from sale of common stock	-	-	16,666,667	16,667		2,483,333	-	-	2,500,000

Common stock options issued in exchange for notes receivable	-	-	-	-	-	20,000	-	(20,000)	-

Costs incurred in sale of common stock	-	-	-	-	-	(49,844)	-	-	(49,844)

Compensatory element of stock options and warrants	-	-	-	-	-	755,255	-	-	755,255

Interest on notes receivable	-	-	-	-	-	-	-	(293)	(293)

Shares issued for purchase of subsidiary	-	-	359,281	36	-	599,964	-	-	600,000

Effect of shares issued in reverse merger	250,000	25	(10,666,667)	(16,067)	-	16,042	-	-	-

Effect of shares assumed in reverse merger	-	-	166,700	17	-	16,927	-	-	16,944

Warrants assumed in reverse merger	-	-	-	-	930,000		-		-

Net Loss	-	-	-	-	-	-	(1,073,956)	-	(1,073,956)

Balance - December 31, 2009	250,000	$25	6,525,981	$653	930,000	$3,841,677	$(1,073,956)	$(20,293)	$2,748,106

See notes to consolidated financial statements

FLORHAM CONSULTING CORP. AND SUBSIDIARIES

Consolidated Statement of Cash Flows
July 20, 2009 (Inception) Through December 31, 2009 (Restated)

Cash Flows Provided by Operating Activities
Net loss	$(1,073,956)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	140,490
Interest income added to note principal	(293)
Interest expense added to note principal	37,867
Deferred taxes	(19,245)
Compensatory element of stock options and warrants	757,767
(Increase) Decrease in:
Accounts receivable	4,725
Inventory	(43,836)
Other current assets	(10,691)
Increase (Decrease) in:
Accounts payable	(1,211)
Accrued liabilities	47,626
Income taxes payable	19,245
Deferred revenue	458,540
Net cash provided by operating activities	317,028

Cash Flows Used In Investing Activities
Purchase of intangible assets	(2,018,734)
Purchase of non-compete agreements	(257,000)
Purchase of fixed assets	(13,298)
Online testing website development costs	(47,655)
Other Assets	(40,000)
Net cash used in investing activities	(2,376,687)

Cash Flows Provided By Financing Activities
Proceeds from sale of common stock	2,450,156

Net Increase In Cash and Cash Equivalents	390,497

Cash Acquired	170,000

Cash and Cash Equivalents - end of period	$560,497

Non-Cash Investing and Financing Activities
Acquisition of Tradename/Trademarks/Content/Other Intangible Assets and
Goodwill, Net of Cash Payments	$2,488,185
Note Payable Incurred	1,702,883
Other Long Term Liabilities Incurred	199,495
Issuance of Common Stock in Purchase of Subsidiary	600,000
Sale of Options to Officers for Interest Bearing Notes	20,000
Assumption of Capital Lease Obligations	49,900

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$-
Taxes	$-

See notes to consolidated financial statements

FLORHAM CONSULTING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2009 (Restated)

 1 -  ORGANIZATION AND NATURE OF BUSINESS

Florham Consulting Corp. (“Florham”) was formed on February 9, 2005, as a Delaware Corporation and has its corporate offices located in New York, NY. On December 31, 2009, Florham completed a reverse merger with Educational Investors, Inc. (“EII”). Under accounting principles generally accepted in the United States, the share exchange is considered to be an in substance capital transaction, as opposed to a business combination.  Accordingly, the share exchange is equivalent to the issuance of stock by Florham for the net monetary assets of EII, accompanied by a recapitalization, and is accounted for as a change in capital structure.  Accordingly, the accounting for the share exchange is identical to that resulting from a reverse acquisition, with no goodwill being recorded.  Under reverse takeover accounting, the post reverse acquisition fiscal 2009 historical financial statements of the legal acquirer, Florham, are those of the legal acquiree which is considered to be the accounting acquirer, EII.  Shares and per share amounts reported have been adjusted to reflect the recapitalization resulting from the reverse merger.

Educational Investors, Inc. was incorporated on July 20, 2009 in Delaware and has its corporate offices located in New York, NY.  The Company’s wholly-owned subsidiary, Valley Anesthesia, Inc. (“Valley”), was incorporated in Delaware and has its corporate offices located in New York, NY. EII’s wholly-owned subsidiary, Training Direct, LLC (“Training Direct”) was formed as a limited liability company in Connecticut on January 7, 2004 and has its corporate offices located in Bridgeport, CT.  The above entities are collectively referred to as Florham Consulting Corp. and Subsidiaries (collectively the “Company”).

Effective August 20, 2009, Valley purchased certain assets and assumed certain liabilities and operations of Valley Anesthesia Educational Programs, Inc. The Company through Valley provides comprehensive review and update courses and study materials to Student Registered Nurse Anesthetists in preparation for the National Certifying Exam throughout the continental United States.

Effective December 31, 2009, EII acquired all of the membership interest in Training Direct.  The Company through Training Direct, a state licensed vocational training school, provides “distance learning” and “residential training” educational programs for students to become eligible for entry-level employment in a variety of fields and industries.

The financial statements have been restated to reclassify the previously reported loss on discontinued operations of the accounting acquiree to shareholder’s equity as a result of the reverse merger transaction.

The impact of the restatement on the consolidated financial statements as of December 31, 2009 and for the period from July 20, 2009 (Inception) through December 31, 2009 is summarized in the following tables:

		Previously
		Reported	Adjustment	Restated

Consolidated Balance Sheet (1) , (2)
Prepaid Expenses	(1)	$23,415	$(23,415)	$-
Assets of discontinued operations	(1)	17,782	(17,782)	-
Other current assets	(1)	-	41,197	41,197
Additional paid in capital	(2)	3,918,945	(77,268)	3,841,677
Accumulated Deficit	(2)	$(1,151,224)	$77,268	$(1,073,956)

(1)  The adjustment pertains to the reclassification of previously reported assets of discontinued operations and prepaid expenses into other current assets.

(2)  Includes the adjustment to reclassify the accumulated deficit of the registrant as of December 31, 2008 and the previously reported loss from discontinued operations to additional paid in capital.

Consolidated Statement of Operations (3)

Loss from Discontinued Operations	$(22,129)	$22,129	$-
Net Loss	(1,096,085)	22,129	(1,073,956)
Net Loss per Common Share - basic and diluted	$(0.47)	$0.01	$(0.46)

(3)  The adjustment reclassifies the previously reported loss on discontinued operations to additional paid in capital.

Consolidated Statement of Cash Flows (4)

Net Loss	$(1,096,085)	$22,129	$(1,073,956)
Loss from Discontinued Operations	22,129	(22,129)	-
Prepaid Expenses	(23,415)	23,415	-
Other current assets	-	(10,691)	(10,691)
Net cash provided by operating activities	304,303	12,725	317,028
Net Increase in Cash and Cash Equivalents	377,772	12,725	390,497
Cash Used in Discontinued Operating Activities	(13,072)	13,072	-
Cash balance of discontinued operations, beginning of the year	34,853	(34,853)	-
Cash balance of discontinued operations, end of the year	$(9,056)	$9,056	$-

(4)  The adjustment reflects the reclassification of the previously reported loss on discontinued operations to additional paid in capital and reclassification of certain balance sheet accounts which previously reported assets of discontinued operations.

2 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s consolidated financial statements.  The consolidated financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity.  These accounting policies are in conformity with accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

a. Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Florham Consulting Corp. and its wholly-owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated.

b. Cash and Cash Equivalents - The Company considers all short-term investments, with an original maturity of three months or less, to be cash equivalents.  Accounts at banking institutions may at times exceed federally insured limits.  As of December 31, 2009, the Company had $331,818 over such limits.

c. Earnings Per Share - Basic earnings per share is computed using the weighted average number of shares of common stock outstanding.  For purposes of calculation basic earnings per share, awards of nonvested stock that are subject to the satisfaction of certain conditions are excluded from the weighted average number of common shares outstanding until all necessary conditions have been satisfied.  Diluted earnings per share is computed using the weighted average number of common shares and potentially dilutive common equivalent shares outstanding, including non vested stock.

d. Revenue Recognition - The Company derives its revenue substantially from fees and tuition charged for courses and manuals.  The fees are recognized as revenue at the time of the attendance at the course and when the manual is shipped to customers.  The Company recognizes revenue from the sale of study guides when the study guides are shipped to customers. Fees for courses and study guides are paid in advance and the Company refunds only a portion of the fee upon cancellation. Deferred revenue is recorded when course fees are received in advance of the time of the attendance at the course and when the manual and study guides are shipped. Deferred revenue is also recorded for undelivered course hours in excess of tuition billed.  Tuition billed to students is recognized as revenue, determined by the percentage of completion method. The Company does not accept returns of manuals and study guides.

e. Cost of Revenue – Cost of revenue includes costs of printing and shipping of course materials, costs of facilities used for presentation of courses, preparation of course materials, and other operating costs.

f. Acquisition-Related Cost – Costs incurred in the formation of the Company and in the acquisition of operating assets and business operations are expensed as incurred.

g. Accounts Receivable – Accounts receivable are recorded net of an allowance for uncollectible amounts.  On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts based on a history of past write-offs and collections as well as current conditions.  As of December 31, 2009, the Company recorded an allowance of $12,688.

h. Inventory - The Company generally does not maintain an inventory of manuals and study guides.  These materials are ordered from the printing company as customer orders are received.  Manuals received and not yet shipped are carried at cost computed on a first-in, first-out basis.

i. Fixed Assets - Fixed assets are carried at cost.  Depreciation of furniture and equipment is calculated using the straight line method over the estimated useful lives of the related assets ranging from three to seven years. Leasehold improvements are amortized using the straight line method over the term of the lease. Expenditures for repairs and maintenance are charged to expense as incurred.

j. Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from those estimates.  Estimates are used in accounting for, among other things, useful lives for depreciation and amortization, recording fair value of share based compensation, future cash flows associated with impairment testing for long-lived assets, deferred tax assets and the related valuation allowances and contingencies, including going concern assessments.

k. Fair Value of Financial Instruments - The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and deferred revenue which approximate fair value because of their short maturities.  The Company’s notes payable (or long-term debt) approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2009.

l. Goodwill - The Company has adopted Accounting Standards Codification (“ASC”) 350 which eliminated the amortization of goodwill and substituted an annual review of the asset for possible impairment, requiring the comparison of fair market value to carrying value.  Fair market value is estimated using the present value of expected future cash flows and other internally calculated measures.  The Company has completed the required testing of goodwill for impairment and has determined that none of its goodwill is impaired.

m. Impairment of Long-Lived Assets - In the event that facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed.  If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value is required.  At December 31, 2009, the Company does not believe that any impairment has occurred.

n. Recently Issued Accounting Pronouncements - In September 2009, the Company implemented the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).  All of the content included in the Codification is considered authoritative.  The Codification is not intended to amend GAAP, but codifies previous accounting literature.  The Company has changed the referencing of authoritative accounting literature to conform to the Codification.

The Company adopted ASC 855-10 “Subsequent Events”.  The Codification does not require significant changes regarding recognition or disclosure of subsequent events, but does require disclosure of the date through which subsequent events have been evaluated for disclosure and recognition.  The ASC is effective for financial statements issued after June 15, 2009.  The adoption did not have a significant impact on the Company’s financial statements.

The Company adopted Accounting Standards Update (“ASU”) 2009-13, “Multiple-Deliverable Revenue Arrangements a consensus of the FASB Emerging Issues Task Force”.  This ASU establishes a selling price hierarchy for determining the selling price of a deliverable, inclusive of an estimated selling price if neither vendor specific objective evidence nor third party evidence is available.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

o. Income Taxes - The Company utilizes the asset and liability method of accounting for income taxes.  The asset and liability method requires that the current or deferred tax consequences of all events recognized in the financial statements are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years.  An allowance against deferred tax assets is recognized when it is more likely than not that such tax benefits will not be realized.  Adjustment to the deferred tax assets and liabilities balances are recognized in income as they occur. The Company has determined that there are no uncertain tax positions pursuant to ASC 740 and does not expect this to change over the next twelve months.  The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the position.  The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the income tax provision.

In addition to its Federal income tax return, the Company and its subsidiaries are obligated to file tax returns in various states.  All periods within the applicable jurisdictions’ statute of limitations remain open to government audit.

p. Stock Based Compensation - The Company recognizes the cost of directors, consultants and employee services received in exchange for awards of equity instruments, such as stock options, based on the fair value of those awards at the date of grant over the requisite service period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock-option awards.  Stock-based compensation plans, related expenses and assumptions used in the Black-Scholes option pricing model are more fully described in Note 10.

q. Industry Segment Information - The Company has determined that it operates under one segment, and is not required to report on its operations by segment.

r. Research and Development – Valley and Training Direct have been developing on-line educational programs, including Valley’s on-line testing examination center.  In addition, Valley’s and Training Direct’s programs are continually updated to ensure that student’s are always current with the most updated practices and procedures.  Any revisions to Training Direct’s curriculum are always reviewed by the Connecticut Department of Higher Education for final approval.  All Programs lead to certification from the National Health Career Association or Connecticut State Licensure.  To date, the costs of such research and development activities have been immaterial and are not borne by our customers.

3 - ACQUISITIONS

Effective August 20, 2009, the Company purchased certain assets and assumed certain liabilities of Valley Anesthesia Educational Programs, Inc. for $3,838,215.  The purchase method of accounting was used for this transaction and the purchase price was allocated to the fair value of financial assets, liabilities, tradename/trademark/content, group and non-group registrations, website, review manuals, and covenants not-to compete aggregating $3,654,658, and the excess of the purchase price over the fair value of the identifiable assets was realized as goodwill.

The following table summarizes the consideration paid for the purchase of certain of the assets of Valley Anesthesia Educational Programs, Inc. and the amounts of assets acquired and liabilities assumed recognized at the acquisition date:

Consideration
Cash	$2,000,000
Fair value of note payable	1,702,883
Present value of earnout	79,990
Net liabilities assumed	55,342
$3,838,215

Acquisition-Related Costs Charged to Operations	$342,534

Recognized Amounts of Identifiable Assets Acquired and Liabilities Assumed
Financial assets	$160,000
Identifiable intangible assets	3,710,000
Goodwill	183,557
Financial liabilities	(215,342)
Total net assets acquired	$3,838,215

Effective December 31, 2009, the Company purchased 100% of the membership interest in Training Direct, LLC for $919,505.  The purchase method of accounting was used for this transaction and the purchase price was allocated to the fair value of financial assets, liabilities, fixed assets, tradename/trademark, group registrations, certification, curriculum, and covenants not-to compete aggregating $779,766, and the excess of the purchase price over the fair value of the identifiable assets was realized as goodwill.

The following table summarizes the consideration paid for the membership interest in Training Direct, LLC and the amounts of assets acquired and liabilities assumed recognized at the acquisition date:

Consideration
Cash	$200,000
Fair value of common shares issued	600,000
Present value of earnout	119,505
$919,505

Acquisition-Related Costs Charged to Operations	$50,481

Recognized amounts of identifiable assets acquired and liabilities assumed
Financial assets	$183,437
Fixed assets	154,867
Identifiable intangible assets	656,000
Goodwill	139,739
Financial liabilities	(214,538)
Total net assets acquired	$919,505

The following are the unaudited pro forma results of operations of Florham for the year ended December 31, 2009 had the acquisitions described above been consummated at the beginning the year.  These results include (i) amortization of $330,571 of the purchase price allocated to fair value of intangible assets acquired in fiscal 2009; (ii) additional compensation of $131,250; (iii) the compensatory element of the unvested portion of time vesting options granted to management on December 31, 2009  of $344,261; (iv) interest income earned on the notes receivable from officers/stockholders taken back on the option sales of $507; and (v) interest expense on notes payable in connection with the purchase of certain assets of Valley Anesthesia Educational Programs, Inc. of $78,278.

			Training
Year Ended December 31, 2009	Florham	Valley	Direct	Total

Revenue	$850,285	$923,903	$1,149,489	$2,923,677
Operating Expenses:
Cost of Revenue	(221,155)	(196,502)	(623,106)	(1,040,763)
Interest Expense – net	(115,344)	3,674	(2,191)	(113,861)
Other expenses	(2,420,346)	(256,032)	(489,250)	(3,165,628)
Income Tax (Benefit) Expense	-	-	-	-
Net (Loss) Income	$(1,906,560)	$475,043	$34,942	$(1,396,575)

Net Loss Per Common Share -
basic and diluted				$(0.21)

Weighted Average Number of Shares
Outstanding - basic and diluted				6,525,981

4 – FIXED ASSETS

The Company’s fixed assets consist of the following at December 31, 2009:

Furniture and equipment	$96,797
Leasehold improvements	73,575
170,372
Less: Accumulated depreciation	5,394
Fixed assets at net book value	$164,978

Depreciation expense was $828 for the period ended December 31, 2009.

5 - INTANGIBLES

The acquisition of certain assets of Valley Anesthesia Educational Programs, Inc. resulted in an excess of the purchase price over the fair value of the net assets acquired of $3,710,000, which consists of tradename/trademark/content in the amount of $2,100,000 being amortized over an estimated useful life of 17 years; review manuals in the amount of $630,000 being amortized over an estimated useful life of 4.5 years; group registrations in the amount of $630,000 being amortized over an estimated useful life of 15 years; non-group registrations in the amount of $20,000 being amortized over an estimated useful life of 2 years; the website in the amount of $80,000 being amortized over an estimated useful life of 3 years; and non-compete agreements in the amount of $250,000 being amortized over the term of the agreements from 2.3 to 4 years.

The acquisition of the membership interest of Training Direct, LLC resulted in an excess of the purchase price over the fair value of the net assets acquired of $656,000, which consist of curriculum in the amount of $383,000 being amortized over an estimated useful life of 12 years; certification in the amount of $100,000 being amortized over an estimated useful life of 15 years; tradename/trademark in the amount of $96,000 being amortized over an estimated useful life of 18 years; agency customer relationships in the amount of $70,000 being amortized over an estimated useful life of 14 years; and non-compete agreements in the amount of $7,000 being amortized over the term of the agreements of 3 years.

Total amortization expense was $139,661 for the period ended December 31, 2009.

Amortization of intangibles that will be charged to operations in fiscal 2010, 2011, 2012, 2013, 2014, and thereafter is $470,232, $466,898, $417,057, $382,779, $237,779 and $2,111,933, respectively.

6 – NOTE PAYABLE

In connection with the acquisition of certain assets of Valley Anesthesia Educational Programs, Inc. Valley issued a note payable to Valley Anesthesia Educational Programs, Inc. in the principal amount of $2,000,000, bearing interest at 2.5% interest per annum, payable in monthly installments of $35,493 commencing August 20, 2010.  The note is secured by the assets transferred in the sale, including all additions and accessions thereto, as such is renewed and replenished.  The note was recorded at fair market value of $1,702,883 by discounting the payment stream of the note by a fair market rate of 9.354%.

Presented below are the balances and related expenses of the note at December 31, 2009:

Principal amount	$2,000,000
Discount	(297,117)
Interest payable	37,867
1,740,750
Current portion	60,713
$1,680,037

Interest and debt discount charged to operations was $37,867 in fiscal 2009.

The note payable matures as follows for the years ending December 31,
2010	$60,713
2011	324,506
2012	346,639
2013	370,282
2014	395,537
2015	243,073
$1,740,750

7 – EQUIPMENT LEASES PAYABLE

The Company is obligated under capitalized furniture and equipment leases.  The lease obligations are payable in monthly installment of $1,488 and $451, including imputed interest at 11.480% and 19.705%, expiring through September 2012.

Future annual payments of these obligations as of December 31, 2009 are as follows:

Year Ending December 31,

2010	$23,276
2011	22,329
2012	12,715
58,319

Less amount representing interest	8,419
49,900

Less current portion	18,030
$31,870

The leases provide for the purchase of the furniture and equipment at the end of their respective terms for a nominal amount.

8 – OTHER LONG-TERM LIABILITIES

Included in other long-term liabilities is an obligation to the sellers of certain assets of Valley Anesthesia Educational Programs, Inc. to receive 40% of the future net revenues, as defined, from two new revenue sources for the three year periods ended December 31, 2012.  The present value of the net revenues the sellers are expected to receive is $79,990.

Also included in other long-term liabilities is an obligation to the selling members of Training Direct which provides for the issuance of 179,641 shares of the Company’s Common Stock having a deemed value of $300,000 (the “Escrow Shares”).  The Escrow Shares have been issued on March 3, 2010 and are being held in escrow and will be released therefrom subject to the Company achieving certain performance targets as set for in the Interest Purchase Agreement. The present value of the Escrow Shares the selling members are expected to receive is $119,505 as of the acquisition date.

9 – CREDIT LINE

Training Direct has a credit line facility with a financial institution, which provides for advances to be made for overdrafts of its checking account not to exceed $10,000.  Borrowings under the credit line bear interest at a rate of 15% per annum and are guaranteed by two officers.  The outstanding balance of the credit line at December 31, 2009 was $213.

10 – CAPITAL TRANSACTIONS

The Company is authorized to issue 2,000,000 shares of $0.0001 par value preferred stock with designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors of the Company.  The Board of Directors has authorized 250,000 shares of Series A Preferred Stock each of which is automatically convertible into 49.11333 shares of common stock upon the Company’s filing of an amendment to its certificate of incorporation which increases the authorized shares of common stock to at least 50,000,000.  The Series A Preferred Stock is entitled to receive dividends, if declared by the Board of Directors, and to vote together with the common stock on an “as converted basis.”  The stated or liquidation value is $0.01 per share and has a preference over the common stock on liquidation or sale of the Company equal to the sum of the stated value per share and an amount equal to all unpaid dividends.  As of December 31, 2009, the Company had 250,000 shares of the Series A Preferred Stock issued and outstanding.

The Company is authorized to issue 10,000,000 shares of $0.0001 par value common stock.

 On June 28, 2006, the Company issued an aggregate of 101,000 shares of common stock and warrants to purchase 925,000 shares of common stock at $0.05 per share to its founders.  The holders of the warrants have cashless exercise rights.  These warrants were not exercisable prior to June 30, 2011 unless there is a “Change in Control” (as defined in the warrants) in the Company, in which event the warrants will be exercisable at any time after seventy (70) days following such Change in Control and until June 30, 2016.

On March 29, 2007 the Company completed a private placement of 65,700 shares of common stock at $1.00 per share.

On January 29, 2009, the Company issued a warrant to purchase 5,000 shares of common stock for $0.05 per share to a consultant for financial advisory services rendered from October 2008 through January 2009.

Effective August 20, 2009, EII issued 16,666,667 shares of its Common Stock, par value $.001 per share, and received proceeds in the amount of $2,450,156, net of costs of $49,844. In addition, the Company sold two stock options to two of its executives to purchase a total of 2,333,333 shares of common stock.  The exercise price for 1,166,668 options is  $0.25 and the exercise price for 1,166,666 options is $0.45.  The options become exercisable based upon the company achieving certain EBTDA measurements as defined in the Stock Option Agreements.  In addition, as consideration for the options to acquire the common stock, the executives have each issued notes payable to the Company in the principal amount of $10,000 bearing interest at an annual compounded rate of 4%, due and payable August 20, 2014.  The excess of the fair value of the options sold over the notes of $8,000 was charged to operations as compensation.  The fair value of the options was determined by the Black-Scholes option pricing model using the following assumptions; forfeiture rate 0%, risk free interest rate 2.5%, volatility 25%, expected life 5-7 years, and dividend rate 0%.

On December 16, 2009, the Company executed an agreement and plan of merger (the "Merger Agreement")  among the Company, EII Acquisition Corp. (a newly formed acquisition subsidiary of the Company (“Mergerco”), Educational  Investors,  Inc. ("EII") and its securityholders, Sanjo Squared, LLC, Kinder Investments,  LP, Joseph Bianco and Anil Narang (collectively, the "EII Securityholders") pursuant to which the Mergerco would be merged with and into EII,  with EII as the surviving corporation of the merger (the “Reverse Merger”), as a result of which EII will become a wholly-owned subsidiary of the Company.  Under the terms of the Merger Agreement, the EII Securityholders received (i) an aggregate of 6,000,000 shares of the  Company's  Common  Stock,  (ii) options  to acquire  2,558,968 additional shares of the Company's Common Stock, fifty percent  (50%) of which have an initial  exercise price of $0.45  per  share  and fifty  percent  (50%) of which  have an  initial exercise  price of $0.25 per share, subject to certain performance  targets set forth in the Merger Agreement,  and (iii) 250,000 shares of the Company's  Series A Preferred Stock,  with each share of the Company's Series A Preferred Stock  automatically convertible  into 49.11333 shares of the Company's  Common Stock upon the filing by the  Company  of an  amendment  to its  certificate  of  incorporation  which increases  the  authorized  shares  of the  Company's  Common  Stock to at least 50,000,000.  On December 31, 2009 the Reverse Merger was consummated.

In addition to the Merger Agreement, on December 16, 2009, EII entered into an Interest  Purchase Agreement ("TD Agreement") with Training Direct LLC ("TD") and its members and the Company  pursuant to which EII acquired all  outstanding  membership interests,  on a fully diluted basis, of TD in exchange for (a) $200,000 cash, (b) shares of the Company's  Common Stock having a deemed value of $600,000 (the "Acquisition  Shares"), and (c) shares of the Company's  Common Stock having a deemed value of $300,000 (the "Escrow Shares") as defined in the TD Agreement.  The acquisition became effective December 31, 2009, and the Company issued 359,281 Acquisition Shares and 179,641 Escrow Shares to the selling members on March 3, 2010. The Escrow Shares will be held in escrow and released therefrom as provided in the TD Agreement.

On December 24, 2009 the Company adopted the 2009 Stock Incentive Plan to provide the Company with a means to assist in recruiting, retaining and rewarding certain employees, directors and consultants and to motivate such individuals to exert their best efforts on behalf of the Company by providing incentives through the granting of Awards.  After giving effect to the Reverse Merger, on December 31, 2009 the Company granted 877,360 options to certain members of management, the directors and consultants.  The options are exercisable at a price of $.50 per share.  548,350 of the options are currently exercisable and 329,010 of the options vest over a two year period from date of grant, and options not exercised expire 5 years from date of grant. The  fair value of the options  of $746,417 was charged to operations as compensation.  The fair value of the options was determined by the Black-Scholes option pricing model using the following assumptions; forfeiture rate 0%, risk free interest rate 1.63%, volatility 172.48%, expected life 2.5-3.25 years, and dividend rate 0%.  At December 31, 2009, there was $459,686 of total unrecognized compensation cost related to non-vested stock option awards which is expected to be recognized over a weighted-average period of 2 years.  There are 622,640 options under the plan available for future grants.

11 – COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its Bridgeport, CT facility under a lease that expires October 8, 2019, with an option to renew for an additional five years.  Terms of the lease require minimum monthly payments of $5,850 plus annual increases of three percent or the CPI annual increase, if greater. The Company must pay for repairs, maintenance and insurance under this lease.

The Company also rents office space from one of its officers under a lease expiring August 20, 2010.  The Company pays $725 per month under the lease.  The Company also reimburses another officer $2,992 per month for rent of office space on a month-to-month basis.

The minimum annual payments under lease obligations are as follows for the years ending December 31:
2010	$76,246
2011	72,848
2012	75,034
2013	77,285
2014	79,603
Thereafter	411,717
Total	$792,733

Rent expense for the period ended December 31, 2009 was $15,655.

Commitment for Conference Facilities

Certain of the Company’s courses are presented in conference facilities located in hotels in various cities throughout the continental United States.  The Company enters into contracts with the various hotels well in advance of these upcoming courses.  These contracts provide, among other matters, that the Company guarantee a stated minimum number of attendees and/or guest rooms, and may hold the Company to stated percentages of the amounts in the event of course cancellation.

Employment and Consulting Agreements

The Company and its subsidiaries have entered into various employment contracts with its executives and an agreement with a consultant.  In addition to base compensation, the contracts provide for compensation adjustments, as described in the agreements, plus stock options (Note 10).  The total base compensation commitment of the contracts is as follows for the years ending December 31:

2010	$623,397
2011	345,000
2012	345,000

Off Balance Sheet Arrangement

The Company, through its bank, issued an irrevocable letter of credit in the amount of $40,000, as required by the State of Connecticut Department of Higher Education.  This letter of credit may not be extended beyond December 31, 2021. As collateral for the letter of credit, the Company purchased a Certificate of Deposit with the bank in the amount of $40,000, which is included in Other Assets.

12 – LOSS PER SHARE

For the period ended December 31, 2009, the conversion of preferred stock, exercise of warrants, stock options, and escrow shares issued in purchase of subsidiary were excluded in the computations of the Company’s diluted loss per share because the Company reported net losses from continuing operations. Anti-dilutive common share equivalents excluded were as follows:

Conversion of preferred stock	12,278,333
Exercise of warrants	930,000
Vested stock options	548,350
Nonvested stock options	2,887,978
Escrow shares issued in purchase of subsidiary	179,641

The following table represents the unaudited pro forma effect on earnings per share for the dilution resulting from the conversion of the Series A Preferred Stock.  These preferred shares were issued because the Company did not have sufficient authorized and unissued common shares to issue to the former EII stockholders on the date of the merger.  Upon the change in the number of the Company’s authorized common shares, 12,278,333 common shares will be issued in exchange for the Series A Preferred Shares.

	As reported	Pro Forma
		(Unaudited)

Net Loss Per Common Share	$(0.17)	$(0.06)

Weighted Average Number of Common Shares Outstanding	6,166,700	18,445,033

13 – INCOME TAXES

The provision for income taxes consists of the following:

Current:
Federal	$10,000
State	9,245
Total current	19,245
Deferred:
Federal	(10,000)
State	(9,245)
Total deferred	(19,245)
Total provision for income taxes	$-

Net deferred tax assets (liabilities) would have included the following components:

		Deferred Tax Asset (Liability)
	Temporary
	Difference	Federal	State	Total

For the period ended December 31, 2009
Accumulated depreciation and amortization	$37,022	$11,455	$3,332	$14,787
Stock based compensation	754,417	233,417	67,898	301,315
Acquisition-related costs	393,015	121,599	35,371	156,970
Valuation allowance	-	(356,471)	(97,356)	(453,827)
	$1,184,454	$10,000	$9,245	$19,245

The following it a reconciliation of income taxes computed at the U. S. Federal income tax rate to the actual effective income tax provision:

	% of Pre-Tax Income
	For the Period Ended
	December 31, 2009
Statutory Federal income tax rate	(34.0	) %
Non-deductible costs	(2.3	) %
State income taxes, net of Federal tax benefit	0.6%
Tax valuation allowance	35.7%
Other, net	0.0%
	0.0%

14 – SUBSEQUENT EVENTS

Subsequent events have been evaluated for disclosure and recognition through the time of filing our annual report on Form 10-K/A.

FLORHAM CONSULTING CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

	As of
	March 31, 2010	As of
	(Restated) (Unaudited)	December 31, 2009
ASSETS
Current Assets
Cash	$511,824	$560,497
Accounts receivable, net of allowance for uncollectable accounts of $14,052 as of March 31, 2010 and $12,688 as of December 31, 2009	224,969	177,237
Inventory	10,003	43,836
Other current assets	82,319	41,197
	829,115	822,767

Fixed Assets
Furniture and equipment	100,526	96,797
Leasehold improvements	73,575	73,575
	174,101	170,372
Accumulated Depreciation	(10,711)	(5,394)
	163,390	164,978

Other Non-Current Assets
Tradename/Trademark/content/customer relationships/certification and other intangibles, net of accumulated amortization of $211,844 as of March 31, 2010 and $114,066 as of December 31, 2009	3,897,156	3,994,935
Non-compete agreements, net of accumulated amortization of $45,375 as of March 31, 2010 and $25,595 as of December 31, 2009	211,625	231,405
Deferred tax asset	19,245	19,245
Goodwill	323,296	323,296
Other	90,048	90,013
	4,541,370	4,658,894

	$5,533,875	$5,646,639

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current maturities of long-term liabilities	$187,105	$78,743
Accounts payable	95,224	112,210
Accrued liabilities	62,247	68,371
Income taxes payable	-	19,245
Deferred revenue	678,413	708,562
	1,022,989	987,131

Long-term Liabilities
Note payable	1,600,905	1,680,037
Capital lease obligations	25,845	31,870
Other	199,495	199,495
	1,826,245	1,911,402

	2,849,234	2,898,533

Shareholders' Equity
Preferred stock - 2,000,000 shares authorized, $.0001 par value, 250,000 shares designated as Series A, issued and outstanding as of March 31, 2010 and December 31, 2009	25	25
Common stock - 10,000,000 shares, $.0001 par value, authorized, shares issued and outstanding; 6,705,622 as of March 31, 2010 and 6,525,981 as of December 31, 2009	671	653
Additional paid In capital	4,047,229	3,841,677
Accumulated Deficit	(1,223,286)	(1,073,956)
Shares held in escrow	(119,505)	-
Notes receivable	(20,493)	(20,293)
	2,684,641	2,748,106

	$5,533,875	$5,646,639

See notes to consolidated financial statements

FLORHAM CONSULTING CORP. AND SUBSIDIARIES

Consolidated Statement of Operations
Three Months Ended March 31, 2010 (Restated)
(Unaudited)

Revenue, net	$797,764

Operating Expenses
Cost of revenue	311,951
Selling and administrative expenses	395,244
Stock based compensation	86,065
Depreciation and amortization	122,876
916,136

Loss from Operations	(118,372)

Other Income (Expense)
Interest income	362
Interest expense	(31,320)
(30,958)

Loss Before Income Taxes	(149,330)

Income Taxes	-

Net Loss	$(149,330)

Net Loss Per Common Share - basic and diluted:	$(0.02)

Weighted Average Number of Shares Oustanding - basic and diluted	6,525,981

See notes to consolidated financial statements

FLORHAM CONSULTING CORP. AND SUBSIDIARIES

Consolidated Statement of Changes in Shareholders' Equity
Three Months Ended March 31, 2010 (Restated)
(Unaudited)

					Common Stock	Additional				Total
	Preferred Stock		Common Stock		Warrants	Paid In	Accumulated	Shares Held	Notes	Shareholders'
	Shares	Amount	Shares	Amount	Shares	Capital	Deficit	in Escrow	Receivable	Equity

Balance - December 31, 2009	250,000	$25	6,525,981	$653	930,000	$3,841,677	$(1,073,956)	$-	$(20,293)	$2,748,106

Shares issued into escrow	-	$-	179,641	18	-	119,487	-	(119,505)	-	-

Stock based compensation	-	-	-	-	-	86,065	-		-	86,065

Interest on notes receivable	-	-	-	-	-	-	-		(200)	(200)

Net Loss	-	-	-	-	-	-	(149,330)		-	(149,330)

Balance - March 31, 2010	250,000	$25	6,705,622	$671	930,000	$4,047,229	$(1,223,286)	$(119,505)	$(20,493)	$2,684,641

See notes to consolidated financial statements

FLORHAM CONSULTING CORP. AND SUBSIDIARIES

Consolidated Statement of Cash Flows
Three Months Ended March 31, 2010 (Restated)
(Unaudited)

Cash Flows Provided by (Used In) Operating Activities
Net loss	$(149,330)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	122,876
Interest income added to note principal	(200)
Interest expense added to note principal	28,951
Stock based compensation	86,065
(Increase) Decrease in:
Accounts Receivable	(47,732)
Inventory	33,833
Other current assets	(38,229)
(Decrease) in:
Accounts payable	(16,987)
Accrued liabilities	(6,123)
Income taxes payable	(22,138)
Deferred revenue	(30,149)
Net cash used in operating activities	(39,163)

Cash Flows Used In Investing Activities
Purchase of fixed assets	(3,729)
Other Assets	(35)
Net cash used in investing activities	(3,764)

Cash Flows Used In Financing Activities
Payments of capital lease obligations	(5,746)

Net Decrease In Cash	(48,673)

Cash - beginning of period	560,497

Cash - end of period	$511,824

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$2,368
Taxes	$14,313

See notes to consolidated financial statements

FLORHAM CONSULTING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
March 31, 2010 (Restated)
(Unaudited)

1 -  ORGANIZATION AND NATURE OF BUSINESS

Florham Consulting Corp. (“Florham”) was formed on February 9, 2005, as a Delaware Corporation and has its corporate offices located in New York, NY. On December 31, 2009, Florham completed a reverse merger with Educational Investors, Inc. (“EII”). Under accounting principles generally accepted in the United States, the share exchange is considered to be an in substance capital transaction, as opposed to a business combination.  Accordingly, the share exchange is equivalent to the issuance of stock by Florham for the net monetary assets of EII, accompanied by a recapitalization, and is accounted for as a change in capital structure.  Accordingly, the accounting for the share exchange is identical to that resulting from a reverse acquisition, with no goodwill being recorded.  Under reverse takeover accounting, the post reverse acquisition fiscal 2009 historical financial statements of the legal acquirer, Florham, are those of the legal acquiree which is considered to be the accounting acquirer, EII.  Shares and per share amounts reported have been adjusted to reflect the recapitalization resulting from the reverse merger. The financial statements have been restated to delete the acquiree’s results of operations and cash flows for the comparative prior period.

Educational Investors, Inc. was incorporated on July 20, 2009 in Delaware and has its corporate offices located in New York, NY.  The Company’s wholly-owned subsidiary, Valley Anesthesia, Inc. (“Valley”), was incorporated in Delaware and has its corporate offices located in New York, NY. EII’s wholly-owned subsidiary, Training Direct, LLC (“Training Direct”) was formed as a limited liability company in Connecticut on January 7, 2004 and has its corporate offices located in Bridgeport, CT.  The above entities are collectively referred to as Florham Consulting Corp. and Subsidiaries (collectively the “Company”).

Effective August 20, 2009, Valley purchased certain assets and assumed certain liabilities and operations of Valley Anesthesia Educational Programs, Inc. The Company through Valley provides comprehensive review and update courses and study materials to Student Registered Nurse Anesthetists in preparation for the National Certifying Exam throughout the continental United States.

Effective December 31, 2009, EII acquired all of the membership interest in Training Direct.  The Company through Training Direct, a state licensed vocational training school, provides “distance learning” and “residential training” educational programs for students to become eligible for entry-level employment in a variety of fields and industries.

2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The condensed consolidated financial statements included herein are unaudited.  In addition, certain information and footnote disclosures normally included in financial statements prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) have been condensed or omitted.  The condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation in conformity with GAAP.  The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K/A for the year ended December 31, 2009.  The results of operations for the interim period should not be considered indicative of results to be expected for the full year.

Summary of Significant Accounting Policies

a. Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Florham Consulting Corp. and its wholly-owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated.

b. Cash and Cash Equivalents - The Company considers all short-term investments, with an original maturity of three months or less, to be cash equivalents.  Accounts at banking institutions may at times exceed federally insured limits.  As of March 31, 2010 and December 31, 2009, the Company had $67,706 and $331,818 over such limits, respectively.

c. Earnings Per Share - Basic earnings per share is computed using the weighted average number of shares of common stock outstanding.  For purposes of calculating basic earnings per share, awards of nonvested stock that are subject to the satisfaction of certain conditions are excluded from the weighted average number of common shares outstanding until all necessary conditions have been satisfied.  Diluted earnings per share is computed using the weighted average number of common shares and potentially dilutive common equivalent shares outstanding, including non vested stock.

d. Revenue Recognition - The Company derives its revenue substantially from fees and tuition charged for courses and manuals and study guides.  The fees are recognized as revenue at the time of the attendance at the course and when the manuals and study guides are shipped to customers.  Fees for courses and study guides are paid in advance and the Company refunds only a portion of the fee upon cancellation. Deferred revenue is recorded when course fees are received in advance of the time of the attendance at the course and when the manuals and study guides are shipped. Deferred revenue is also recorded for undelivered course hours in excess of tuition billed.  Tuition billed to students is recognized as revenue, determined by the percentage of completion method. The Company does not accept returns of manuals and study guides.

e. Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from those estimates.  Estimates are used in accounting for, among other things, useful lives for depreciation and amortization, recording fair value of share based compensation, future cash flows associated with impairment testing for long-lived assets, deferred tax assets and the related valuation allowances and contingencies, including going concern assessments.

f. Fair Value of Financial Instruments - The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and deferred revenue which approximate fair value because of their short maturities.  The Company’s notes payable (or long-term debt) approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at March 31, 2010.

g. Goodwill - The Company has adopted Accounting Standards Codification (“ASC”) 350 which eliminated the amortization of goodwill and substituted an annual review of the asset for possible impairment, requiring the comparison of fair market value to carrying value.  Fair market value is estimated using the present value of expected future cash flows and other internally calculated measures.  The Company has completed the required testing of goodwill for impairment and has determined that none of its goodwill is impaired.

h. Impairment of Long-Lived Assets - In the event that facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed.  If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value is required.  At March 31, 2010, the Company does not believe that any impairment has occurred.

i. Recently Issued Accounting Pronouncements - Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

j. Income Taxes - The Company utilizes the asset and liability method of accounting for income taxes.  The asset and liability method requires that the current or deferred tax consequences of all events recognized in the financial statements are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years.  Deferred tax assets are based on the differences in the amortizable lives of intangible assets and goodwill, capitalization of acquisition costs and the timing of stock based compensation deductions for income tax and financial reporting purposes.  An allowance against deferred tax assets is recognized when it is more likely than not that such tax benefits will not be realized.  As of March 31, 2010 and December 31, 2009, the Company established a valuation allowance against the deferred tax assets in the approximate amounts of $500,000 and $454,000, respectively.  Adjustment to the deferred tax assets and liabilities balances are recognized in income as they occur. The Company has determined that there are no uncertain tax positions pursuant to ASC 740 and does not expect this to change over the next twelve months.  The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the position.  The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the income tax provision.

In addition to its Federal income tax return, the Company and its subsidiaries are obligated to file tax returns in various states.  All periods within the applicable jurisdictions’ statute of limitations remain open to government audit.

k. Stock Based Compensation - The Company recognizes the cost of directors, consultants and employee services received in exchange for awards of equity instruments, such as stock options, based on the fair value of those awards at the date of grant over the requisite service period.   The fair value of the options of $86,065 was charged to operations as compensation during the three months ended March 31, 2010.  At March 31, 2010, there was $373,621 of total unrecognized compensation cost related to non-vested stock option awards which is expected to be recognized over a weighted-average period ending December 31, 2011.  There are 622,640 options under the plan available for future grants.

3 – OTHER LONG-TERM LIABILITIES

Included in other long-term liabilities is an obligation to the sellers of certain assets of Valley Anesthesia Educational Programs, Inc. to receive 40% of the future net revenues, as defined, from two new revenue sources for the three year periods ended December 31, 2012.  The present value of the net revenues the sellers are expected to receive is $79,990.

Also included in other long-term liabilities is an obligation to the selling members of Training Direct which provides for the issuance of 179,641 shares of the Company’s Common Stock having a deemed value of $300,000 (the “Escrow Shares”).  The Escrow Shares have been issued on March 3, 2010 and are being held in escrow and will be released therefrom subject to the Company achieving certain performance targets as set for in the Interest Purchase Agreement. The present value of the Escrow Shares the selling members are expected to receive is $119,505 as of the acquisition date.

The escrow shares are shown as a reduction to shareholders’ equity.

4 – COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its Bridgeport, CT facility under a lease that expires October 8, 2019, with an option to renew for an additional five years.  Terms of the lease require minimum monthly payments of $5,850 plus annual increases of three percent or the CPI annual increase, if greater. The Company must pay for repairs, maintenance and insurance under this lease.

The Company also rents office space from one of its officers under a lease expiring August 20, 2010.  The Company pays $725 per month under the lease.  The Company also reimburses another officer $2,992 per month for rent of office space on a month-to-month basis.

The minimum payments under lease obligations are as follows:

For the period from April 1,
through December 31, 2010
2010	$56,521

For the years ended December 31,
2011	72,848
2012	75,034
2013	77,285
2014	79,603
Thereafter	411,717
Total	$773,008

Rent expense for the three months ended March 31, 2010 was $28,700.

Commitment for Conference Facilities

Certain of the Company’s courses are presented in conference facilities located in hotels in various cities throughout the continental United States.  The Company enters into contracts with the various hotels well in advance of these upcoming courses.  These contracts provide, among other matters, that the Company guarantee a stated minimum number of attendees and/or guest rooms, and may hold the Company to stated percentages of the amounts in the event of course cancellation.

Employment and Consulting Agreements

The Company and its subsidiaries have entered into various employment contracts with its executives and an agreement with a consultant.  In addition to base compensation, the contracts provide for compensation adjustments, as described in the agreements, plus stock options.  The total base compensation commitment of the contracts is as follows:

For the period from April 1,
through December 31, 2010	$503,889

For the years ended December 31,
2011	345,000
2012	345,000

Off Balance Sheet Arrangement

The Company, through its bank, issued an irrevocable letter of credit in the amount of $40,000, as required by the State of Connecticut Department of Higher Education.  This letter of credit may not be extended beyond December 31, 2021. As collateral for the letter of credit, the Company purchased a Certificate of Deposit with the bank in the amount of $40,000, which is included in Other Assets.

5 – LOSS PER SHARE

The following table presents a reconciliation of the denominators used in the loss per share calculations for the three months ended March 31, 2010.

Weighted average common shares	6,525,981
Potentially dilutive common equivalent shares:
Conversion of preferred stock	-
Exercise of warrants	-
Vested stock options	-
Nonvested stock options	-
Escrow shares issued in purchase of subsidiary	-
Weighted average common shares and potentially dilutive common equivalent shares	6,525,981

For the three months ended March 31, 2010, the conversion of preferred stock, exercise of warrants, stock options, and escrow shares issued in purchase of subsidiary were excluded in the computations of the Company’s diluted loss per share because the Company reported net losses from continuing operations. Shares excluded were as follows:

Conversion of preferred stock	12,278,333
Exercise of warrants	930,000
Vested stock options	548,350
Nonvested stock options	2,887,978
Escrow shares issued in purchase of subsidiary	179,641

The following table represents the pro forma effect on earnings per share for the dilution resulting from the conversion of the Series A Preferred Stock.  These preferred shares were issued because the Company did not have sufficient authorized and unissued common shares to issue to the former EII stockholders on the date of the merger.  Upon the change in the number of the Company’s authorized common shares, 12,278,333 common shares will be issued in exchange for the Series A Preferred Shares.

	Historical	Pro Forma

Net Loss Per Common Share	$(0.02)	$(0.01)

Weighted Average Number of Common Shares Outstanding	6,525,981	18,804,214

6 – SUBSEQUENT EVENTS

Subsequent events have been evaluated for disclosure and recognition through the time of filing our report on Form 10-Q/A.

Report of Independent Registered
Public Accounting Firm

To the Board of Directors and Stockholders
Valley Anesthesia Educational Programs, Inc.

We have audited the accompanying balance sheets of Valley Anesthesia Educational Programs, Inc. (the "Company"), as of December 31, 2008 and 2007, and the related statements of income, change in shareholders' equity (deficit), and cash flows for the years then ended. The Company's management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Raich Ende Malter & Co. LLP

RAICH ENDE MALTER & CO. LLP
New York, New York
December 31, 2009

VALLEY ANESTHESIA EDUCATIONAL PROGRAMS, INC.

Balance Sheets

	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$266,093	$325,646
Inventory	3,830	-
Prepaid expenses	5,000	-
Other current assets	2,850	2,884
	277,773	328,530
Fixed Assets
Office equipment	17,451	18,430

	$295,224	$346,960

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$9,619	$11,233
Accrued expenses	103,386	101,948
Deferred revenue	704,775	765,280
	817,780	878,461
Shareholders' Equity (Deficit)
Common stock
No par value; 100 shares authorized, issued and outstanding as of
December 31, 2008 and 2007	1,000	1,000
Retained earnings (deficit)	(523,556)	(532,501)
	(522,556)	(531,501)

	$295,224	$346,960

See notes to financial statements

VALLEY ANESTHESIA EDUCATIONAL PROGRAMS, INC.

Statements of Income

	For the Years Ended
	December 31,
	2008	2007

Revenue	$1,885,014	$1,726,960
Less: Refunds and NSF checks	20,441	21,419
	1,864,573	1,705,541
Costs and Expenses
Cost of revenue	467,280	448,736
Selling and administrative expenses	660,118	616,745
Depreciation and amortization	10,422	7,268
	1,137,820	1,072,749

Income from Operations	726,753	632,792

Other Income
Interest and dividend income	5,392	-

Net Income	$732,145	$632,792

Earnings Per Share - basic and diluted	$7,321.45	$6,327.92

Weighted Average Shares Outstanding - basic and diluted	100	100

See notes to financial statements

VALLEY ANESTHESIA EDUCATIONAL PROGRAMS, INC.

Statements of Changes in Shareholders' Equity (Deficit)

			Retained
	Common Stock		Earnings	Total
	Shares	Amount	(Deficit)	Deficit

Balance - January 1, 2007	100	$1,000	$(566,115)	$(565,115)

Net Income	-	-	632,792	632,792

Distributions to Shareholders	-	-	(599,178)	(599,178)

Balance - December 31, 2007	100	1,000	(532,501)	(531,501)

Net Income	-	-	732,145	732,145

Distributions to Shareholders	-	-	(723,200)	(723,200)

Balance - December 31, 2008	100	$1,000	$(523,556)	$(522,556)

See notes to financial statements

VALLEY ANESTHESIA EDUCATIONAL PROGRAMS, INC.

Statements of Cash Flows

	For the Years Ended
	December 31,
	2008	2007
Cash Flows from Operating Activities
Net income	$732,145	$632,792
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	10,422	7,268
(Increase) Decrease in:
Inventory	(3,830)	16,128
Prepaid expenses	(5,000)	5,000
Other current assets	34	(2,884)
Increase (Decrease) in:
Accounts payable	(1,614)	8,929
Accrued expenses	1,438	3,180
Deferred revenue	(60,505)	46,135
	673,090	716,548
Cash Flows Used In Investing Activities
Purchase of fixed assets	(9,443)	(17,473)

Cash Flows Used In Financing Activities
Distribution to shareholders	(723,200)	(599,178)

Net Increase (Decrease) In Cash	(59,553)	99,897

Cash and Cash Equivalents - beginning of year	325,646	225,749

Cash and Cash Equivalents - end of year	$266,093	$325,646

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$-	$-

Taxes	$-	$-

See notes to financial statements

VALLEY ANESTHESIA EDUCATIONAL PROGRAMS, INC.

Notes to Financial Statements
December 31, 2008 and 2007

1 -	Organization and Nature of Business

Valley Anesthesia Educational Programs, Inc. (the “Company”) was incorporated on March 9, 1993 in Iowa and has its corporate offices located in Des Moines, Iowa.  The Company provides comprehensive review and update courses and study materials to Student Registered Nurse Anesthetists in preparation for the National Certifying Exam throughout the continental United States.

2 -	Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity.  These accounting policies are in conformity with accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

a.
Cash and Cash Equivalents - The Company considers all short-term investments, with an original maturity of three months or less, to be cash equivalents.  Accounts at banking institutions may at times exceed federally insured limits.  As of December 31, 2008 and 2007, the Company had $153,064 and $447,159, respectively, over such limits.

b.
Revenue Recognition - The Company derives its revenue substantially from fees charged for courses and manuals.  The fee is recognized as revenue at the time of the attendance at the course and when the manual is shipped to customers.  The Company recognizes revenue from the sale of study guides when the study guides are shipped to customers. All courses and study guides are paid in advance and the Company refunds only a portion of the fee upon cancellation. Deferred revenue is recorded when payments are received in advance of the time of the attendance at the course and when the manual and study guides are shipped. The Company does not accept returns of manuals and study guides.

c.	Cost of Revenue - Cost of revenue include costs of printing, costs of facilities used for presentation of courses, preparation of course materials, and other costs.

d.
Shipping and Handling Costs - Costs incurred for shipping and handling, included in selling and administrative expense in the amounts of $20,004 and $5,675 for the years ended December 31, 2008 and 2007 respectively, are expensed as incurred.

e.
Inventory - The Company generally does not maintain an inventory of manuals and study guides.  These materials are ordered from the printing company as orders from customers are received.  Manuals received and not yet shipped are carried at cost computed on a first-in, first-out basis.

f.
Fixed Assets - Fixed assets are carried at cost.  Depreciation of office equipment is calculated using the straight line method over the three year estimated useful lives of the related assets.  Expenditures for repairs and maintenance are charged to expense as incurred.

g.
Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from those estimates.  Estimates are used in accounting for, among other things, future cash flows associated with impairment testing for long-lived assets and contingencies.

Continued

h.
Fair Value of Financial Instruments - The Company’s financial instruments consist primarily of cash and cash equivalents, accounts payable, accrued expense, and deferred revenue which approximate fair value because of their short maturities.

i.
Impairment of Long-Lived Assets - In the event that facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed.  If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value is required.  At December 31, 2008 and 2007, the Company does not believe that any impairment has occurred.

j.
Recently Issued Accounting Pronouncements - In September 2009, the Company implemented the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).  All of the content included in the Codification is considered authoritative.  The Codification is not intended to amend GAAP, but codifies previous accounting literature.  The Company has changed the referencing of authoritative accounting literature to conform to the Codification.

In May 2009 the Company adopted ASC 855-10 “Subsequent Events”.  The Codification does not require significant changes regarding recognition or disclosure of subsequent events, but does require disclosure of the date through which subsequent events have been evaluated for disclosure and recognition.  The Codification is effective for financial statements issued after June 15, 2009.  The adoption did not have a significant impact on the Company’s financial statements.

The Company adopted Accounting Standards Update (“ASU”) 2009-13, “Multiple-Deliverable Revenue Arrangements a consensus of the FASB Emerging Issues Task Force”.   This ASU establishes a selling price hierarchy for determining the selling price of a deliverable, inclusive of an estimated selling price if neither vendor specific objective evidence nor third party evidence is available.  While this ASU was issued in October 2009, early adoption is permitted.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

k.	Income Taxes - The Company has elected to be taxed as an S Corporation under the Internal Revenue Code and applicable state statues. Accordingly, no provision has been made for federal or state taxes.

The Company has elected to defer the application of ASC 740 Accounting for Uncertainty in Income Taxes.  ASC 740 is effective for the Company’s fiscal period beginning January 1, 2009.  ASC 740 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements.

Although the Company is considered a pass-through entity for Federal and state income tax purposes, ASC 740 is applicable.  The Financial Accounting Standards Board has deferred guidance on the application of the provisions of ASC 740 as they relate to pass-through entities.  However, certain taxing jurisdictions do not recognize the Company’s income tax status as a pass-through entity.  The Company’s accounting policy for evaluating uncertain tax positions taken or expected to be taken in income tax filings, should they arise, is based on its assessment of tax positions that have uncertainty as to the probability of being sustained upon examination by those jurisdictions.  Therefore, the Company may be subject to income tax liability-related exposures.

l.
Earnings Per Share - Basic earnings per share is computed using the weighted average number of shares of common stock outstanding.  The Company had no common equivalent shares outstanding, which would have had a dilutive effect on the earnings per share.

Continued

m.	Industry Segment Information - The Company has determined that they operate under one segment, and are not required to report on their operations by segment.

3-	Fixed Assets

The Company’s fixed assets consist of office equipment at December 31:

	2008	2007
Office equipment	$64,420	$54,977
Less: Accumulated depreciation	(46,969)	(36,547)
Office equipment at net book value	$17,451	$18,430

Depreciation expense was $10,422 and $7,268 during the years ended December 31, 2008 and 2007, respectively.

4 -	Commitment and Contingencies

a.
Lease - The Company rents office space from one of its shareholders on a month to month basis.  The Company pays $656 per month for rent.  Rent expense for each of the years ended December 31, 2008 and 2007 was $7,875.

b.
Retirement Plan - The Company has a profit sharing plan for certain eligible employees who work more than 1,000 hours per year.  The Company’s contributions for the years ended December 31, 2008 and 2007 were $101,601 and $99,099, respectively.  Employer contributions begin vesting at 20% after year two and are fully vested after six years.  Plan expenses for the years ended December 31, 2008 and 2007 were $1,196 and $2,246, respectively.

c.
Commitment for Conference Facilities - The Company’s courses are presented in conference facilities located in hotels in various cities throughout the continental United States.  The Company enters into contracts with the various hotels well in advance of the upcoming courses.  These contracts provide, among other matters, that the Company guarantee a stated minimum number of attendees and/or guest rooms, and may hold the Company to stated percentages of the amounts in the event of course cancellation.

5 -	Income Taxes

The Company's successor in connection with the sale of its assets and operations as described in the Subsequent Event footnote, is to be taxed as a C Corporation, and as such will incur its own income taxes.  Had the Company not been an S Corporation, and had it incurred its own income taxes, the provision for such would be as follows;

	For the Year Ended December 31, 2008
	Federal	State	Total
Current	$211,000	$47,000	$258,000
Deferred	22,000	5,000	27,000
	$233,000	$52,000	$285,000

Continued

	For the Year Ended December 31, 2007
	Federal	State	Total
Current	$217,000	$48,000	$265,000
Deferred	(15,000)	(3,000)	(18,000)
	$202,000	$45,000	$247,000

Net deferred tax assets (liabilities) would have included the following components;

As at December 31, 2008

		Deferred Tax Asset (Liability)
	Temporary Difference	Federal	State	Total
Inventory	$(4,000)	$(1,000)	$-	$(1,000)
Prepaid expenses	(5,000)	(2,000)	-	(2,000)
Accumulated depreciation	(17,000)	(6,000)	(1,000)	(7,000)
Accrued expenses	2,000	1,000	-	1,000
Deferred revenues	705,000	240,000	49,000	289,000
	$681,000	$232,000	$48,000	$280,000

As at December 31, 2007

		Deferred Tax Asset (Liability)
	Temporary Difference	Federal	State	Total
Accumulated depreciation	$(18,000)	$(6,000)	$(1,000)	$(7,000)
Accrued expenses	3,000	1,000	-	1,000
Deferred revenues	765,000	260,000	53,000	313,000
	$750,000	$255,000	$52,000	$307,000

No valuation allowance has been considered against the deferred tax assets in as much as the Company would expect to realize the full amount of the deferred tax assets.

The Company did not adopt Accounting Standards Codification ("ASC") 740, for “Uncertainty in Income Taxes” effective January 1, 2007.  Had the Company adopted ASC 740 on January 1, 2007, there would have been no unrecognized tax positions that would have been required to have been recognized at January 1, 2007, December 31, 2007 and 2008.

In addition to its federal income tax return, the Company was obligated to file in the following state jurisdictions; Florida, Minnesota, Pennsylvania, Ohio, Tennessee, Texas, North Carolina, and Iowa.  All periods within the applicable jurisdiction’s statute of limitations remain open to governmental audit.

Pro forma net income and net income per share are as follows:

	2008	2007
Net income as reported	$732,145	$632,792
Provision for income taxes	285,000	247,000
Pro forma net income	$447,145	$385,792

Continued

Per share data - basic diluted:

	2008	2007
Net income as reported	$7,321.45	$6,327.92
Provision for income taxes	2,850.00	2,470.00
Pro forma net income	$4,471.45	$3,857.92

Weighted average number of shares outstanding - basic and diluted	100	100

6 -	Subsequent Events

Effective August 20, 2009, the Company entered into an asset purchase agreement (“Agreement”) whereby the Company sold all of its operating assets and all of its operations to Valley Anesthesia, Inc. (“Buyer”), a Delaware corporation.  Consideration received included a.) $2,000,000 in cash, b.) $2,000,000 note (recorded at $1,702,883 fair value) c.) receivable for a earn out provision at its $79,990 present value, and d.) transfer of liabilities in a net amount of $55,342.  Assets sold included the website and domain, inventory, office machinery, receivables, prepaid but unearned revenues, trademarks, copyrights, trade names and all other intellectual property including goodwill.

Subsequent events have been evaluated for disclosure and recognition through December 31, 2009.

Valley Anesthesia
   Educational Programs, Inc.
Financial Statements
August 20, 2009

VALLEY ANESTHESIA EDUCATIONAL PROGRAMS, INC.

Table of Contents
August 20, 2009

Page

Independent Auditors’ Report	F-45

Financial Statements

Balance Sheet	F-46
Statement of Income	F-47
Statement of Changes in Shareholders’ Equity (Deficit)	F-48
Statement of Cash Flows	F-49

Notes to Financial Statements	F-50-F-53

Independent Auditors’ Report

To the Board of Directors and Stockholders
Valley Anesthesia Educational Programs, Inc.

We have audited the accompanying balance sheet of Valley Anesthesia Educational Programs, Inc. (the "Company"), as of August 20, 2009, and the related statements of operations, change in shareholders' equity, and cash flows for the period January 1, 2009 through August 20, 2009. The Company's management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of August 20, 2009 and the results of its operations and its cash flows for the period January 1, 2009 through August 20, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Raich Ende Malter & Co. LLP

RAICH ENDE MALTER & CO. LLP
New York, New York
July 12, 2010

VALLEY ANESTHESIA EDUCATIONAL PROGRAMS, INC.

Balance Sheet
August 20, 2009

ASSETS
Current Assets
Cash and cash equivalents	$301,606
Accounts receivable	21,082
Prepaid expenses	2,803
325,491

Office Equipment	10,873
Other Assets - Security deposits	12,500
23,373

$348,864

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$965
Accrued expenses	17,057
Deferred revenue	525,955
543,977
Shareholders' Equity
Common stock
No par value; 100 shares authorized, issued, and outstanding	1,000
Accumulated deficit	(196,113)
(195,113)

$348,864

VALLEY ANESTHESIA EDUCATIONAL PROGRAMS, INC.

Statement of Income
For the Period Ended August 20, 2009

Revenue	$932,573
Less: Refunds and NSF checks	8,670
923,903
Costs and Expenses
Cost of revenue	196,502
Selling and administrative expenses	249,454
Depreciation and amortization	6,578
452,534

Income from Operations	471,369

Other Income
Interest and dividend income	3,674

Net Income	$475,043

Earnings Per Share - basic and diluted	$4,750.43

Weighted Average Shares Outstanding - basic and diluted	100

VALLEY ANESTHESIA EDUCATIONAL PROGRAMS, INC.

Statement of Changes in Shareholders' Equity (Deficit)
For the Period Ended August 20, 2009

			Retained
	Common Stock		Earnings	Total
	Shares	Amount	(Deficit)	Equity

Balance - January 1, 2009	100	$1,000	$(523,556)	$(522,556)

Net Income	-	-	475,043	475,043

Distributions to Shareholders	-	-	(147,600)	(147,600)

Balance - August 20, 2009	100	$1,000	$(196,113)	$(195,113)

VALLEY ANESTHESIA EDUCATIONAL PROGRAMS, INC.

Statement of Cash Flows
For the Period Ended August 20, 2009

Cash Flows from Operating Activities
Net income	$475,043
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	6,578
(Increase) decrease in:
Accounts receivable	(21,082)
Inventory	3,830
Prepaid expenses	2,197
Other current assets	2,850
Increase (decrease) in:
Accounts payable	(8,654)
Accrued expenses	(86,329)
Deferred revenue	(178,820)
195,613
Cash Flows Provided By Investing Activities
Security deposits	(12,500)

Cash Flows Used In Financing Activities
Distribution to shareholders	(147,600)

Net Increase In Cash	35,513

Cash and Cash Equivalents - beginning of period	266,093

Cash and Cash Equivalents - end of period	$301,606

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$-

Taxes	$-

VALLEY ANESTHESIA EDUCATIONAL PROGRAMS, INC.

Notes to Financial Statements
August 20, 2009

1 -	Organization and Nature of Business

Valley Anesthesia Educational Programs, Inc. (the “Company”) was incorporated on March 9, 1993 in Iowa and has its corporate offices located in Des Moines, Iowa.  The Company designs and provides comprehensive review and update courses and study materials to Student Registered Nurse Anesthetists in preparation for the National Certifying Exam throughout the continental United States.

2 -	Sale of Assets

Effective August 20, 2009, the Company entered into an asset purchase agreement (“Agreement”) whereby the Company sold all of its operating assets and all of its operations to Valley Anesthesia, Inc. (“Buyer”), a Delaware corporation.  Consideration received included a.) $2,000,000 in cash, b.) $2,000,000 note (recorded at fair value of $1,702,883) c.) receivable for an earn out provision at its present value of $79,990, and d.) transfer of liabilities in a net amount of $55,342.  Assets sold included the website and domain, inventory, office equipment, receivables, prepaid but unearned revenues, trademarks, copyrights, trade names and all other intellectual property including goodwill.

3 -	Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity.  These accounting policies are in conformity with accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

a.
Cash and Cash Equivalents - The Company considers all short-term investments, with an original maturity of three months or less, to be cash equivalents.  Accounts at banking institutions may at times exceed federally insured limits.

b.
Revenue Recognition - The Company derives its revenue substantially from fees charged for courses and manuals.  The fee is recognized as revenue at the time of the attendance at the course and when the manual is shipped to customers.  The Company recognizes revenue from the sale of study guides when the study guides are shipped to customers. All courses and study guides are paid in advance and the Company refunds only a portion of the fee upon cancellation. Deferred revenue is recorded when payments are received in advance of the time of the attendance at the course and when the manual and study guides are shipped. The Company does not accept returns of manuals and study guides.

c.	Cost of Revenue - Cost of revenue includes costs of printing, costs of facilities used for presentation of courses, preparation of course materials, and other costs.

d.
Shipping and Handling Costs - Costs incurred for shipping and handling, included in selling and administrative expense in the approximate amount of $5,449 for the period January 1, 2009 through August 20, 2009, are expensed as incurred.

e.
Accounts Receivable - The Company does not have a general provision for doubtful accounts.  Accounts receivable generally consist of the amount due on the receipt of payment from the company processing credit card payments from customers.

f.
Inventory - The Company generally does not maintain an inventory of manuals and study guides.  These materials are ordered from the printing company as orders from customers are received.  Manuals received and not yet shipped are carried at cost computed on a first-in, first-out basis.

g.
Fixed Assets - Fixed assets are carried at cost.  Depreciation of office equipment is calculated using the straight line method over the three year estimated useful lives of the related assets.  Expenditures for repairs and maintenance are charged to expense as incurred.  Depreciation expense was $6,578 during the period January 1, 2009 through August 20, 2009.

h.
Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from those estimates.  Estimates are used in accounting for, among other things, future cash flows associated with impairment testing for long-lived assets and contingencies.

i.
Fair Value of Financial Instruments - The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses which approximate fair value because of their short maturities.

j.
Impairment of Long-Lived Assets - In the event that facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed.  If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value is required.  At August 20, 2009, the Company does not believe that any impairment has occurred.

k.
Recently Issued Accounting Pronouncements - In September 2009, the Company implemented the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).  All of the content included in the Codification is considered authoritative.  The Codification is not intended to amend GAAP, but codifies previous accounting literature.  The Company has changed the referencing of authoritative accounting literature to conform to the Codification.

In May 2009, the Company adopted ASC 855-10 “Subsequent Events”.  The Codification does not require significant changes regarding recognition or disclosure of subsequent events, but does require disclosure of the date through which subsequent events have been evaluated for disclosure and recognition.  The Codification is effective for financial statements issued after June 15, 2009.  The adoption did not have a significant impact on the Company’s financial statements.

The Company adopted Accounting Standards Update (“ASU”) 2009-13, “Multiple-Deliverable Revenue Arrangements a consensus of the FASB Emerging Issues Task Force”.  This ASU establishes a selling price hierarchy for determining the selling price of a deliverable, inclusive of an estimated selling price if neither vendor specific objective evidence nor third party evidence is available.  While this ASU was issued in October 2009, early adoption is permitted.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

l.	Income Taxes - The Company has elected to be taxed as an S Corporation under the Internal Revenue Code and applicable state statues. Accordingly, no provision has been made for federal or state taxes.

ASC 740, Accounting for Uncertainty in Income Taxes is effective for the Company’s fiscal period beginning January 1, 2009.  ASC 740 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements.

Although the Company is considered a pass-through entity for federal and state income tax purposes, ASC 740 is applicable.  The Financial Accounting Standards Board has deferred guidance on the application of the provisions of ASC 740 as they relate to pass-through entities.  However, certain taxing jurisdictions do not recognize the Company’s income tax status as a pass-through entity.  The Company’s accounting policy for evaluating uncertain tax positions taken or expected to be taken in income tax filings, should they arise, is based on its assessment of tax positions that have uncertainty as to the probability of being sustained upon examination by those jurisdictions.  Therefore, the Company may be subject to income tax liability-related exposures.

The Company has determined that there are no unrecognized tax positions pursuant to ASC 740.

In addition to its federal income tax return, the Company was obligated to file in various states.  All periods within the applicable jurisdictions’ statutes of limitation remain open to government audit.

m.
Earnings Per Share - Basic earnings per share is computed using the weighted average number of shares of common stock outstanding.  The Company had no common equivalent shares outstanding which would have had a dilutive effect on the earnings per share.

n.	Industry Segment Information - The Company has determined that they operate under one segment and are not required to report on their operations by segment.

4 -	Commitment and Contingencies

a.
Lease - The Company rents office space from one of its shareholders on a month to month basis.  The Company pays $656 per month for rent.  Rent expense for the period January 1, 2009 through August 20, 2009 was $5,250.

b.
Retirement Plan - The Company has a profit sharing plan for certain eligible employees who work more than 1,000 hours per year.  The Company did not make contributions during the period January 1, 2009 through August 20, 2009.  Employer contributions begin vesting at 20% after year two and are fully vested after six years.

c.
Commitment for Conference Facilities - The Company’s courses are presented in conference facilities located in hotels in various cities throughout the continental United States. The Company enters into contracts with the various hotels well in advance of the upcoming courses. These contracts provide, among other matters, that the Company guarantee a stated minimum number of attendees and/or guest rooms, and may hold the Company to stated percentages of the amounts in the event of course cancellation.

d.
Employment Agreement - The Company has an employment agreement with one of its executives that provides for compensation of approximately $90,000 for calendar year 2009.  This agreement was assigned to the Buyer (see Note 2).

5 -	Income Taxes

The Company's successor in connection with the sale of its assets and operations, as described in Note 2, is to be taxed as a C Corporation, and as such will incur its own income taxes.  Had the Company not been an S Corporation, and had it incurred its own income taxes, the provision for such would be as follows:

	For the period January 1 through August 20, 2009
	Federal	State	Total
Current	$97,000	$22,000	$119,000
Deferred	51,000	11,000	62,000
	$148,000	$33,000	$181,000

Net deferred tax assets (liabilities) as at August 20, 2009 would have included the following components:

Accounts receivable	$(8,000)
Prepaid expenses	(1,000)
Accrued expenses	7,000
Deferred revenue	203,000
$201,000

No valuation allowance has been considered against the deferred tax assets in as much as the Company would expect to realize the full amount of the deferred tax assets.

Pro forma net income and net income per share are as follows:

Net income as reported	$475,043
Provision for income taxes	181,000
Pro forma net income	$294,043

Per share data - basic diluted:

Net income as reported	$4,750
Provision for income taxes	1,810
Pro forma net income	$2,940
Weighted average number of shares outstanding - basic and diluted	100

6 -	Subsequent Events

Subsequent events have been evaluated for disclosure and recognition through July 12, 2010.

TRAINING DIRECT, LLC

FINANCIAL STATEMENTS

DECEMBER 31, 2009

TRAINING DIRECT, LLC

DECEMBER 31, 2009

Independent Auditors’ Report

Board of Directors
Training Direct, LLC

We have audited the accompanying balance sheet of Training Direct, LLC (the “Company”) as of December 31, 2009, and the related statements of income, member’s equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Training Direct, LLC as of December 31, 2009, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Raich Ende Malter & Co. LLP

Raich Ende Malter & Co. LLP
New York, New York
March 31, 2010

TRAINING DIRECT, LLC

Balance Sheet
December 31, 2009

ASSETS
Current Assets
Cash	$34,003
Accounts receivable, net of allowance for uncollectable accounts of $12,688	173,437
207,440

Fixed Assets
Furniture and equipment	83,500
Leasehold improvements	73,575
157,075
Accumulated depreciation and amortization	(4,566)
152,509

Other Non-Current Assets
Tradename/Trademark/content/customer relationships/certification and other intangibles, net of $0 in accumulated amortization	649,000
Non-compete agreements, net of $0 in accumulated amortization	7,000
Goodwill	139,739
Other, including restricted cash of $40,000	42,358
838,097

$1,198,046

LIABILITIES AND MEMBER'S EQUITY
Current Liabilities
Capital lease obligations - current portion	$18,030
Accounts payable	37,424
Accrued expenses	14,090
Deferred revenue	37,127
106,671

Long-term Liabilities
Capital lease obligations, net of current portion	31,870
31,870

138,541

Member's Equity	1,059,505
1,059,505

$1,198,046

See notes to financial statements

TRAINING DIRECT, LLC

Statement of Income
Year Ended December 31, 2009

Revenues, net	$1,149,489

Operating Costs and Expenses
Student instructional costs	390,592
Recruitment costs	159,613
Occupancy costs	72,901
General and administrative expenses	418,469
Depreciation and amortization	19,531
1,061,106

Income from Operations	88,383

Interest Expense, net	(2,191)

Net Income	$86,192

See notes to financial statements

TRAINING DIRECT, LLC

Statement of Member's Equity
Year Ended December 31, 2009

Balance - beginning of year	$73,774

Capital contributions	1,011,344

Capital disbtributions	(111,805)

Net income	86,192

Balance - end of year	$1,059,505

See notes to financial statements

TRAINING DIRECT, LLC

Statement of Cash Flows
Year Ended December 31, 2009

Cash Flows Provided by (Used In) Operating Activities
Net income	$86,192
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,531
Loss on disposal of furniture and equipment	2,781
(Increase) in:
Accounts receivable - net	(77,210)
Increase in:
Accounts payable	9,015
Accrued expenses	6,318
Deferred revenue	16,680
Net cash provided by operating activities	63,307

Cash Flows (Used In) Investing Activities
Purchase of fixed assets	(96,207)
Other assets, restricted cash	(40,000)
Net cash used in investing activities	(136,207)

Cash Flows Provided By (Used In) Financing Activities
Payments of capital lease obligations	(7,508)
Capital contributions from members	215,605
Capital distributions to members	(111,805)
Net cash provided by financing activities	96,292

Net Increase In Cash	23,392

Cash - beginning of period	10,611

Cash - end of period	$34,003

Non-Cash Investing and Financing Activities
Acquisition of Tradename/Trademarks/Content/Other Intangible Assets and Goodwill through capital contribution	$795,739
Fixed Assets Acquired by Capital Lease Obligations	57,408

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$2,203
Taxes	$-

See notes to financial statements

TRAINING DIRECT, LLC

Notes to Financial Statements
December 31, 2009

1 -  ORGANIZATION  AND NATURE OF BUSINESS

Training Direct, LLC (“Company”) was formed as a limited liability company in Connecticut on January 7, 2004 and has its corporate offices located in Bridgeport, CT.  The Company, a state licensed vocational training school, provides “distance learning” and “residential training” educational programs for students to become eligible for entry-level employment in a variety of fields and industries.  Effective December 31, 2009, the Company became a wholly-owned subsidiary of Educational Investors, Inc. (“EII”).  EII acquired 100% of the members’ interest for $919,505.  EII contributed $140,000 to recapitalize the Company.  The recapitalization resulted in the “pushdown” of $656,000 in intangible assets and goodwill of $139,139, representing the excess of the purchase price over the net assets acquired.

2 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity.  These accounting policies are in conformity with accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

a. Cash and Cash Equivalents - The Company considers all short-term investments, with an original maturity of three months or less, to be cash equivalents.  Accounts at banking institutions may at times exceed federally insured limits.  As of December 31, 2009, the Company had no balances over such limits.

b. Revenue Recognition - The Company derives its revenue substantially from tuition charged for courses. Deferred revenue is recorded for the undelivered portion of billed tuition.  Tuition billed to students is recognized as revenue, determined by the percentage of completion method.

c. Accounts Receivable – Accounts receivable are recorded net of an allowance for uncollectible amounts.  On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts based on a history of past write-offs and collections as well as current conditions.  As of December 31, 2009, the Company recorded an allowance of $12,688.

d. Fixed Assets - Fixed assets are carried at cost.  Depreciation of furniture and equipment is calculated using the straight line method over the estimated useful lives of the related assets ranging from five to seven years. Leasehold improvements are amortized using the straight line method over the term of the lease or the estimated useful life, if shorter.  Expenditures for repairs and maintenance are charged to expense as incurred.

e. Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from those estimates.  Estimates are used in accounting for, among other things, useful lives for depreciation and amortization and future cash flows associated with impairment testing for long-lived assets.

f. Fair Value of Financial Instruments - The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and deferred revenue which approximate fair value because of their short maturities.

g. Goodwill - The Company has adopted Accounting Standards Codification (“ASC”) 350 which eliminated the amortization of goodwill and substituted an annual review of the asset for possible impairment, requiring the comparison of fair market value to carrying value.  Fair market value is estimated using the present value of expected future cash flows and other internally calculated measures.  The Company has completed the required testing of goodwill for impairment and has determined that as of December 31, 2009 none of its goodwill is impaired.

h. Impairment of Long-Lived Assets - In the event that facts and circumstances indicate that the cost of an asset may be impaired; an evaluation of recoverability would be performed.  If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value is required.  At December 31, 2009, the Company does not believe that any impairment has occurred.

i. Recently Issued Accounting Pronouncements - In September 2009, the Company implemented the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).  All of the content included in the Codification is considered authoritative.  The Codification is not intended to amend GAAP, but codifies previous accounting literature.  The Company has changed the referencing of authoritative accounting literature to conform to the Codification.

The Company adopted ASC 855-10 “Subsequent Events”.  The Codification does not require significant changes regarding recognition or disclosure of subsequent events, but does require disclosure of the date through which subsequent events have been evaluated for disclosure and recognition.  The ASC is effective for financial statements issued after June 15, 2009.  The adoption did not have a significant impact on the Company’s financial statements.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

j. Income Taxes - The Company is a limited liability company which is treated as a partnership for tax purposes.  Accordingly, the Company’s members are responsible for income taxes on their proportionate share of the Company’s income.

ASC 740 “Income Taxes” (“ASC 740”), (formerly known as FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109”), requires management to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement which could result in the Company recording a tax liability that would reduce the Company’s net assets.

Beginning with the 2009 annual financial statements, the Company adopted ASC 740.  Based on its continued analysis, management has determined that the application of ASC 740 did not result in a material impact to the accompanying financial statements.  The Company is subject to examination by U.S. federal and state authorities for returns filed for the three most recent years.  As of December 31, 2009, the Company did not have any unrecognized tax benefits and does not expect this to change significantly over the next 12 months.

k. Industry Segment Information - The Company has determined that it operates under one segment, and is not required to report on its operations by segment.

3 – CHANGE IN CONTROL

Effective December 31, 2009, EII purchased 100% of the membership interest in the Company for $919,505.  The purchase method of accounting was used for this transaction and the purchase price was allocated, as determined by independent appraisal, to the fair value of financial assets, liabilities, fixed assets, tradename/trademark, group registrations, certification, curriculum, and covenants not-to compete aggregating $779,766, and the $139,739 excess of the purchase price over the fair value of the identifiable assets was realized as goodwill.

The following table summarizes the consideration paid to the former members for the membership interests in the Company and the amounts of assets acquired and liabilities assumed recognized at the acquisition date:

Consideration paid to the former members
Cash	$200,000
Fair value of common shares issued	600,000
Present value of earnout	119,505
$919,505

Recognized amounts of identifiable assets acquired and liabilities assumed
Financial assets	$183,437
Fixed assets	154,867
Identifiable intangible assets	656,000
Goodwill	139,739
Financial liabilities	(214,538)
Total net assets acquired	$919,505

4 – FIXED ASSETS

The Company’s fixed assets consist of the following at December 31:

Furniture and equipment	$83,500
Leasehold improvements	73,575
157,075
Less: Accumulated depreciation	(4,566)
Fixed assets at net book value	$152,509

Depreciation and amortization expense was $19,531 for the year ended December 31, 2009.

5 - INTANGIBLES

The acquisition of the membership interest of the Company resulted in an excess of the purchase price over the fair value of the net assets acquired of $656,000, which consist of curriculum in the amount of $383,000 being amortized over an estimated useful life of 12 years; certification in the amount of $100,000 being amortized over an estimated useful life of 15 years; tradename/trademark in the amount of $96,000 being amortized over an estimated useful life of 18 years; agency customer relationships in the amount of $70,000 being amortized over an estimated useful life of 14 years; and non-compete agreement in the amount of $7,000 being amortized over the term of the agreement of 3 years.

Total amortization expense was $0 for the year ended December 31, 2009.

Amortization of intangibles that will be charged to operations in fiscal 2010, 2011, 2012, 2013, 2014, and thereafter is $51,250, $51,250, $51,250, $48,917, $48,917 and $404,416, respectively.

6 –  CAPITAL LEASE OBLIGATIONS

The Company is obligated under capitalized furniture and equipment leases.  The lease obligations are payable in monthly installment of $1,488 and $451, including imputed interest at 11.480% and 19.705%, expiring through September 2012.

Future annual payments of these obligations as of December 31, 2009 are as follows:

Year Ending December 31,

2010	$23,276
2011	22,329
2012	12,715
58,319

Less amount representing interest	8,419
49,900

Less current portion	18,030
$31,870

The leases provide for the purchase of the furniture and equipment at the end of their respective terms for a nominal amount.

7 – CREDIT LINE

The Company has a credit line facility with a financial institution, which provides for advances to be made for overdrafts of its checking account not to exceed $10,000.  Borrowings under the credit line bear interest at a rate of 15% per annum and are guaranteed by two officers.  The outstanding balance of the credit line at December 31, 2009 was $213, which is included in accrued expenses.

8 – COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its Bridgeport, CT facility under an operating lease that expires October 8, 2019, with an option to renew for an additional five years.  Terms of the lease require minimum monthly payments of $5,850 plus annual increases of three percent or the CPI annual increase, if greater. The Company must pay for repairs, maintenance and insurance under this lease.

The minimum annual payments under lease obligations are as follows for the years ending December 31:

2010	$70,727
2011	72,848
2012	75,034
2013	77,285
2014	79,603
Thereafter	411,717
Total	$787,214

Rent expense for the year ended December 31, 2009 was $41,405.

Employment and Consulting Agreements

The Company has entered into an employment contract with an executive.  In addition to base compensation, the contract provide for compensation adjustments, as described in the agreement.  The total base compensation commitment of the contract is $135,000 for each of the years ended December 31, 2010, 2011 and 2012.

Off Balance Sheet Arrangement

The Company, through its bank, issued an irrevocable letter of credit in the amount of $40,000, as required by the State of Connecticut Department of Higher Education.  This letter of credit may not be extended beyond December 31, 2021. As collateral for the letter of credit, the Company purchased a Certificate of Deposit with the bank in the amount of $40,000, which is included in Other Assets.

9 – SUBSEQUENT EVENTS

Subsequent events have been evaluated for disclosure and recognition through March 31, 2010 of which there are none.

Independent Auditor's Report

To the Board of Directors
Training Direct LLC
Bridgeport, CT

I have audited the accompanying balance sheet of Training Direct, LLC as of December 31, 2008, and the related statements of operations, members' equity, and cash flows for the year then ended.  These financial statements are the responsibility of management.  My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States, and Government Auditing Standards issued by the Comptroller General of the United States. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Training Direct, LLC as of December 31, 2008, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

In accordance with Government Auditing Standards, I have also issued my report dated April 22, 2009 on my consideration of Training Direct, LLC's internal control over financial reporting and on my tests of its compliance with certain provisions of laws, regulations, contracts, grant agreements and other matters. The purpose of that report is to describe the scope of my testing of internal control over financial reporting and compliance and the results of that testing, and not to provide an opinion on the internal control over financial reporting or on compliance. That report is an integral part of an audit performed in accordance with Government Auditing Standards and should be considered in assessing the results of my audit.

/s/ Steven F. Landau, CPA
Steven F. Landau, CPA
April 22, 2009

TRAINING DIRECT, LLC
BALANCE SHEET
DECEMBER 31, 2008

ASSETS

Current Assets
Cash	$10,611
Student tuition receivable, net of allowance for uncollectables of $5,856	96,227
Total current assets	106,838

Property and Equipment, at cost, net of accumulated depreciation of $131,154	21,206

Other Assets
Security deposits	2,358

Total assets	$130,402

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
Accounts payable	$28,409
Accrued expenses payable	7,772
Deferred tuition revenue	20,447
Total current liabilities	56,628

Members' Equity	73,774

Total liabilities and members' equity	$130,402

See accompanying notes to the financial statements.

TRAINING DIRECT, LLC
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008

Revenues
Tuition Revenue	$852,288
Less: tuition refunds	(18,609)
Net tuition revenue	833,679

Operating Costs and Expenses
Student instructional costs	268,965
Recruitment costs	151,804
Occupancy costs	55,986
General and administrative expenses	337,933
Total operating costs and expenses	814,688

Operating income before depreciation	18,991

Depreciation expense	29,241

Net loss	$(10,250)

See accompanying notes to the financial statements.

TRAINING DIRECT, LLC
STATEMENT OF MEMBERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2008

Balance - beginning of year	$90,861

Capital distributions	(6,837)

Net loss for the year ended December 31, 2008	(10,250)

Balance - end of year	$73,774

See accompanying notes to the financial statements.

TRAINING DIRECT, LLC
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2008

Cash Flows from Operating Activities
Net loss	$(10,250)
Noncash item included in net income:
Depreciation expense	29,241
18,991

Changes in operating assets and liabilities
Decrease (increase) in assets:
Student tuition receivable	14,579
Prepaid expense	4,376
Increase (decrease) in liabilities:
Accounts payable	(22,378)
Accrued expenses payable	5,522
Deferred tuition revenue	(2,563)
(464)

Net cash provided by operating activities	18,527

Cash Flows from Investing Activities:
Purchase of classroom furniture and equipment	(2,746)
Cash Flows from Financing Activities:
Capital distributions to members	(6,837)

Net increase in cash	8,944

Cash - beginning of year	1,667

Cash - end of year	$10,611

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$1,352
Cash paid during the year for income taxes	$0

See accompanying notes to the financial statements.

Training Direct, LLC
Notes to Financial Statements
December 31, 2008

Note 1 - Summary of Significant Accounting Policies

Nature of Operations

Training Direct, LLC. (the "Company") was organized as a limited liability company (LLC) in the State of Connecticut on January 7, 2004  The company owns and operates Training Direct, a state licensed vocational training school.

The school provides vocational education and training programs to students in both traditional classroom and distance education formats.

Revenue Recognition

The financial statements of the company are prepared on the accrual basis of accounting.  Tuition billed to students is recognized as revenue, determined by the percentage of completion method, based on each student's academic progress.

Concentration of Credit Risk

The company deposits its cash with high credit quality institutions. At various times during the year, cash balances maintained in bank accounts may exceed FDIC insurable limits. In the normal course of business, the company extends unsecured credit to its students. Many students receive financial assistance from community based and government agencies. Collection of student accounts receivable is reasonably assured provided that the school and students continuously comply with various financial assistance regulations.

Depreciation

Property and equipment are recorded at cost.  Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets.  Maintenance and repairs are charged to expense as incurred.

Income taxes

The company is a limited liability company which is treated as a partnership for tax purposes.  Accordingly, the company's members are responsible for income taxes on their proportionate share of the company's income.

Training Direct, LLC
Notes to Financial Statements
December 31, 2008

Note 2 - Property and Equipment

The major classifications of property and equipment are summarized below:

	Estimated
	Useful Life
School materials and curricula	5	$134,250
Furniture, fixtures and equipment	7	15,610
Leasehold improvements	5	2,500
		152,360
Accumulated depreciation		(131,154)
Net book value		$21,206

Note 3 - Lease Commitment

The company currently leases its instructional and office facilities located at 3851 Main Street, Bridgeport, CT under an informal month to month verbal agreement.  The agreement requires monthly payments of $2,550 and requires the company to pay for repairs, maintenance, taxes, and insurance.

Note 4 - Bank Loan

The company has a $10,000 unsecured bank line of credit.  As of December 31, 2008, there were no outstanding loan balances.

Independent Auditor's Report

To the Board of Directors
Training Direct LLC
Bridgeport, CT

I have audited the accompanying balance sheet of Training Direct, LLC as of December 31, 2007, and the related statements of operations, members' equity, and cash flows for the year then ended. These financial statements are the responsibility of management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States, and Government Auditing Standards issued by the Comptroller General of the United States. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Training Direct, LLC as of December 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

In accordance with Government Auditing Standards, I have also issued my report dated April 24, 2008 on my consideration of Training Direct, LLC's internal control over financial reporting and on my tests of its compliance with certain provisions of laws, regulations, contracts, grant agreements and other matters. The purpose of that report is to describe the scope of my testing of internal control over financial reporting and compliance and the results of that testing, and not to provide an opinion on the internal control over financial reporting or on compliance. That report is an integral part of an audit performed in accordance with Government Auditing Standards and should be considered in assessing the results of my audit.

/s/ Steven F. Landau, CPA
Steven F. Landau, CPA
April 24, 2008

TRAINING DIRECT, LLC
BALANCE SHEET
DECEMBER 31, 2007

ASSETS

Current Assets
Cash	$1,667
Student tuition receivable, net of allowance for uncollectables of $5,474	110,806
Prepaid expense	4,376
Total current assets	116,849

Property and Equipment, at cost, net of accumulated depreciation of $101,913	47,701

Other Assets
Security deposits	2,358

Total assets	$166,908

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
Accounts payable	$50,787
Accrued expenses payable	2,250
Deferred tuition revenue	23,010
Total current liabilities	76,047

Members' Equity	90,861

Total liabilities and members' equity	$166,908

See accompanying notes to the financial statements.

TRAINING DIRECT, LLC
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

Revenues
Tuition Revenue	$661,699
Less: tuition refunds	(10,097)
Net tuition revenue	651,602

Operating Costs and Expenses
Student instructional costs	215,638
Recruitment costs	115,062
Occupancy costs	70,883
General and administrative expenses	242,300
Total operating costs and expenses	643,883

Operating income before depreciation	7,719

Depreciation expense	29,045

Net loss	$(21,326)

See accompanying notes to the financial statements.

TRAINING DIRECT, LLC
STATEMENT OF MEMBERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2007

Balance - beginning of year	$165,457

Capital distributions	(53,270)

Net loss for the year ended December 31, 2007	(21,326)

Balance - end of year	$90,861

See accompanying notes to the financial statements.

TRAINING DIRECT, LLC
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2007

Cash Flows from Operating Activities
Net loss	$(21,326)
Noncash item included in net income:
Depreciation expense	29,045
7,719

Changes in operating assets and liabilities
Decrease (increase) in assets:
Student tuition receivable	33,142
Prepaid expense	(4,376)
Increase (decrease) in liabilities:
Accounts payable	24,716
Accrued expenses payable	(1,841)
Deferred tuition revenue	(8,297)
43,344

Net cash provided by operating activities	51,063

Cash Flows from Investing Activities:	0

Cash Flows from Financing Activities:
Capital distributions to members	(53,270)

Net decrease in cash	(2,207)

Cash - beginning of year	3,874

Cash - end of year	$1,667

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$1,542
Cash paid during the year for income taxes	$0

See accompanying notes to the financial statements.

Training Direct, LLC
Notes to Financial Statements
December 31, 2007

Note 1 - Summary of Significant Accounting Policies

Nature of Operations

Training Direct, LLC. (the "Company") was organized as a limited liability company (LLC) in the State of Connecticut on January 7, 2004 The company owns and operates Training Direct, a state licensed vocational training school.

The school provides vocational education and training programs to students in both traditional classroom and distance education formats.

Revenue Recognition

The financial statements of the company are prepared on the accrual basis of accounting. Tuition billed to students is recognized as revenue, determined by the percentage of completion method, based on each student's academic progress.

Concentration of Credit Risk

The company deposits its cash with high credit quality institutions. At various times during the year, cash balances maintained in bank accounts may exceed FDIC insurable limits. In the normal course of business, the company extends unsecured credit to its students. Many students receive financial assistance from community based and government agencies. Collection of student accounts receivable is reasonably assured provided that the school and students continuously comply with various financial assistance regulations.

Depreciation

Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets. Maintenance and repairs are charged to expense as incurred.

Income taxes

The company is a limited liability company which is treated as a partnership for tax purposes. Accordingly, the company's members are responsible for income taxes on their proportionate share of the company's income.

Training Direct, LLC
Notes to Financial Statements
December 31, 2007

Note 2 - Property and Equipment

The major classifications of property and equipment are summarized below:

	Estimated
	Useful Life
School materials and curricula	5	$134,250
Furniture, fixtures and equipment	7	12,864
Leasehold improvements	5	2,500
		149,614
Accumulated depreciation		(101,913)
Net book value		$47,701

Note 3 - Lease Commitment

The company currently leases its instructional and office facilities located at 3851 Main Street, Bridgeport, CT under an informal month to month verbal agreement. The agreement requires monthly payments of $2,452 and requires the company to pay for repairs, maintenance, taxes, and insurance.

Note 4 - Bank Loan

The company has a $10,000 unsecured bank line of credit. As of December 31, 2007, there were no outstanding loan balances.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial information is based upon historical consolidated financial statements of Educational Investors, Inc. and its wholly owned subsidiary Valley Anesthesia, Inc. (EII and VAI, respectively), Valley Anesthesia Educational Programs, Inc. (VAEP) and Training Direct, LLC (TD LLC) financial statements included elsewhere herein. The pro forma financial information has been prepared to reflect the Merger as a Reverse Merger between EII and Florham and the acquisition of TD LLC by EII immediately after the Reverse Merger. The acquisitions of Florham and TD LLC by EII were accounted for as purchase accounting transactions. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable and reasonably estimable with respect to option expense calculations and contingent earnout fair value calculations. The unaudited pro forma condensed consolidated statements of operations, which have been prepared for the year ended December 31, 2009, gives effect to the Merger and the Acquisition as if they had occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009 gives effect to VAI’s purchase on August 20, 2009 of VAEP’s net assets as if it occurred at the beginning of the period.

UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009

	Florham Consulting Corp. (Historical) (Audited)	Training Direct, LLC (Historical) (Audited)	Valley Anesthesia Programs, For the period from January 1, 2009 through August 20, 2009 (Historical) (Audited)		Proforma Adjustments	Proforma Consolidated (Unaudited)

Revenue, Net	$850,285	$1,149,489	$923,903		$-	$2,923,677

Operating Expenses
Cost of revenue	221,155	623,106	196,502			1,040,763
Selling and administrative expenses	377,590	418,469	249,454	C	131,250	1,176,763
Acquisition-related costs	393,015					393,015
Stock based compensation	754,417			B	344,261	1,098,678
Depreciation and amortization	140,490	19,531	6,578	A	330,571	497,170
	1,886,667	1,061,106	452,534		806,082	4,206,390

Income (Loss) from Operations	(1,036,382)	88,383	471,369		(806,082)	(1,282,713)

Other Income (Expense)
Interest income	293	11	3,674	D	507	4,485
Interest expense	(37,867)	(2,202)		E	(78,278)	(118,347)
	(37,574)	(2,191)	3,674		(77,771)	(113,861)

Loss Before Income Taxes	(1,073,956)	86,192	475,043		(883,853)	(1,396,575)

Income Taxes
Current	19,245	-	-	F	25,000	44,245
Deferred	(19,245)	-	-	F	(25,000)	(44,245)
	-	-	-		-	-

Net Loss	$(1,073,956)	$86,192	$475,043		$(883,853)	$(1,396,575)

Net loss per share, basic and diluted						$(0.21)

Weighted average shares used to compute proforma basic and diluted net loss per share						6,525,981

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1.	Basis of Presentation

On December 31, 2009, Florham, EII and the EII Securityholders deemed all closing conditions to be satisfied and, accordingly, consummated the purchase and sale of the subject interests as outlined in the Merger Agreement and the Purchase Agreement, effectively completing the Reverse Merger and the TD LLC acquisition, all as more fully described elsewhere throughout this filing. The consolidated company will change its name to Oak Tree Educational Partners, Inc.

As a result of the Reverse Merger, Florham owns 100% of the capital stock of EII, EII owns 100% of the capital stock of Valley Anesthesia, Inc., which in turn owns certain assets and assumed certain liabilities and operations of VAEP, and EII owns 100% of the membership interests of TD LLC. The former stockholders of EII own an aggregate of 6,000,000 shares of Florham common stock after giving effect to the transactions, but before giving effect to dilution resulting from the conversion by the former stockholders of EII of any of their shares of Series A Preferred Stock or exercise of any options to purchase common stock issued to our officers, directors and consultants. See Description of Securities, and elsewhere throughout the document, for further details with respect to post Reverse Merger ownership, potential dilution and other related factors.  Under accounting principles generally accepted in the United States, the share exchange is considered to be an in substance capital transaction, as opposed to a business combination.  Accordingly, the share exchange is equivalent to the issuance of stock by Florham for the net monetary assets of EII, accompanied by a recapitalization, and is accounted for as a change in capital structure.  Accordingly, the accounting for the share exchange is identical to that resulting from the reverse acquisition, with no goodwill being recorded.  Under reverse takeover accounting, the post reverse acquisition fiscal 2009 historical financial statements of the legal acquirer, Florham, are those of the legal acquiree which is considered to be the accounting acquirer, EII.  Shares and per share amounts reported have been adjusted to reflect the recapitalization resulting from the reverse merger.

The consolidated company’s principal executive offices are located in 845 Third Ave., New York, NY, and its principal operating offices continue to be located in Clive, IA and Bridgeport, CT. See “Security Ownership of Certain Beneficial Owners and Management and Principal Stockholders” for a detailed description of the post Reverse Merger management team.

2.	Purchase Price

Prior to the Reverse Merger, Florham was an OTCBB traded public corporation principally deriving its revenues from offering Internet professional services, including the provision of integrated strategic creative and technology services enabling its clients to maximize their respective Internet businesses. The Board of Directors of Florham assessed its operations, and identified the business of the EII Group as a candidate to expand the potential for future profits, cash flows and correspondingly increase stockholder value, and therefore entered into the agreements that effectively allowed for the Reverse Merger consummation.

3.	Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial statements include pro forma adjustments to give effect to the statement of operations of Florham as of December 31, 2009, as the pro forma adjustments relate to the Reverse Merger and the TD LLC acquisition transactions.

A.	To reflect the impact in the pro forma financial statements of amortization expense resulting from the acquisition of identifiable intangible assets:

Pro forma adjustment description
Amortization expense	330,571

B.
To reflect the impact in the pro forma financial statements of the compensatory element of the unvested portion of time vesting options granted to management on December 31, 2009 as if those options were granted at the beginning of the pro forma period:

Pro forma adjustment description
Stock Based compensation	344,261

C.
To reflect the net impact in the pro forma financial statements of the revised employment agreements of management as if the revised agreements became effective at the beginning of the pro forma period:

Pro forma adjustment description
Salaries	131,250

D.	To reflect the impact in the pro forma financial statements related to interest income earned on the notes receivable from officers/stockholders taken back on the option sales:

Pro forma adjustment description
Interest income	507

E.	To reflect the impact in the pro forma financial statements related to interest expense on notes payable in connection with net assets purchased from VAEP from January 1 to date note issued:

Pro forma adjustment description
Interest expense	78,278

F.
To reflect the impact in the pro forma financial statements related to current and deferred income tax expense related to pro forma results of operations as if the transactions occurred at the beginning of the period:

Pro forma adjustment description
Deferred tax benefit	44,000
Current tax expense (reduction to current tax expense)	(44,000)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the common stock being registered. All amounts except the SEC registration fee are estimated.

SEC registration fee	$221.41	*
Legal fees and expenses	$0
Accountants' fees and expenses	$0
Printing expenses	$0
Blue sky fees and expenses	$0
Transfer agent and registrar fees and expenses	$0
Total:	$221.41	*

* The registrant previously paid a filing fee in the amount of $166.18 and is paying the balance of $55.23 upon filing this amendment.

All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

Item 14.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, and a vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

Recent Sales of Unregistered Securities

The following is a list of securities we have sold or issued during the past three years. There were no underwriting discounts or commissions paid in connection with the sale of these securities, except as otherwise noted.

In March 2007, we sold 65,700 shares of common stock to 96 accredited investors at a purchase price of $1.00 per share for total proceeds of $65,700.

In January 2009, we issued a warrant to purchase 5,000 shares of common stock at an exercise price of $0.05 per share to a consultant for financial advisory services.

On December 16, 2009, we executed an agreement and plan of merger with EII Acquisition Corp. (a newly formed acquisition subsidiary of Florham) (“Mergerco”), EII and its security holders, Sanjo Squared, LLC, Kinder Investments, LP, Joseph Bianco and Anil Narang (collectively, the “EII Securityholders”) pursuant to which Mergerco was merged with and into EII, with EII as the surviving corporation of the merger, as a result of which EII became a wholly-owned subsidiary of our company. Under the terms of the merger agreement, the EII Securityholders received (i) an aggregate of 6,000,000 shares of our common stock, (ii) options to acquire 2,558,968 additional shares of our common stock, 50% of which have an initial exercise price of $0.50 per share and 50% of which have an initial exercise price of $0.228 per share, subject to certain performance targets set forth in the merger agreement, and (iii) 250,000 shares of our Series A Preferred Stock, with each share of Series A Preferred Stock automatically convertible into 49.11333 shares of common stock upon the filing by us of an amendment to our certificate of incorporation which increases the authorized shares of our common stock to at least 50,000,000.

In addition to the merger agreement, on December 16, 2009, EII entered into an interest purchase agreement with the members of Training Direct, and our company, pursuant to which EII acquired all outstanding membership interests, on a fully diluted basis, of Training Direct in exchange for (a) $200,000 cash, (b) shares of our common stock having a deemed value of $600,000 (the “Acquisition Shares”), with such number of Acquisition Shares to be determined by dividing $600,000 by the “Discounted VWAP” (as defined below) for the 20 “Trading Days” (as defined below) immediately following the consummation of the reverse merger, and (c) shares of our common stock having a deemed value of $300,000 (the “Escrow Shares”), with such number of Escrow Shares to be determined by dividing $300,000 by the Discounted VWAP for the 20 Trading Days immediately following the consummation of the reverse merger. The Escrow Shares will be held in escrow and released therefrom as provided in the purchase agreement. “Discounted VWAP” is defined in the purchase agreement as 70% of the “VWAP” of our common stock, but in no event less than $0.40 per share. “VWAP” is defined in the purchase agreement as a fraction, the numerator of which is the sum of the product of (i) the closing trading price for our common stock on the applicable national securities exchange on each Trading Day of the 20 Trading Days following the consummation of the reverse merger, and (ii) the volume of our common stock on the applicable national securities exchange for each such day and the denominator of which is the total volume of our common stock on the applicable national securities exchange during such twenty day period, each as reported by Bloomberg Reporting Service or other recognized market price reporting service. “Trading Day” is defined in the purchase agreement as any day on which the New York Stock Exchange or other national securities exchange on which our common stock trades is open for trading. The Discounted VWAP for the twenty Trading Days after the effective date of the reverse merger is $1.67.  Accordingly, on March 3, 2010 we issued an aggregate of 359,281 Acquisition Shares and 179,641 Escrow Shares.

On August 20, 2009, Joseph Bianco purchased options to purchase 1,166,667 (the “Bianco EII Stock Options”) shares of EII common stock at an exercise price equal to $0.25 per share with respect to 583,334 options and $0.45 per share with respect to 583,333 options in exchange for a $10,000 principal amount promissory note from Mr. Bianco, as compensation for services performed on behalf of EII in his capacity as Chief Executive Officer.

Under the merger agreement, the Bianco EII Stock Options were converted into 5-year options to purchase an aggregate of 1,279,484 shares of our common stock at an exercise price equal to $0.228 per share with respect to 639,742 options (the “Bianco Tier I Options”) and $0.41 per share with respect to 639,742 options (the “Bianco Tier II Options”). The Bianco Tier I Options shall be exercisable only if the EBTDA Per Share for the applicable measuring period exceeds the Base Tier I EBTDA Per Share and the Bianco Tier II Options shall be exercisable only if the EBTDA Per Share for the applicable measuring period exceeds the Base Tier II EBTDA. The Bianco Tier I and Tier II Options shall be deemed vested as of the date of grant.

Base Tier I EBTDA Per Share means: (1) $0.036 for the measuring year ending December 31, 2010, (2) $0.055 for the measuring year ending December 31, 2011, (3) $0.091 for the measuring year ending December 31, 2012, (4) $0.109 for the measuring year ending December 31, 2013, and (5) $0.137 for the measuring year ending December 31, 2014. Base Tier II EBTDA Per Share means: (1) $0.055 for the measuring year ending December 31, 2010, (2) $0.091 for the measuring year ending December 31, 2011, (3) $0.137 for the measuring year ending December 31, 2012, (4) $0.164 for the measuring year ending December 31, 2013, and (5) $0.191 for the measuring year ending December 31, 2014. EBTDA Per Share means (1) the net income after taxes (exclusive of any non-recurring or extraordinary items paid or accrued) of our company and our consolidated subsidiaries (if any) in the applicable measuring year, plus (A) federal and state income taxes paid or accrued in such measuring year, (B) amounts paid or accrued in such measuring year in respect of depreciation of tangible assets, and (C) amounts paid or accrued in such measuring year in respect of amortization of intangible assets, including goodwill, all as set forth on our audited consolidated statements of income or operations and our consolidated subsidiaries (if any) in the applicable measuring year and as determined in accordance with GAAP by our independent accountants, divided by (2) the weighted average of the outstanding common stock, measured on a fully diluted basis.

On August 20, 2009, Anil Narang purchased options to purchase 1,166,667 (the “Narang EII Stock Options”) shares of EII common stock at an exercise price equal to $0.25 per share with respect to 583,334 options and $0.45 per share with respect to 583,333 options in exchange for a $10,000 principal amount promissory note from Mr. Narang, as compensation for services performed on behalf of EII in his capacity as President and Chief Operating Officer.

Under the merger agreement, the Narang EII Stock Options were converted into 5-year options to purchase an aggregate of 1,279,484 shares of our common stock at an exercise price equal to $0.228 per share with respect to 639,742 options (the “Narang Tier I Options”) and $0.41 per share with respect to 639,742 options (the “Narang Tier II Options”). The Narang Tier I Options shall be exercisable only if the EBTDA Per Share for the applicable measuring period exceeds the Base Tier I EBTDA Per Share and the Narang Tier II Options shall be exercisable only if the EBTDA Per Share for the applicable measuring period exceeds the Base Tier II EBTDA. The Narang Tier I and Tier II Options shall be deemed vested as of the date of grant. Base Tier I EBTDA Per Share and EBTDA Per Share have the same meanings set forth above.

On December 31, 2009, the board of directors of EII granted Kellis Veach 5-year options to purchase 150,000 (the “Veach EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as Chief Financial Officer. The Veach EII Stock Options shall be exercisable as to 75,000 shares on December 31, 2010 and as to 75,000 shares on December 31, 2011.

On December 31, 2009, the board of directors of EII granted Ashok Narang 5-year options to purchase 150,000 (the “Ashok Narang EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as Vice President of Training Direct. The Ashok Narang EII Stock Options shall be exercisable as to 75,000 shares on December 31, 2010 and as to 75,000 shares on December 31, 2011.

Under the merger agreement, the Veach and Ashok Narang Stock Options were each converted into 5-year options to purchase an aggregate of 164,505 shares of common stock with respect to Mr. Veach and 164,505 shares of common stock with respect to Mr. Narang, each at an exercise price of $0.50. These options are exercisable as to 82,252 shares on December 31, 2010 and as to 82,253 shares on December 31, 2011.

On December 31, 2009, the board of directors of EII granted Howard Spindel 5-year options to purchase 100,000 (the “Spindel EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as a director. The Spindel EII Stock Options vest in full on the date of grant.

On December 31, 2009, the board of directors of EII granted Dov Perlysky 5-year options to purchase 100,000 (the “Perlysky EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as a director. The Perlysky EII Stock Options vest in full on the date of grant.

On December 31, 2009, the board of directors of EII granted David Cohen 5-year options to purchase 100,000 (the “Cohen EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as a director. The Cohen EII Stock Options vest in full on the date of grant.

On December 31, 2009, the board of directors of EII granted Jonathan Turkel 5-year options to purchase 100,000 (the “Turkel EII Stock Options”) shares of EII common stock at an exercise price equal to $0.50 per share, as compensation for services performed on behalf of EII in his capacity as a consultant. The Turkel EII Stock Options vest in full on the date of grant.

Under the merger agreement, the Spindel, Perlysky, Cohen and Turkel EII Stock Options were each converted into 5-year options to purchase an aggregate of (i) 109,670 shares of common stock with respect to Mr. Spindel, (ii) 109,670 shares of common stock with respect to Mr. Perlysky, (iii) 109,670 shares of common stock with respect to Dr. Cohen, and (iv) 109,670 shares of common stock with respect to Mr. Turkel, each at an exercise price of $0.50. Each of these options vest in full on the date of grant.

On December 31, 2009, our board of directors granted Leonard Katz a 5-year option to purchase an aggregate of 109,670 shares of common stock at an exercise price of $0.50 in his capacity as a consultant. This option vests in full on the date of grant.

Effective as of May 21, 2010, we entered into a membership interest purchase agreement and a separate agreement and plan of merger (the “Culinary Purchase Agreements”) with the equity owners of Culinary Tech Center LLC and Professional Culinary Institute LLC, both New York limited liability companies, and Educational Training Institute, Inc., a New York corporation (collectively, the “Culinary Group”).  Joseph Monaco, one of the principals of the Culinary Group was a former owner of Training Direct.   We are seeking to acquire the Culinary Group for $5.5 million, consisting of $3 million cash and $2.5 million of our common stock.  The agreements also includes two earn-out provisions consisting of (i) an additional $2.0 million of our common stock and $500,000 in cash if the Culinary Group achieves 2010 or 2011 pre-tax income hurdles of $1.65 million and $1.9 million, respectively, and (ii) an additional $750,000 in cash if, among other things, the Culinary Group achieves a 2010 pre-tax income hurdle of $2.1 million.

Under the terms of the merger agreement, Educational Training Institute (“ETI”) will be merged into our newly formed wholly-owned acquisition subsidiary with ETI as the surviving corporation of the merger.  The ETI stockholders will receive $2.5 million of our common stock to be valued at the volume weighted average price (“VWAP”) of our common stock as traded on the FINRA OTC Bulletin Board or other national securities exchange for the 20 trading days immediately prior to the closing date.  In addition, the ETI stockholders are entitled to receive contingent merger consideration in the form of $2,000,000 payable in the form of additional shares of our common stock, based upon the Culinary Group reaching $1.65 million and $1.9 million of cumulative pre-tax income levels in each of 2010 and 2011.  The contingent merger consideration is valued based on the VWAP of our common stock for the 20 trading days prior to determination of the applicable pre-tax income of the Culinary Group in fiscal 2010 and 201l.  The merger agreement also permits the ETI stockholders to require us to repurchase for cash up to $500,000 of the contingent merger consideration in the event the 2010 or 2011 target pre-tax income levels are achieved.

Under the terms of the membership interest purchase agreement with Messrs. Joseph Monaco and Harold Kaplan (the sole members of CTC and PCI), immediately following consummation of the merger referred to above, ETI (then our wholly-owned subsidiary) will purchase from Messrs. Monaco and Kaplan 100% of the members interests equity of each of CTC and PCI.  The purchase price for such equity interests is $3.0 million, payable at closing in cash in equal amounts to Messrs. Monaco and Kaplan.  The purchase agreement also provides that in the event the Culinary Group achieves the above target pre-tax income in 2010 or fiscal 2011, we are obligated to pay an additional $500,000 to the former members of CTC and PCI.  In addition, in the event that the Culinary Group is able to obtain in 2010 an additional five year agency agreement with New York State that provides minimum annual revenues of $1.5 million and $450,000 of incremental pre-tax profits in 2010, as a result of which the cumulative pre-tax income of the Culinary Group shall be greater than $2.1 million in fiscal 2010, then an additional $750,000 shall be payable in cash to the members of CTC and PCI by not later than December 31, 2011.

Consummation of the Culinary Group acquisition is subject to certain conditions, including, our obtaining the requisite financing, approval by the New York State Department of Education of the change of control of the Culinary Group, and completion of the necessary audits of the historical financial statements of the Culinary Group.  There can be no assurance that we will be able to consummate the Culinary Group acquisition or, if consummated, that it will prove to be beneficial to our company.

On June 1, 2010, holders of our June 2006 warrants to purchase an aggregate of 878,000 shares of our common stock exercised such warrants on a cashless basis pursuant to which we issued an aggregate of 862,034 shares to such holders.

On June 30, 2010, we consummated a private offering with two accredited investors and/or qualified institutional buyers  pursuant to which we sold and issued to the investors (i) an aggregate of $150,000 of our 13.5% promissory notes due September 30, 2010 (the “Maturity Date”); and (ii) warrants to purchase an aggregate of 70,500 shares of our common stock at an exercise price of $0.50 per share, subject to certain adjustments as set forth therein, beginning on June 30, 2010 through June 30, 2015. The notes pay interest at a rate of 13.5% per annum; provided that, in the event that the principal amount of the notes is not repaid in full on or prior to the Maturity Date, interest at the rate equal to the lesser of (i) the maximum legally permitted interest rate, and (ii) 18% per annum, shall accrue on the balance of any unpaid principal and accrued interest from the Maturity Date until such balance is paid.

We believe that all of the offerings and sales were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement.

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated as of December 16, 2009 by and among Educational Investors, Inc., Florham Consulting Corp., EII Acquisition Corp., Sanjo Squared, LLC, Kinder Investments, L.P., Joseph J. Bianco and Anil Narang (Incorporated by reference from our Current Report on Form 8-K, filed on January 7, 2010).

2.2
Agreement and Plan of Merger dated as of May 21, 2010 by and among Educational Training Institute, Inc., Florham Consulting Corp., ETI Acquisition Corp., and the stockholders of Educational Training Institute, Inc. (Incorporated by reference from our Current Report on Form 8-K, filed on May 27, 2010).

3.1	Certificate of Incorporation (Incorporated by reference from our registration statement on Form SB-2, File No., which was declared effective on May 4, 2007).

3.2	By-Laws (Incorporated by reference from our registration statement on Form SB-2, File No., which was declared effective on May 4, 2007).

3.3	Amended and Restated Certificate of Incorporation (Incorporated by reference from our Preliminary Information Statement on Schedule 14C, filed on April 21, 2010).

4.1	Form of warrant issued to warrant holders (Incorporated by reference from our registration statement on Form SB-2, File No., which was declared effective on May 4, 2007).

4.2	Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock (Incorporated by reference from our Current Report on Form 8-K, filed on January 7, 2010).

5.1	Opinion of Hodgson Russ LLP.*

10.1	Employment Agreement dated as of August 20, 2009 between Educational Investors, Inc. and Joseph J. Bianco (Incorporated by reference from our Current Report on Form 8-K, filed on January 7, 2010).

10.2	Employment Agreement dated as of August 20, 2009 between Educational Investors, Inc. and Anil Narang (Incorporated by reference from our Current Report on Form 8-K, filed on January 7, 2010).

10.3	Employment Agreement dated as of August 20, 2009 between Educational Investors, Inc. and Kellis Veach (Incorporated by reference from our Current Report on Form 8-K, filed on January 7, 2010).

10.4	Form of Assignment and Assumption Agreement (Incorporated by reference from our Current Report on Form 8-K, filed on January 7, 2010).

10.5	Consulting Agreement dated as of December 31, 2009 between Educational Investors, Inc. and Joseph Monaco (Incorporated by reference from our Current Report on Form 8-K, filed on January 7, 2010).

10.6	Form of Lock-Up Agreement (Incorporated by reference from our Current Report on Form 8-K, filed on January 7, 2010).

10.7	Form of Florham Consulting Corp. Management Stock Option Agreement (Incorporated by reference from our Current Report on Form 8-K, filed on January 7, 2010).

10.8	Form of Florham Consulting Corp. Management Stock Option Agreement for Joseph J. Bianco and Anil Narang (Incorporated by reference from our Current Report on Form 8-K, filed on January 7, 2010).

10.9	Form of Florham Consulting Corp. Director/Consultant Stock Option Agreement (Incorporated by reference from our Current Report on Form 8-K, filed on January 7, 2010).

10.10
Interest Purchase Agreement dated as of December 16, 2009 by and among Educational Investors, Inc., Florham Consulting Corp., TD Management, Inc. and Joseph Monaco (Incorporated by reference from our Current Report on Form 8-K, filed on January 7, 2010).

10.11	Employment Agreement dated as of December 31, 2009 between Training Direct, LLC and Ashok Narang (Incorporated by reference from our Current Report on Form 8-K, filed on January 7, 2010).

10.12	2009 Stock Incentive Plan of Florham Consulting Corp. (Incorporated by reference from our Preliminary Information Statement on Schedule 14C, filed on April 21, 2010).

10.13
Membership Interest Purchase Agreement dated as of May 21, 2010, among Florham Consulting Corp., Culinary Tech Center LLC, Professional Culinary Institute LLC, Educational Training Institute, Inc., Joseph Monaco and Harold Kaplan (Incorporated by reference from our Current Report on Form 8-K, filed on May 27, 2010).

10.14	Form of Employment Agreements with Joseph Monaco and Harold Kaplan (Incorporated by reference from our Current Report on Form 8-K, filed on May 27, 2010).

10.15	Form of Promissory Note of Florham Consulting Corp. dated as of June 30, 2010 (Incorporated by reference from our Current Report on Form 8-K, filed on July 1, 2010).

10.16	Form of Warrant to Purchase Shares of Common Stock of Florham Consulting Corp. dated as of June 30, 2010 (Incorporated by reference from our Current Report on Form 8-K, filed on July 1, 2010).

23.1	Consent of Hodgson Russ LLP (Included in Exhibit 5.1)

23.2	Consent of Raich Ende Malter & Co. LLP*

23.3	Consent of Raich Ende Malter & Co. LLP*

23.4	Consent of Raich Ende Malter & Co. LLP*

23.5	Consent of Raich Ende Malter & Co. LLP*

23.6	Consent of Steven F. Landau, CPA*

*Filed herewith

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)           If the Company is relying on Rule 430B:

(i)           Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b)           If the Company is subject to Rule 430C: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 30, 2010.

FLORHAM CONSULTING CORP.

By:	/s/ Joseph J. Bianco
Joseph J. Bianco Chief Executive Officer (Principal Executive Officer)

By:	/s/ Kellis Veach
Kellis Veach Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Joseph J. Bianco Joseph J. Bianco	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 30, 2010

/s/ Kellis Veach Kellis Veach	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	July 30, 2010

/s/ Anil K. Narang Anil K. Narang	President, Chief Operating Officer and Director	July 30, 2010

/s/ Dov Perlysky Dov Perlysky	Director	July 30, 2010

Howard Spindel	Director

/s/ David Cohen David Cohen	Director	July 30, 2010